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                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A)

                  OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-
   6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                     FLIGHTSAFETY INTERNATIONAL, INC.
             -----------------------------------------------------

             (Name of Registrant as Specified in its Charter)

                                  ------
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total Fee Paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:
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

                       FLIGHTSAFETY INTERNATIONAL, INC.
                              MARINE AIR TERMINAL
                               LAGUARDIA AIRPORT
                           FLUSHING, NEW YORK 11371

                                                         NOVEMBER 20, 1996

Dear FlightSafety International, Inc. Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of FlightSafety International, Inc. ("FlightSafety"), which will be held on Monday, December 23, 1996 at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York, at 3:00 p.m., New York City time (the "Special Meeting").

  At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), among FlightSafety, Berkshire Hathaway Inc. ("Berkshire") and NY Acquisition Sub Inc., a wholly owned subsidiary of Berkshire ("Merger Sub"). The Merger Agreement provides for the merger of FlightSafety with and into Merger Sub (the "Merger"), pursuant to which FlightSafety would become a wholly owned subsidiary of Berkshire.

  The Merger Agreement provides that each outstanding share of common stock, par value $.10 per share, of FlightSafety ("FlightSafety Common Stock"), other than shares as to which dissenters' rights may have been properly exercised and shares owned by FlightSafety, Berkshire or their respective subsidiaries, will be converted into the right to receive, subject to the limitation on cash consideration stated below, the following: (i) for FlightSafety shareholders electing to receive cash in exchange for such share, $50.00 in cash, (ii) for FlightSafety shareholders electing to receive Berkshire Class A Common Stock, par value $5.00 per share ("Berkshire Class A Stock"), in exchange for such share, that portion of a share of Berkshire Class A Stock determined by dividing $48.00 by the average of the high and low trading prices of Berkshire Class A Stock on the New York Stock Exchange Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the Special Meeting (the "Average Class A Stock Price") or (iii) for FlightSafety shareholders electing to receive Berkshire Class B Common Stock, par value $.1667 per share ("Berkshire Class B Stock"), in exchange for such share, that portion of a share of Berkshire Class B Stock determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30. To the extent that none of the foregoing elections to receive cash, Berkshire Class A Stock or Berkshire Class B Stock are effectively made, shares of FlightSafety Common Stock will be converted into Berkshire Class B Stock. No fractional shares of Berkshire Class A or Class B Stock will be issued in the Merger. In lieu of any fractional share of Berkshire Class A Stock, one or more whole shares of Berkshire Class B Stock will be issued to the extent possible, and cash will be paid for any fractional share interest for which Berkshire Class B Stock is not issued.

  In order for the Merger to qualify as a tax-free reorganization, not more than 58% of the total value of the consideration paid by Berkshire in the Merger will be paid in cash. If, based on the elections of FlightSafety shareholders, more than 58% of the total value of the consideration to be paid in the Merger would be in cash, the elections to receive cash will be subject to adjustment and certain FlightSafety shareholders electing to receive cash will receive a combination of cash and Berkshire Class B Stock to the extent necessary to reduce the cash portion of the Merger consideration to 58%, as more fully described in the attached Proxy Statement/Prospectus.

  A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS AND THE FULL BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FLIGHTSAFETY AND ITS SHAREHOLDERS, HAVE UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

  In view of the importance of the action to be taken at the Special Meeting, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus, which contains information about FlightSafety and Berkshire and describes in detail the Merger and certain related matters.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED WHITE, POSTAGE PREPAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND, IF YOU WISH, VOTE YOUR SHARES OF FLIGHTSAFETY COMMON STOCK IN PERSON.

  A FORM OF ELECTION ON WHICH TO ELECT TO RECEIVE CASH, BERKSHIRE CLASS A STOCK OR BERKSHIRE CLASS B STOCK IN EXCHANGE FOR YOUR SHARES OF FLIGHTSAFETY COMMON STOCK AND A MANILA ENVELOPE FOR RETURNING THE FORM OF ELECTION ARE ENCLOSED. IF YOU MAKE NO INDICATION AND THE MERGER IS APPROVED, YOU WILL RECEIVE BERKSHIRE CLASS B STOCK (AND/OR CASH IN LIEU OF A FRACTIONAL SHARE) AS THE MERGER CONSIDERATION. YOU ARE URGED TO RETURN THE FORM OF ELECTION, ACCOMPANIED BY ALL REQUIRED DOCUMENTS, NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 1996, IN ORDER TO ENSURE THAT THE FORM OF ELECTION WILL BE RECEIVED BY THE ELECTION DEADLINE.

  We look forward to seeing you at the Special Meeting.

                                          Sincerely yours,

                                          /s/ A. L. Ueltschi

                                          A. L. Ueltschi
                                          President and Chairman of the Board

                            YOUR VOTE IS IMPORTANT.
   PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE WHITE ENVELOPE.

SHAREHOLDERS  SHOULD NOT SEND  STOCK CERTIFICATES WITH  THEIR PROXY CARDS.  TO
 MAKE  AN ELECTION AMONG CASH, BERKSHIRE CLASS A STOCK AND BERKSHIRE  CLASS B
  STOCK,  SHAREHOLDERS  MUST ENCLOSE  THEIR  STOCK CERTIFICATE(S)  WITH  THE
   ENCLOSED FORM OF ELECTION IN THE MANILA ENVELOPE.

                       FLIGHTSAFETY INTERNATIONAL, INC.
                              MARINE AIR TERMINAL
                               LAGUARDIA AIRPORT
                           FLUSHING, NEW YORK 11371

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON DECEMBER 23, 1996

To the Shareholders of FlightSafety International, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of FlightSafety International, Inc. ("FlightSafety") will be held on Monday, December 23, 1996 at 3:00 p.m., New York City time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), among FlightSafety, Berkshire Hathaway Inc. ("Berkshire") and NY Acquisition Sub Inc., a wholly owned subsidiary of Berkshire ("Merger Sub"). The Merger Agreement provides for the merger of FlightSafety with and into Merger Sub (the "Merger"), pursuant to which FlightSafety would become a wholly owned subsidiary of Berkshire. If the Merger Agreement is approved and adopted and the Merger is consummated, each outstanding share of common stock, par value $.10 per share, of FlightSafety ("FlightSafety Common Stock"), other than shares as to which dissenters' rights have been properly exercised and shares owned by FlightSafety, Berkshire or their respective subsidiaries, will be converted into the right to receive, subject to the limitation on cash consideration stated below, the following: (i) for shareholders electing to receive cash, $50.00 in cash, (ii) for shareholders electing to receive Berkshire Class A Common Stock, par value $5.00 per share ("Berkshire Class A Stock"), that portion of a share of Berkshire Class A Stock determined by dividing $48.00 by the average of the high and low trading prices of Berkshire Class A Stock on the New York Stock Exchange Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the Special Meeting (the "Average Class A Stock Price") or (iii) for shareholders electing to receive Berkshire Class B Common Stock, par value $.1667 per share ("Berkshire Class B Stock"), that portion of a share of Berkshire Class B Stock determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30. TO THE EXTENT THAT NONE OF THE FOREGOING ELECTIONS TO RECEIVE CASH, BERKSHIRE CLASS A STOCK OR BERKSHIRE CLASS B STOCK ARE EFFECTIVELY MADE, SHARES OF FLIGHTSAFETY COMMON STOCK WILL BE CONVERTED INTO BERKSHIRE CLASS B STOCK. No fractional shares of Berkshire Class A or Class B Stock will be issued in the Merger. In lieu of any fractional share of Berkshire Class A Stock, one or more whole shares of Berkshire Class B Stock will be issued to the extent possible, and cash will be paid for any fractional share interest for which Berkshire Class B Stock is not issued. In order for the Merger to qualify as a tax-free reorganization, not more than 58% of the total value of the consideration paid by Berkshire in the Merger will be paid in cash. If, based on the elections of FlightSafety shareholders, more than 58% of the total value of the consideration to be paid in the Merger would be paid in cash, elections to receive cash will be subject to adjustment and certain shareholders electing to receive cash will receive a combination of cash and Berkshire Class B Stock to the extent necessary to reduce the cash portion of the Merger consideration to 58%, as more fully described in the attached Proxy Statement/Prospectus.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

  Shareholders of record of FlightSafety Common Stock at the close of business on November 18, 1996 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of FlightSafety Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement.

  Shareholders can dissent from the Merger and demand payment of the "fair value" of their shares if the Merger Agreement is approved and the Merger consummated. The ability to receive such payment is contingent upon strict compliance with the requirements of Section 623 of the New York Business Corporation Law. THE FIRST STEP IN PERFECTING THE RIGHT TO DISSENT MUST BE TAKEN PRIOR TO THE TIME THE VOTE ON THE MERGER AGREEMENT IS TAKEN AT THE SPECIAL MEETING. The full text of Section 623 is set forth in Annex III of the attached Proxy Statement/Prospectus. For a summary of these requirements, see "THE SPECIAL MEETING--Dissenting Shareholders' Rights of Appraisal" in the Proxy Statement/Prospectus.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE PREPAID, WHITE ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                          Peter P. Mullen
                                          Secretary

Flushing, New York

November 20, 1996

 DO NOT SEND  STOCK CERTIFICATES  WITH YOUR PROXY  CARD. TO  MAKE AN ELECTION
  AMONG  CASH,  BERKSHIRE  CLASS  A  STOCK  AND  BERKSHIRE  CLASS  B  STOCK,
   SHAREHOLDERS  MUST  ENCLOSE  THEIR  STOCK  CERTIFICATE(S)  AND  FORM  OF
    ELECTION IN THE  MANILA ENVELOPE. YOU ARE URGED TO  RETURN THE FORM OF
     ELECTION, ACCOMPANIED BY ALL  REQUIRED DOCUMENTS, NO LATER THAN 5:00
      P.M.,  NEW  YORK CITY  TIME, ON  DECEMBER 19,  1996,  IN ORDER  TO
       ENSURE  THAT  THE  FORM OF  ELECTION  WILL  BE RECEIVED  BY  THE
         ELECTION DEADLINE.

                       FLIGHTSAFETY INTERNATIONAL, INC.
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON DECEMBER 23, 1996
                                ---------------
                            BERKSHIRE HATHAWAY INC.
                                  PROSPECTUS
                             CLASS A COMMON STOCK
                             CLASS B COMMON STOCK

  This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of FlightSafety International, Inc., a New York corporation ("FlightSafety"), in connection with the solicitation of proxies by the Board of Directors of FlightSafety (the "FlightSafety Board") for use at the special meeting of shareholders of FlightSafety, including any and all adjournment(s) or postponement(s) thereof, to be held on Monday, December 23, 1996 (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of FlightSafety with and into NY Acquisition Sub Inc. ("Merger Sub"), a New York corporation and wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"), pursuant to the Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), among Berkshire, Merger Sub and FlightSafety.

  At the Effective Time (as defined) of the Merger, and subject to the limitation that not more than 58% of the total value of the consideration paid in the Merger be paid in cash (see "THE MERGER--Cash Limitation"), each outstanding share of common stock, par value $.10 per share, of FlightSafety ("FlightSafety Common Stock"), other than shares owned by FlightSafety, any subsidiary of FlightSafety, Berkshire, Merger Sub or any other subsidiary of Berkshire or any Dissenting Shares (as defined), will be converted, (a) at the election of the holder thereof, into the right to receive either (i) $50.00 in cash, (ii) the portion of a share of Class A Common Stock, par value $5.00 per share, of Berkshire ("Berkshire Class A Stock"), determined by dividing $48.00 by the Average Class A Stock Price (as defined) or (iii) the portion of a share of Class B Common Stock, par value $.1667 per share, of Berkshire ("Berkshire Class B Stock" and together with the Berkshire Class A Stock, the "Berkshire Common Stock"), determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30 or (b) to the extent that none of the foregoing elections are effectively made, shares of Berkshire Class B Stock on the same basis as in clause (a)(iii) above. The "Average Class A Stock Price" means the average of the high and low trading prices of the Berkshire Class A Stock on the New York Stock Exchange ("NYSE") Composite Tape for each of the five trading days ending on the trading day which is the last business day prior to the Special Meeting. In lieu of fractional shares of Berkshire Class A Stock or Class B Stock, one or more whole shares of Berkshire Class B Stock will be issued to the extent possible, and cash will be paid for any fractional share interest for which Berkshire Class B Stock is not issued. See "THE MERGER--Fractional Shares."

  This Proxy Statement/Prospectus also constitutes a prospectus of Berkshire as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Berkshire Common Stock issuable in the Merger.

  Berkshire and FlightSafety Common Stock are listed for trading on the NYSE. On October 14, 1996, the last trading day prior to the execution of the Merger Agreement, the last reported sale prices of Berkshire Class A Stock, Berkshire Class B Stock and FlightSafety Common Stock, as reported on the NYSE Composite Tape, were $31,900, $1,065 and $43 7/8, respectively. On November 19, 1996, the last trading day prior to the first mailing of this Proxy Statement/Prospectus, the last reported per share sale prices, as reported on the NYSE Composite Tape, of Berkshire Class A Stock, Berkshire Class B Stock and FlightSafety Common Stock were $33,400, $1,112 and $49 3/8, respectively. For a description of Berkshire Common Stock, see "DESCRIPTION OF BERKSHIRE COMMON STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF BERKSHIRE COMMON STOCK AND FLIGHTSAFETY COMMON STOCK."

  This Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to shareholders on or about November 20, 1996.
                                ---------------

SEE "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS" STARTING ON PAGE 12 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHAREHOLDERS SHOULD CAREFULLY CONSIDER IN EVALUATING THE MERGER.
                                ---------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR BY  ANY  STATE SECURITIES  COMMISSION NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED    UPON    THE   ACCURACY    OR    ADEQUACY    OF   THIS    PROXY
    STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.
                                ---------------

    The date of this Proxy Statement/Prospectus is November 20, 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BERKSHIRE, MERGER SUB, OR FLIGHTSAFETY. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BERKSHIRE, MERGER SUB, OR FLIGHTSAFETY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

  THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO BERKSHIRE HAS BEEN PROVIDED BY BERKSHIRE. THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO FLIGHTSAFETY HAS BEEN PROVIDED BY FLIGHTSAFETY. NEITHER BERKSHIRE NOR FLIGHTSAFETY WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY.

                             AVAILABLE INFORMATION

  Berkshire and FlightSafety are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Commission. All such reports, proxy and information statements, and other information filed by Berkshire and FlightSafety with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Berkshire Class A Stock, the Berkshire Class B Stock and FlightSafety Common Stock are listed on the NYSE. Reports, proxy and information statements, and other information concerning Berkshire and FlightSafety should be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Berkshire and FlightSafety, both of which file electronically with the Commission.

  Under the rules and regulations of the Commission, the solicitation of the shareholders of FlightSafety to approve the Merger Agreement and the Merger constitutes an offering of Berkshire Common Stock to be issued in conjunction with the Merger. Berkshire has filed with the Commission the Registration Statement to register the offering of Berkshire Common Stock issuable in the Merger under the Securities Act. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Berkshire with the Commission (File No. 1-10125) are incorporated herein by reference: (i) Berkshire's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) Berkshire's Current Report on Form 8-K filed on January 16, 1996, (iii) Berkshire's Current Report on Form 8-K filed on February 15, 1996, (iv) Berkshire's Current Report on Form 8-K filed on March 27, 1996, (v) Berkshire's Current Report on Form 8-K filed on July 26, 1996, (vi) Berkshire's Current Report on Form 8-K filed on October 16, 1996, (vii) Berkshire's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (viii) Berkshire's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, and (ix) Berkshire's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

  The following documents filed by FlightSafety with the Commission (File No. 1-6222) are incorporated herein by reference: (i) FlightSafety's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) FlightSafety's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (iii) FlightSafety's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, (iv) FlightSafety's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, (v) FlightSafety's Current Report on Form 8-K filed on October 16, 1996 and (vi) the description of FlightSafety Common Stock contained in the Registration Statement on Form 8-A filed on June 6, 1980.

  All documents filed by Berkshire and FlightSafety pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus, and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part of this Proxy Statement/Prospectus from the date of filing of such documents.

  Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). WRITTEN OR ORAL REQUESTS, IN THE CASE OF DOCUMENTS RELATING TO BERKSHIRE, SHOULD BE DIRECTED TO JERRY W. HUFTON, ASSISTANT SECRETARY, BERKSHIRE HATHAWAY INC., 1440 KIEWIT PLAZA, OMAHA, NEBRASKA 68131 (TELEPHONE NO. (402) 346-1400, FACSIMILE NO.: (402) 346-3375).
WRITTEN OR ORAL REQUESTS, IN THE CASE OF DOCUMENTS RELATING TO FLIGHTSAFETY, SHOULD BE DIRECTED TO THOMAS A. EFF, ASSISTANT SECRETARY, FLIGHTSAFETY INTERNATIONAL, INC., MARINE AIR TERMINAL, LAGUARDIA AIRPORT, FLUSHING, NEW YORK 11371, (TELEPHONE NO.: (718) 565-4116, FACSIMILE NO.: (718) 565-4134). IN
ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY DECEMBER 13, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   i
INCORPORATION BY REFERENCE................................................  ii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Special Meeting.....................................................   2
  The Merger..............................................................   2
  Dissenting Shareholders' Rights of Appraisal............................   5
  Conflicts of Interest...................................................   5
  Certain Risk Factors and Investment Considerations......................   6
  Berkshire Selected Consolidated Financial Data..........................   7
  FlightSafety Selected Consolidated Financial Data.......................   9
  Comparative Stock Prices................................................  10
  Comparative Historical and Pro Forma Per Share Data.....................  11
CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS........................  12
FLIGHTSAFETY RECENT DEVELOPMENTS .........................................  13
THE SPECIAL MEETING.......................................................  14
  General.................................................................  14
  Record Date; Stock Entitled to Vote; Quorum.............................  14
  Vote Required...........................................................  14
  Proxies; Revocability of Proxies........................................  14
  Dissenting Shareholders' Rights of Appraisal............................  15
  Solicitation of Proxies; General........................................  16
THE MERGER................................................................  16
  Background of the Merger................................................  16
  Reasons for the Merger; Recommendation of the FlightSafety Board and the
   Special Committee......................................................  18
  FlightSafety Financial Advisors.........................................  20
  Opinion of Merrill Lynch................................................  20
  Form of the Merger......................................................  24
  Merger Consideration....................................................  25
  Cash Limitation.........................................................  25
  Election Procedures; Surrender of FlightSafety Common Stock
   Certificates...........................................................  26
  Fractional Shares.......................................................  29
  Effective Time..........................................................  29
  Stock Exchange Listing..................................................  29
  Certain Federal Income Tax Considerations...............................  29
  Treatment of FlightSafety Employee Stock Options........................  32
  Conflicts of Interest...................................................  32
  Security Ownership of Certain Beneficial Owners and Management..........  33
  Accounting Treatment....................................................  35
  Approvals and Consents..................................................  35
  Dissenting Shareholders' Rights of Appraisal............................  35
  Delisting and Deregistration of FlightSafety Common Stock...............  38
  Resales of Berkshire Common Stock.......................................  38
CERTAIN PROVISIONS OF THE MERGER AGREEMENT................................  39
  Certain Representations and Warranties..................................  39
  Conduct of Business Pending Merger......................................  39
  Indemnification.........................................................  40
  Conditions to Consummation of the Merger................................  40
  No Solicitation.........................................................  42

                                                                           PAGE
                                                                           ----
  Board of Directors and Officers of Surviving Corporation................  42
  Termination.............................................................  43
  Fees and Expenses.......................................................  43
  Amendment and Waiver....................................................  43
CAPITALIZATION............................................................  44
BUSINESS OF BERKSHIRE.....................................................  44
BUSINESS OF FLIGHTSAFETY..................................................  48
DESCRIPTION OF BERKSHIRE COMMON STOCK.....................................  48
COMPARISON OF THE RIGHTS OF HOLDERS OF BERKSHIRE AND FLIGHTSAFETY COMMON
 STOCK....................................................................  50
EXPERTS...................................................................  56
LEGAL MATTERS.............................................................  56
SHAREHOLDER PROPOSALS FOR 1997 FLIGHTSAFETY ANNUAL MEETING................  56

                                LIST OF ANNEXES

ANNEX I    Agreement and Plan of Merger
ANNEX II   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
ANNEX III  Section 623 of the New York Business Corporation Law relating to Dissenters' Appraisal Rights

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes, or in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement/ Prospectus, the Annexes and the documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes, and the documents incorporated herein by reference, in their entirety. Capitalized terms used in this Summary and not defined shall have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus.

THE COMPANIES

  Berkshire Hathaway Inc. Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries, including GEICO Corporation, the seventh largest auto insurer in the United States. Investment portfolios of Berkshire's insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies. Such investments at September 30, 1996 included approximately 10% of the capital stock of American Express Company, approximately 8% of the capital stock of The Coca-Cola Company, approximately 3 1/2% of the capital stock of The Walt Disney Company, approximately 9% of the capital stock of Federal Home Loan Mortgage Corporation, approximately 11% of the capital stock of The Gillette Company, approximately 16% of the capital stock of The Washington Post Company, approximately 8% of the common stock of Wells Fargo & Company, and common and convertible preferred stock of Salomon Inc having approximately 18% of the total voting power of that company. Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.

  Additionally, Berkshire publishes the Buffalo News, a daily and Sunday newspaper in upstate New York. Other business activities conducted by non-insurance subsidiaries include publication and distribution of encyclopedias and related educational and instructional material (World Book and Childcraft products), manufacture and marketing of home cleaning systems and related accessories (sold principally under the Kirby name), manufacture and sale of boxed chocolates and other confectionery products (See's Candies), retailing of home furnishings (Nebraska Furniture Mart and R.C. Willey Home Furnishings), manufacture and distribution of uniforms (Fechheimer Brothers Company), manufacture, import and distribution of footwear (H.H. Brown Shoe Company, Lowell Shoe, Inc. and Dexter Shoe Company), retailing of fine jewelry (Borsheim's Jewelry Company and Helzberg's Diamond Shops) and manufacture and distribution of air compressors, air tools and painting systems (Campbell Hausfeld products). Berkshire also owns a number of other businesses engaged in a variety of activities.

  Operating decisions for the various insurance and non-insurance businesses of Berkshire are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, Berkshire's Chairman, in consultation with Charles T. Munger, its Vice-Chairman. Berkshire's principal executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400. See "BUSINESS OF BERKSHIRE."

  FlightSafety International, Inc. FlightSafety provides high-technology training to operators of aircraft and ships. With its worldwide clients including corporations, airlines, the military and government agencies, FlightSafety utilizes total training systems, including sophisticated simulators and training devices, computer-based training and professional instructors. Such total training systems are designed to enable FlightSafety's customers to learn, practice and perfect normal and emergency procedures. FlightSafety operates 35 learning centers in the United States, Canada and Europe and owns and operates the largest civil aviation simulator fleet in the world, consisting of more than 170 simulators and training devices. FlightSafety is also engaged in the design, manufacture and sale of full-motion flight simulators and other training equipment and visual displays and systems for flight simulators. FlightSafety's principal executive offices are located at Marine Air Terminal, LaGuardia Airport, Flushing, New York 11371, and its telephone number is (718) 565-4100. See "BUSINESS OF FLIGHTSAFETY."

  NY Acquisition Sub Inc. Merger Sub was incorporated in October 1996 for the sole purpose of consummating the Merger and has engaged in no other business.

THE SPECIAL MEETING

  Time, Date and Place; Matters to be Considered; Record Date. The Special Meeting of shareholders of FlightSafety is scheduled to be held at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York on December 23, 1996 at 3:00 p.m., New York City time. At the Special Meeting, shareholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may be properly brought before the meeting. Shareholders of record at the close of business on November 18, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING--General" and "--Record Date; Stock Entitled to Vote; Quorum."

  Vote Required; Quorum. As of the Record Date, there were 30,189,724 shares of FlightSafety Common Stock outstanding and entitled to vote at the Special Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at the Special Meeting is required to approve the Merger Agreement. It is expected that all of the 10,045,260 shares of FlightSafety Common Stock (excluding 166,745 shares underlying stock options) beneficially owned by directors and executive officers of FlightSafety at the close of business on the Record Date (33.3% of the outstanding shares) will be voted for approval and adoption of the Merger Agreement. The presence, in person or by proxy, of the holders of one-third of the total number of issued and outstanding shares entitled to vote at the Special Meeting will constitute a quorum. Under applicable New York law, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. Approval of the Merger by the Berkshire shareholders is not required. See "THE SPECIAL MEETING--Record Date; Stock Entitled to Vote; Quorum" and "--Vote Required."

THE MERGER

  Form of the Merger; Effective Time. If the approval of shareholders is obtained and all other conditions to the Merger are satisfied or waived, FlightSafety will be merged with and into Merger Sub, with Merger Sub being the surviving corporation after the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Berkshire. The Merger will become effective upon the filing of a certificate of merger with the Department of State of the State of New York in accordance with applicable law or on such later date as the certificate may specify (the "Effective Time"). The name of the Surviving Corporation will be changed to FlightSafety International, Inc. See "THE MERGER--Form of the Merger" and "--Effective Time."

  Merger Consideration. The Merger Agreement provides that, as of the Effective Time and subject to the limitation that not more than 58% of the total value of the consideration paid in the Merger be paid in cash, each outstanding share of FlightSafety Common Stock (other than shares owned by FlightSafety, any subsidiary of FlightSafety, Berkshire, Merger Sub or any other subsidiary of Berkshire or any Dissenting Shares) will be converted, at the election of the holder thereof, into the right to receive (i) $50.00 in cash (the "Cash Consideration"), (ii) the portion of a share of Berkshire Class A Stock determined by dividing $48.00 by the Average Class A Stock Price (the "Class A Stock Consideration") or (iii) the portion of a share of Berkshire Class B Stock determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30 (the "Class B Stock Consideration," and together with the Class A Stock Consideration, the "Stock Consideration"). To the extent that none of the foregoing elections is effectively made, shares of FlightSafety Common Stock will be converted into Berkshire Class B Stock. No fractional shares of Berkshire Class A Stock or Class B Stock will be issued in the Merger. In lieu thereof, shareholders will receive Berkshire Class B Stock and/or cash. See "THE MERGER--Fractional Shares" and "--Merger Consideration."

  Elections. To be effective, an election must be made on a properly completed and signed Form of Election received by the Exchange Agent by 5:00 p.m., New York City time, on the last business day prior to the date of the Special Meeting and accompanied by the certificates representing shares of FlightSafety Common Stock (duly endorsed in blank or otherwise in a form acceptable for transfer) as to which election is being made (or an appropriate guarantee of delivery). Shareholders can indicate on the Form of Election whether they wish to receive the Cash Consideration, the Class A Stock Consideration or the Class B Stock Consideration. If none of the elections is effectively made, the Class B Stock Consideration (and/or cash in lieu of a fractional share of Berkshire Class B Stock) will be issued and delivered in the Merger. See "The MERGER-- Election Procedures; Surrender of FlightSafety Common Stock Certificates."

  SHAREHOLDERS ARE URGED TO DELIVER TO THE EXCHANGE AGENT A PROPERLY COMPLETED FORM OF ELECTION, ACCOMPANIED BY ALL REQUIRED DOCUMENTS, NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 1996. PLEASE USE THE MANILA ENVELOPE FOR SENDING THE FORM OF ELECTION AND REQUIRED DOCUMENTS.

  Cash Limitation. The election to receive the Cash Consideration will be subject to adjustment so that the Total Cash Consideration (as defined) paid to all FlightSafety shareholders in the Merger will not exceed 58% (the "Cash Limitation") of the sum of (i) the Total Cash Consideration, (ii) the Total Class A Merger Consideration (as hereinafter defined), and (iii) the Total Class B Merger Consideration (as hereinafter defined). See "THE MERGER--Cash Limitation." If the Cash Limitation is exceeded, then shareholders electing the Cash Consideration who hold a sufficient number of shares of FlightSafety Common Stock to receive as part of the Merger Consideration (as defined) at least one share of Berkshire Class B Stock will receive one such share in lieu of the cash election. If that procedure is not sufficient to reduce the Cash Consideration to an amount equal to or less than the Cash Limitation, then each shareholder electing the Cash Consideration who holds a sufficient number of shares of FlightSafety Common Stock to receive as part of the Merger Consideration at least two whole shares of Berkshire Class B Stock, and to the extent necessary more than two shares, will receive such shares until the Cash Consideration is equal to or less than the Cash Limitation. For a more detailed description, see "THE MERGER--Cash Limitation; Surrender of FlightSafety Common Stock Certificates." There can be no assurance that each shareholder will receive only the Cash Consideration if such shareholder makes a Cash Election. See "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS." However, shareholders who elect to receive the Class A Stock Consideration will receive their entire consideration (except for the issuance of shares of Berkshire Class B Stock and cash paid in lieu of fractional shares of Berkshire Class A Stock) in shares of the Berkshire Class A Stock and will not be subject to such allocation procedure. The receipt of cash may be taxable. See "THE MERGER--Certain Federal Income Tax Considerations."

  Recommendation of the FlightSafety Board and the Special Committee. The FlightSafety Board, upon the unanimous recommendation of a special committee of independent directors (the "Special Committee"), has determined that the Merger is fair to and in the best interests of FlightSafety and its shareholders. Accordingly, the FlightSafety Board has unanimously adopted the Merger Agreement and recommends that the shareholders vote to approve and adopt the Merger Agreement at the Special Meeting. See "THE MERGER--Background of the Merger" and "--Reasons for the Merger; Recommendation of the FlightSafety Board and the Special Committee."

  Financial Advisors to the Special Committee. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Morgan Lewis Githens & Ahn ("Morgan Lewis") acted as financial advisors to the Special Committee in connection with the Merger. On October 14, 1996, Merrill Lynch delivered its oral opinion (subsequently confirmed in writing) to the Special Committee, to the effect that, as of such date and based upon the assumptions made, matters considered and certain limitations on the scope of review in connection with such opinion, the aggregate amount of cash, shares of Berkshire Class A Stock and shares of Berkshire Class B Stock (collectively, the "Merger Consideration") to be received by FlightSafety shareholders (other than Berkshire and its affiliates) in the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Merrill Lynch which sets forth the assumptions made, matters considered, and limitations on the scope of review undertaken by Merrill Lynch is attached as Annex II. Shareholders are urged to, and should, read such opinion in its entirety. Morgan Lewis' engagement did not include the rendering of a fairness opinion. See "The MERGER--FlightSafety Financial Advisors" and "--Opinion of Merrill Lynch."

  Conditions to the Merger. The obligations of Berkshire, Merger Sub and FlightSafety to consummate the Merger are subject to various conditions, including, without limitation, (i) obtaining FlightSafety shareholder approval,
(ii) absence of any order or other legal restraint or prohibition preventing the consummation of the Merger, (iii) execution and delivery by A. L. Ueltschi, Chairman and President of FlightSafety, and his best efforts to cause specified members of his family to execute and deliver, to Berkshire an agreement which prohibits the disposition of Berkshire Common Stock (except under certain circumstances) for a two-year period following the Effective Time and (iv) receipt by FlightSafety and Berkshire of opinions of their respective counsel to the effect that, on the basis of facts, representations, assumptions, and agreements set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that Berkshire, Merger Sub and FlightSafety will each be a party to the reorganization within the meaning of Section 368(b) of the Code. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "THE MERGER--Approvals and Consents."

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of Berkshire and FlightSafety or (ii) by either Berkshire or FlightSafety (a) if any court or other governmental entity has issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger or (b) if the Merger has not been consummated on or before March 31, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder).

  The Merger Agreement also may be terminated by FlightSafety under the following circumstances: (i) the failure of Berkshire or Merger Sub to perform any of their respective material obligations under the Merger Agreement or (ii) if after the receipt of an unsolicited proposal (a "Transaction Proposal") by a third party to merge with or acquire a substantial equity interest in, or a substantial portion of the assets of, FlightSafety, the FlightSafety Board withdraws or modifies its recommendation of the Merger Agreement and the Merger (provided that the FlightSafety Board has concluded in good faith, after consulting with and considering the advice of outside legal counsel, that such action is required in the exercise of its fiduciary duties to FlightSafety shareholders). See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination."

  The Merger Agreement may also be terminated by Berkshire (i) if the required approval of the FlightSafety shareholders has not been obtained, (ii) if FlightSafety fails to perform any of its material obligations under the Merger Agreement, (iii) if the FlightSafety Board (a) withdraws, modifies or amends, in a manner adverse to Berkshire, its approval or recommendation of the Merger Agreement or the Merger or (b) recommends any Transaction Proposal from a third party other than Berkshire or (iv) if FlightSafety exercises certain rights with respect to a Transaction Proposal from a third party and continues discussions with any third party regarding such Transaction Proposal for more than 10 business days after receiving such Transaction Proposal or fails to reject any publicly disclosed Transaction Proposal made by a third party within 10 business days after receiving such Transaction Proposal. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--No Solicitation" and "--Termination."

  Certain Federal Income Tax Considerations. The obligations of Berkshire, Merger Sub and FlightSafety to consummate the Merger are subject to the receipt by Berkshire and FlightSafety of the opinions of their respective counsel to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to therein, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of
Section 368 of the Code, and Berkshire, Merger Sub and FlightSafety will each be a party to the reorganization within the meaning of Section 368(b) of the Code. See "CERTAIN PROVISIONS OF THE

MERGER AGREEMENT--Conditions to Consummation of the Merger." If the Merger so qualifies, then, in general (i) a shareholder who exchanges shares solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted basis in the shares of FlightSafety Common Stock surrendered therefor, (ii) a shareholder who exchanges shares solely for shares of Berkshire Common Stock will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Berkshire Class B Stock and (iii) a shareholder who exchanges shares for a combination of Berkshire Common Stock and cash will recognize gain equal to the lesser of (a) the excess of the sum of the cash and fair market value of Berkshire Common Stock received over the tax basis in the shares exchanged and (b) the amount of cash received. Certain exceptions and/or other considerations may apply to the above. See "THE MERGER--Certain Federal Income Tax Considerations."

  Stock Exchange Listing. Berkshire will file an application to list the shares of Berkshire Common Stock to be issued in connection with the Merger on the NYSE, subject to the official notice of issuance. The shares of Berkshire Class A Stock and Class B Stock are traded on the NYSE under the symbols "BRK.A" and "BRK.B," respectively.

  Accounting Treatment. The Merger will be accounted for by Berkshire under the purchase method of accounting in accordance with Accounting Principles Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the aggregate consideration paid by Berkshire in the Merger will be allocated to FlightSafety's assets and liabilities based on their fair market values at the Effective Time, with any excess being treated as goodwill. The assets and liabilities and results of operations of FlightSafety will be consolidated into the assets and liabilities and results of operations of Berkshire commencing at the Effective Time.

  Regulatory Approvals Required. Pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), Berkshire and FlightSafety each filed on October 28, 1996 with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") a Notification and Report Form with respect to the Merger. On November 8, 1996, the FTC notified FlightSafety that the HSR waiting period had been terminated. See "THE MERGER--Approvals and Consents."

DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

  Shareholders of FlightSafety will be entitled to exercise dissenters' rights of appraisal if the Merger Agreement is approved and adopted and the Merger consummated and to have their shares appraised by a court and to receive payment for the "fair value" of their shares as determined by such court. To exercise such rights, a shareholder must not vote to approve and adopt the Merger Agreement and must comply with certain statutory procedures within time periods specified in the appraisal provisions of New York law. The value determined in such appraisal could be more than, the same as or less than the value of the consideration to be received pursuant to the Merger Agreement by FlightSafety shareholders who do not dissent from the Merger. For a summary of the provisions of Section 623 of the New York Business Corporation Law ("NYBCL") relating to appraisal rights, see "THE MERGER--Dissenting Shareholders' Rights of Appraisal." A copy of Section 623 of the NYBCL is attached as Annex III. FlightSafety shareholders are urged to, and should, read such Section 623 carefully in its entirety.

CONFLICTS OF INTEREST

  Certain executive officers and directors of FlightSafety, including Messrs. A.L. Ueltschi, John A. Morgan and Bruce N. Whitman, have interests in the Merger in addition to their interests as shareholders of FlightSafety. Such interests relate, among other things, to provisions in the Merger Agreement regarding compensation plans, severance agreements, the exchange of exercisable outstanding options to purchase FlightSafety Common Stock for cash or for exercisable options to purchase shares of Berkshire Class B Stock and the release of restricted FlightSafety Common Stock from such restrictions. Mr. Morgan, a director of FlightSafety, is a partner in

Morgan Lewis, one of the Special Committee's financial advisors which will receive certain fees in that connection. See "THE MERGER--FlightSafety Financial Advisors." Mr. Ueltschi, the Chairman and President of FlightSafety and its largest shareholder, has publicly stated that he intends to vote for approval and adoption of the Merger Agreement and elect to receive Berkshire Class A Stock in the Merger and Berkshire has stated that it expects Mr. Ueltschi to continue as President of FlightSafety following the Merger. See "THE MERGER--Conflicts of Interest" and "--Background of the Merger."

CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS

  In considering whether to vote for approval of the Merger Agreement, shareholders of FlightSafety should carefully consider the following matters:
(i) the value of Berkshire Common Stock at the Effective Time may vary from its price at the time of the determination of the Average Class A Stock Price, the date of this Proxy Statement/Prospectus and the date of the Special Meeting;
(ii) each share of Berkshire Class A Stock is convertible into 30 shares of Berkshire Class B Stock, but shares of Berkshire Class B Stock are not convertible into shares of Berkshire Class A Stock or any other security; (iii) if the Cash Limitation is exceeded, then certain FlightSafety shareholders electing to receive the Cash Consideration will not receive the Cash Consideration for all of their shares of FlightSafety Common Stock but will receive a combination of cash and Berkshire Class B Stock; (iv) the past growth rate of Berkshire's book value per share is not indicative of future results of Berkshire; (v) if for any reason the services of key management personnel of Berkshire, such as Warren E. Buffet, Charles T. Munger or Ajit Jain, were to become unavailable to Berkshire, there could be a material adverse effect on Berkshire and on the market price of Berkshire Common Stock; (vi) Berkshire's "super-cat" insurance business is virtually certain to produce huge losses in some years in the future; (vii) Berkshire's insurance subsidiaries keep an unusually high percentage of their assets in common stock and diversify their portfolios far less than is conventional and thus a significant decline in the general stock market could have a material adverse effect on the price of Berkshire Common Stock; and (viii) FlightSafety shareholders who receive Berkshire Class B Stock will not participate in a shareholder-designated charitable contributions program that is available to holders of Berkshire Class A Stock. See "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS."

                 BERKSHIRE SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data which follows should be read in conjunction with the restated audited consolidated financial statements and accompanying notes and the unaudited condensed consolidated financial statements and accompanying notes of Berkshire in the documents which are incorporated by reference in this Proxy Statement/Prospectus. Berkshire's consolidated financial statements for the years ended December 31, 1991 through December 31, 1995 and the nine months ended September 30, 1995 have been restated to account for Berkshire's acquisition of GEICO Corporation on January 2, 1996. The condensed consolidated financial statements of Berkshire as of September 30, 1996 and September 30, 1995 and for the periods then ended are unaudited; however, in Berkshire's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                          NINE MONTHS ENDED
                            SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                          --------------------  ------------------------------------------------------
                            1996        1995      1995      1994         1993         1992      1991
                          --------    --------  --------  --------     --------     --------  --------
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Sales and service
   revenues.............  $2,137.0    $1,871.4  $2,755.9  $2,351.9     $1,962.9     $1,774.4  $1,651.1
  Insurance premiums
   earned...............   2,904.8       579.4     957.5     923.2        650.7        664.3     776.4
  Interest, dividend and
   other investment
   income...............     582.5       456.1     629.2     519.0        520.7        485.5     482.8
  Income from finance
   businesses...........      16.9        21.5      26.6      24.9         22.2         20.7      19.5
  Realized investment
   gain(1)..............   2,428.6(2)    141.2     194.1      91.3        546.4         89.9     192.5
                          --------    --------  --------  --------     --------     --------  --------
  Total revenues........  $8,069.8    $3,069.6  $4,563.3  $3,910.3     $3,702.9     $3,034.8  $3,122.3
                          ========    ========  ========  ========     ========     ========  ========
EARNINGS:
  Before realized
   investment gain and
   cumulative effect of
   accounting change....  $  555.3    $  435.5  $  669.9  $  491.9(3)  $  520.2(4)  $  400.8  $  382.8
  Realized investment
   gain(1)..............   1,568.6(2)     90.2     125.0      61.1        356.7         59.6     124.2
  Cumulative effect of
   change in accounting
   for income taxes.....        --          --        --        --        (33.3)          --        --
                          --------    --------  --------  --------     --------     --------  --------
  Net earnings..........  $2,123.9    $  525.7  $  794.9  $  553.0     $  843.6     $  460.4  $  507.0
                          ========    ========  ========  ========     ========     ========  ========
SOURCES OF NET EARNINGS:
  Property and casualty
   insurance............  $  454.5    $  331.3  $  496.4  $  487.3     $  436.2     $  287.8  $  275.0
  Non-insurance
   businesses...........     123.2       111.5     191.4     202.2        166.5        154.1     131.8
  Realized investment
   gain(1)..............   1,568.6(2)     90.2     125.0      61.1        356.7         59.6     124.2
  Interest expense......     (45.1)      (25.2)    (34.9)    (37.3)       (35.6)       (62.9)    (57.2)
  Other.................      22.7        17.9      17.0      12.3          6.7         21.8      33.2
                          --------    --------  --------  --------     --------     --------  --------
  Earnings before non-
   recurring charges and
   effect of accounting
   change...............  $2,123.9    $  525.7  $  794.9  $  725.6     $  930.5     $  460.4  $  507.0
  Non-recurring charges
   and effect of
   accounting change....        --          --        --    (172.6)(3)    (86.9)(5)       --        --
                          --------    --------  --------  --------     --------     --------  --------
  Net earnings..........  $2,123.9    $  525.7  $  794.9  $  553.0     $  843.6     $  460.4  $  507.0
                          ========    ========  ========  ========     ========     ========  ========
  Net earnings per
   share(7).............  $  1,766    $    444  $    670  $    469     $    730     $    402  $    442
                          ========    ========  ========  ========     ========     ========  ========
  Average shares
   outstanding, in
   thousands(7).........     1,203       1,185     1,187     1,178        1,156        1,146     1,146

                         AS OF SEPTEMBER 30,                AS OF DECEMBER 31,
                         ------------------- -------------------------------------------------
                           1996      1995      1995      1994      1993      1992      1991
                         --------- --------- --------- --------- --------- --------- ---------
                                                 (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Total assets.......... $39,206.7 $27,165.3 $28,711.4 $20,609.6 $18,697.5 $15,721.5 $13,869.9
  Borrowings under
   investment agreements
   other debt(6)........   1,435.2     806.6   1,061.7     810.7     972.4   1,154.7   1,100.5
  Shareholders' equity..  21,188.7  15,685.0  16,738.7  11,651.5  10,140.2   8,132.9   7,145.0

--------
(1) The amount of realized investment gain/loss for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire's consolidated investment portfolio.

(2) In March 1996, The Walt Disney Company completed its acquisition of Capital Cities/ABC, Inc. A pre-tax realized gain related to this transaction of $2.2 billion ($1.4 billion after-tax) is included in 1996's year-to-date results.

(3) Includes a charge of $172.6 million representing an other-than-temporary decline in value of investment in USAir Group, Inc. preferred stock.

(4) Includes a charge of $53.6 million representing the effect of the change in U.S. federal income tax rates on deferred taxes applicable to unrealized appreciation.

(5) Includes a charge of $33.3 million related to change in accounting for income taxes and $53.6 million as described in (4) above.

(6) Excludes borrowings of finance businesses.

(7) On May 8, 1996, Berkshire issued 517,500 shares of Berkshire Class B Stock in the initial public offering of that class of stock. Each share of Berkshire Class B Stock has economic rights equal to one-thirtieth (1/30) of a share of Berkshire Class A Stock. Average shares outstanding for the 1996 period includes average Berkshire Class A shares and average Berkshire Class B shares determined on an equivalent Berkshire Class A Stock basis. Net earnings per share shown above represents net earnings per share of Berkshire Class A Stock. Net earnings per share of Berkshire Class B Stock is equal to one-thirtieth (1/30) of such amount or $59 per share for the first nine months of 1996.

               FLIGHTSAFETY SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data which follows should be read in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited consolidated financial statements and notes of FlightSafety in the documents which are incorporated by reference in this Proxy Statement/Prospectus. The consolidated financial statements of FlightSafety as of September 30, 1996 and September 30, 1995 and for the periods then ended are unaudited; however, in FlightSafety's opinion, they reflect all adjustments, consisting only of normal recurring items, necessary to present a fair presentation of the financial position and the results of operations for such periods. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         NINE MONTHS ENDED
                           SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                         --------------------    ----------------------------------------------
                            1996        1995      1995      1994      1993      1992      1991
                         --------    --------    ------    ------    ------    ------    ------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Revenues.............. $  267.0    $  234.7    $325.8    $301.3    $297.1    $278.4    $267.6
  Operating costs and
   expenses.............    141.1       114.6(1)  160.4(1)  148.2(1)  151.8(1)  132.4     131.1
  Depreciation and
   amortization.........     39.7        37.0      49.5      46.7      44.3      40.0      36.3
  Income from
   operations...........     86.2        83.1(1)  115.9(1)  106.4(1)  101.0(1)  106.1     100.2
  Income taxes..........     33.6        30.5      42.7      41.5      43.1(2)   45.7      38.2
  Net income............     61.1        60.4      84.5      74.5      66.4(2)   82.3(3)   72.4
  Net income per share.. $   2.00    $   1.93    $ 2.71    $ 2.35    $ 2.01(2) $ 2.39(3) $ 2.11
  Cash dividends
   declared per share... $    .44    $    .38    $  .52    $  .44    $  .38    $  .32    $  .26
BALANCE SHEET DATA:
  Working capital....... $  163.7    $  208.5    $202.3    $202.2    $178.1    $231.5    $184.5
  Purchase of equipment
   and facilities.......     84.4        60.1      90.0      64.4      64.0      68.3      49.5
  Total assets..........    860.2       828.4     844.4     792.9     753.9     814.5     690.6
  Long-term debt........     36.9        38.4      38.1      39.8      41.6      44.6      29.7
  Shareholders' equity..    619.0(4)    587.9(4)  603.0(4)  560.4(4)  526.4(4)  564.4     490.4

--------
(1) Reclassified to conform to 1996 presentation.
(2) Due to an increase in the federal income tax rate in 1993, additional deferred income tax liabilities of $3.4 million, or $.10 per share, were recorded in 1993 related to temporary differences that arose in prior years.
(3) In July 1992, FlightSafety sold its minority financial interest in a European venture to the majority shareholder for a pre-tax gain of $12.6 million which increased net income by $7.7 million, or $.22 per share.
(4) Shareholders' equity was reduced by $35.1 million for the nine months ended September 30, 1996 ($23.7 million in 1995) to reflect the repurchase of 0.7 million shares in 1996 (0.5 million shares in 1995) of FlightSafety Common Stock. Shareholders' equity was reduced annually by $29.5 million in 1995 ($29.2 million in 1994 and $94.2 million in 1993) to reflect the repurchase of approximately 0.6 million shares in 1995 (0.8 million and 2.5 million shares in 1994 and 1993, respectively) of FlightSafety Common Stock.

                            COMPARATIVE STOCK PRICES

  FlightSafety Common Stock is listed and traded on the NYSE under the symbol "FSI"; Berkshire Class A Stock and Berkshire Class B Stock are listed and traded on the NYSE under the symbols "BRK.A" and "BRK.B," respectively.

  The following table sets forth, for the periods indicated, the high and low sales prices per share of FlightSafety Common Stock and Berkshire Class A Stock and Berkshire Class B Stock, as reported on the NYSE Composite Tape, and the quarterly cash dividends per share of FlightSafety Common Stock. Berkshire has not paid a cash dividend on its Common Stock since 1967 and has no present intention of paying a dividend on either the Berkshire Class A Stock or Berkshire Class B Stock in the future. Berkshire Class B Stock was first issued to the public and commenced trading on the NYSE on May 8, 1996.

                              BERKSHIRE     BERKSHIRE   FLIGHTSAFETY
                            CLASS A STOCK CLASS B STOCK COMMON STOCK
                            ------------- ------------- -------------
                                                                      DIVIDENDS
                             HIGH   LOW     HIGH   LOW   HIGH   LOW     PAID
                            ------ ------ ------------- ------ ------ ---------
1994
First Quarter.............. 16,900 15,150     --     -- 44 1/4 33 1/2    .10
Second Quarter............. 16,700 15,400     --     -- 39 1/2 35 1/8    .10
Third Quarter.............. 19,750 16,425     --     -- 39 5/8 35 3/8    .10
Fourth Quarter............. 20,800 18,200     --     -- 41 7/8 36 1/4    .12
1995
First Quarter.............. 25,200 20,250     --     -- 47 1/2 37 1/2    .12
Second Quarter............. 24,450 21,500     --     -- 49 3/8 45 1/2    .12
Third Quarter.............. 30,600 23,400     --     -- 49 1/2 43 1/2    .12
Fourth Quarter............. 33,400 28,850     --     -- 52 5/8 44 1/2    .14
1996
First Quarter.............. 38,000 29,800     --     -- 56 3/4 48 3/8    .14
Second Quarter............. 36,000 30,000  1,220    990     60     53    .14
Third Quarter.............. 33,500 30,500  1,117  1,005 54 1/2 42 1/8    .14
Fourth Quarter (through
 November 19, 1996)........ 33,900 31,000 1,129  1,036  50 3/4 43 3/8    --

  On October 14, 1996, the last trading day prior to the announcement of the Merger Agreement, the last reported per share sale prices, as reported on the NYSE Composite Tape, of FlightSafety Common Stock, Berkshire Class A Stock and Berkshire Class B Stock were $43 7/8, $31,900 and $1,065, respectively.

  On November 19, 1996, the last trading day prior to the first mailing of this Proxy Statement/Prospectus, the last reported per share sale prices, as reported on the NYSE Composite Tape, of FlightSafety Common Stock, Berkshire Class A Stock, Berkshire Class B Stock were $49 3/8, $33,400 and $1,112, respectively.

  The market prices of FlightSafety Common Stock, Berkshire Class A and Class B Stock are subject to fluctuation. Consequently, FlightSafety shareholders are urged to obtain current market quotations.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

  The table below sets historical earnings per share, cash dividends per share and book value per share data of Berkshire and FlightSafety, unaudited pro forma combined per share data of Berkshire and pro forma equivalent per share data of FlightSafety for the nine months ended September 30, 1996 and for the year ended December 31, 1995. The data should be read in conjunction with the historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus and the selected historical financial data elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The pro forma data gives effect to the Merger under the purchase method of accounting. Because the relative amounts of Cash Consideration and Stock Consideration in the Merger depend upon, among other things, the elections of FlightSafety shareholders and the application of procedures to ensure that the Cash Consideration does not exceed the Cash Limitation (see "THE MERGER--Merger Consideration" and "--Cash Limitation"), two alternative scenarios of unaudited pro forma comparative per share data are presented. Scenario 1 assumes that 58% of the Merger Consideration is Cash Consideration and 42% of the Merger Consideration is Stock Consideration. Scenario 2 assumes that 100% of the total consideration is Stock Consideration.

                                         BERKSHIRE                             FLIGHTSAFETY
                          --------------------------------------- ---------------------------------------
                            NINE MONTHS ENDED      YEAR ENDED       NINE MONTHS ENDED      YEAR ENDED
                          SEPTEMBER 30, 1996(1) DECEMBER 31, 1995  SEPTEMBER 30, 1996   DECEMBER 31, 1995
                          --------------------- ----------------- --------------------- -----------------
Historical:
 Earnings Per Share.....         $ 1,766             $   670             $  2.00             $  2.71
 Cash Dividends Paid Per
  Share(3)..............             --                  --                 0.42                0.50
 Book Value Per Share...          17,500              14,025               20.51               19.58
                                 SCENARIO 1--MAXIMUM CASH                SCENARIO 2--MAXIMUM STOCK
                          --------------------------------------- ---------------------------------------
                            NINE MONTHS ENDED      YEAR ENDED       NINE MONTHS ENDED      YEAR ENDED
                          SEPTEMBER 30, 1996(1) DECEMBER 31, 1995 SEPTEMBER 30, 1996(1) DECEMBER 31, 1995
                          --------------------- ----------------- --------------------- -----------------
Pro Forma Combined:
 Earnings Per Share.....         $ 1,754             $   682             $ 1,738             $   696
 Cash Dividends Per
  Share(3)..............             --                  --                  --                  --
 Book Value Per Share...          17,731              14,314              18,026              14,684
FlightSafety Pro Forma
 Equivalents(2):
 Earnings Per Share.....            2.62                1.02                2.60                1.04
 Cash Dividends Per
  Share(3)..............             --                  --                  --                  --
 Book Value Per Share...           26.47               21.37               26.91               21.92

--------
(1) On May 8, 1996, Berkshire issued 517,500 shares of Berkshire Class B Stock in the initial public offering of that class of stock. Each share of Berkshire Class B Stock has economic rights equal to one-thirtieth of a share of Berkshire Class A Stock. Earnings per share and book value per share for 1996 are reflected above on the equivalent Berkshire Class A Stock basis. The equivalent Berkshire Class B Stock amounts are equal to one-thirtieth of such amounts.

(2) FlightSafety pro forma equivalent data represent the unaudited pro forma combined earnings per share and book value per share calculated on the basis of $48 in value of Berkshire Common Stock (valued at $32,150 per share of Berkshire Class A Common Stock, the last reported sales price on the NYSE Composite Tape on September 30, 1996).

(3) Berkshire has not paid a cash dividend on its common stock since 1967 and has no present intention of paying a dividend on either the Berkshire Class A Stock or Berkshire Class B Stock in the future.

              CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS

  In considering whether to approve and adopt the Merger Agreement, the shareholders of FlightSafety should consider the following:

  VALUE OF BERKSHIRE COMMON STOCK. Shareholders who elect to receive Berkshire Common Stock in the Merger will receive for each share of FlightSafety Common Stock $48 in value of shares of Berkshire Class A Stock, or approximately $48 in value of shares of Berkshire Class B Stock, in each case based on the Average Class A Stock Price, which is based on the average of the high and low trading prices of Berkshire Class A Stock on the NYSE Composite Tape for the five consecutive trading days ending on the last business day prior to the Special Meeting. The $48 in value is approximate with respect to Berkshire Class B Stock because the number of shares of Berkshire Class B Stock to be received will be determined by dividing the Average Class A Stock Price by 30, while the trading price of the Berkshire Class B Stock on the NYSE on any day is approximately, but not necessarily exactly, one-thirtieth of the trading price for Berkshire Class A Stock on that day. See "--Nonconvertibility and Market Price of Berkshire Class B Stock" below. The price of Berkshire Common Stock at the Effective Time may vary from its price at the time of determination of the Average Class A Stock Price, the date of this Proxy Statement/Prospectus and the date of the Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Berkshire, changes in the market perception of Berkshire's business, operations or prospects, or general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meeting, there can be no assurance that the price of Berkshire Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Shareholders are urged to obtain current market quotations for Berkshire Common Stock.

  NONCONVERTIBILITY AND MARKET PRICE OF BERKSHIRE CLASS B STOCK. Each share of Berkshire Class A Stock is convertible into 30 shares of Berkshire Class B Stock, but shares of Berkshire Class B Stock are not convertible into shares of Berkshire Class A Stock or any other security. Although a share of Berkshire Class B Stock may sell below one-thirtieth of the market price for Berkshire Class A Stock, it is unlikely that a share of Berkshire Class B Stock will sell more than fractionally above one-thirtieth of the market price for Berkshire Class A Stock because higher prices than that would cause arbitrage activity to ensue. See "DESCRIPTION OF BERKSHIRE COMMON STOCK."

  POSSIBILITY OF RECEIVING CLASS B STOCK CONSIDERATION IN LIEU OF CASH CONSIDERATION. The Total Cash Consideration (as defined) in the Merger is subject to the Cash Limitation (i.e., that not more than 58% of the total value of the consideration paid in the Merger be paid in cash), which is intended to allow the Merger to qualify as a tax-free reorganization under
Section 368(a) of the Code. Mr. Ueltschi, FlightSafety's largest shareholder, has publicly stated that he intends to elect the Class A Stock Consideration in exchange for his shares of FlightSafety Common Stock, which represent approximately 32% of the outstanding shares of FlightSafety Common Stock. Unless shareholders owning at least another 10% of the outstanding shares of FlightSafety Common Stock elect to receive the Stock Consideration, shareholders electing to receive the Cash Consideration will not receive such Cash Consideration for all shares of FlightSafety Common Stock as to which they make such election. If a FlightSafety shareholder who elects to receive the Cash Consideration receives the Class B Stock Consideration with respect to certain shares of FlightSafety Common Stock due to the Cash Limitation, such shareholder will receive approximately $48 in value of Berkshire Class B Stock, based on the Average Class A Stock Price, in exchange for such share of FlightSafety Common Stock, in lieu of receiving $50 in cash. See "THE MERGER-- Cash Limitation" and "--Election Procedures."

  PAST GROWTH RATE IN BERKSHIRE COMMON STOCK IS NOT AN INDICATION OF FUTURE RESULTS. In the years since Berkshire's present management acquired control of Berkshire, its book value per share has grown at a highly satisfactory rate. But because Berkshire's shareholders' equity has grown to approximately $21 billion as of September 30, 1996, nothing like the growth rate of the past can be achieved in the future.

  DEPENDENCE ON KEY MANAGEMENT. Investment decisions and all other capital allocation decisions are made for Berkshire's businesses by Mr. Buffett, its Chairman, age 66, in consultation with Mr. Munger, its Vice Chairman, age 72. In addition, Ajit Jain, age 45, plays a central role in much of Berkshire's insurance business, including its "super-cat" specialty. If for any reason the services of any of these individuals, and particularly Mr. Buffett, were to become unavailable to Berkshire, there could be a material adverse effect both on Berkshire and on the market price of Berkshire Common Stock. See "BUSINESS OF BERKSHIRE."

  SUPER-CAT INSURANCE. Berkshire believes that in recent years it has been the largest writer in the world of "super-cat" insurance, whereby reinsurers (such as Berkshire) assume a risk of large losses from mega-catastrophes such as hurricanes or earthquakes. This business has produced underwriting gains of approximately $152 million, $240 million, and $110 million in 1995, 1994 and 1993, respectively, but is virtually certain to produce huge losses in some years in the future. Berkshire's present underwriting standards (which are subject to change) seek to limit Berkshire's exposure to a loss from a single event to $1 billion in excess of the premium earned. See "BUSINESS OF BERKSHIRE."

  CONCENTRATION OF INVESTMENTS. Compared to other insurers, Berkshire's insurance subsidiaries keep an unusually high percentage of their assets in common stocks and diversify their portfolios far less than is conventional. A significant decline in the general stock market would produce a large decrease in Berkshire's book value, one far greater than likely to be experienced by most other property-casualty insurance companies. Such a decrease could have a material adverse effect on the share price for Berkshire Common Stock, but would not be a basis for termination of the Merger Agreement by FlightSafety.

  ABSENCE OF SHAREHOLDER-DESIGNATED CONTRIBUTIONS PROGRAM FOR BERKSHIRE CLASS B STOCK. For some years Berkshire has let its shareholders of record of Berkshire Class A Stock designate charitable contributions to be made by Berkshire. In 1996, shareholders of record as of August 31, 1996 were entitled to designate $14 per share. It is anticipated that this program will continue in the future for shareholders of record of Berkshire Class A Stock. However, shares of Berkshire Class B Stock do not participate in the program. Accordingly, FlightSafety shareholders who receive the Class B Stock Consideration will not participate in the program with respect to their shares of Berkshire Class B Stock.

                     FLIGHTSAFETY RECENT DEVELOPMENTS

  On October 15, 1996, FlightSafety reported third quarter net income of $18,899,000, compared to $19,355,000 for the third quarter of 1995. Net income per share was $.62 for both periods. Third quarter revenues were $87,078,000, compared to $77,463,000 for the 1995 third quarter.

  For the first nine months, net income was $61,055,000 ($2.00 per share), as compared to $60,432,000 ($1.93 per share) for the corresponding period in 1995. Revenues were $266,979,000 as compared with $234,688,000 in 1995.

  FlightSafety also reported that ". . . revenues increased for the third quarter in most areas of the Company's business. Net income remained relatively constant with the 1995 third quarter. Revenues were adversely affected in part by reduced training at FlightSafety's Atlanta and Savannah learning centers due to their proximity to the Summer Olympics and by reduced new hire pilot training. In addition, there was an increase in salaries and related expenses resulting from additional employees hired for new training programs."

  As reported in FlightSafety's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, FlightSafety had repurchased and subsequently retired an aggregate of 4,625,800 shares of FlightSafety Common Stock since February 1993 pursuant to stock repurchase programs previously authorized by the FlightSafety Board. An additional 8,800 shares of FlightSafety Common Stock were repurchased subsequent to September 30, 1996.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is provided to the holders of FlightSafety Common Stock in connection with the solicitation of proxies by the FlightSafety Board for use at the Special Meeting to be held on Monday, December 23, 1996 at 3;00 p.m., New York City time, at the LaGuardia Marriott, 102-05 Ditmars Boulevard, East Elmhurst, New York and at any adjournments or postponements thereof. At the Special Meeting, FlightSafety shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and transact such other business as may properly come before the meeting. A proxy is being provided to FlightSafety shareholders with this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus also constitutes a prospectus furnished by Berkshire for the issuance of shares of Berkshire Class A Stock and Berkshire Class B Stock to be issued to holders of FlightSafety Common Stock upon consummation of the Merger.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

  Shareholders of record of FlightSafety Common Stock at the close of business on the Record Date of November 18, 1996 will be entitled to notice of and to vote on approval and adoption of the Merger Agreement. As of the Record Date, 30,189,724 shares of FlightSafety Common Stock were issued and outstanding. One-third of the outstanding shares of FlightSafety Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present.

VOTE REQUIRED

  The affirmative vote of holders of two-thirds of the outstanding shares of FlightSafety Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. Consequently, under applicable New York law, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. Each share of FlightSafety Common Stock is entitled to one vote.

  THE FLIGHTSAFETY BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATION OF THE FLIGHTSAFETY BOARD AND THE SPECIAL COMMITTEE" AND "--CONFLICTS OF INTEREST."

  As of the close of business on the Record Date, FlightSafety directors and executive officers and their affiliates may be deemed to be beneficial owners of 10,045,260 shares (excluding 166,745 shares underlying stock options) of FlightSafety Common Stock, or approximately 33.3% of the outstanding shares. Mr. A.L. Ueltschi, Chairman and President of FlightSafety and its largest shareholder, has stated his intention to vote all of the 9,611,874 shares that he beneficially owns, representing approximately 31.8% of the outstanding shares, for approval and adoption of the Merger Agreement. See "THE MERGER-- Security Ownership of Certain Beneficial Owners and Management." All of the other executive officers and directors of FlightSafety, who beneficially own an additional 433,386 shares (1.4% of the outstanding shares), have also stated their intention to vote for approval and adoption of the Merger Agreement. In addition, Mr. Ueltschi has stated that he intends to elect to receive Berkshire Class A Stock in the Merger for all of his shares of FlightSafety Common Stock.

  Approval of the Merger by the Berkshire shareholders is not required.

PROXIES; REVOCABILITY OF PROXIES

  FlightSafety shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holder thereof. PROXIES WHICH ARE PROPERLY EXECUTED BUT WHICH DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE

MERGER AGREEMENT. It is not expected that any matter other than the Merger Agreement will be brought before the Special Meeting. If a proxy is given to vote for approval and adoption of the Merger Agreement, the persons named in such proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Special Meeting for action, including without limitation any proposal to adjourn the meeting or otherwise concerning the conduct of the meeting.

  Only shareholders of record on the Record Date are eligible to give their proxies. Therefore, shareholders owning shares held in the name of a brokerage firm, bank or other institution should sign, date and return their proxy cards to such brokerage firm, bank or other institution in the envelope provided by such firm. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the proposal to approve and adopt the Merger Agreement without specific instructions from such customers. Since the affirmative vote of the holders of two-thirds of the outstanding shares of FlightSafety Common Stock entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions to their brokers will have the effect of a vote against approval and adoption of the Merger Agreement, and failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against approval and adoption of the Merger Agreement.

  The grant of a proxy on the enclosed FlightSafety form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Thomas A. Eff, Assistant Secretary of FlightSafety, at the address set forth under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," a written notice of revocation bearing a later date than the proxy, (ii) delivering to the Assistant Secretary of FlightSafety a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

  Section 910 of the NYBCL provides that FlightSafety shareholders who object to the Merger and comply with the provisions of Section 623 of the NYBCL have the right to receive a cash payment for the "fair value" of their shares of FlightSafety Common Stock as of the close of business on the day prior to the date of the Special Meeting. Any such payment may be higher or lower than, or the same as, the per share consideration paid in the Merger. "Dissenting Shares" are shares of FlightSafety Common Stock as to which dissenters' rights are properly exercised pursuant to Section 623 of the NYBCL.

  To exercise such rights prior to the vote being taken at the Special Meeting, a shareholder must give written notice to FlightSafety of such shareholder's election to dissent, name and residence address, number of shares as to which a dissent is made and a demand for payment of the fair value of such shares. A shareholder may not dissent as to less than all the shares held by him of record which he owns beneficially. Written notices should be sent to the attention of Thomas A. Eff, Assistant Secretary of FlightSafety, at the address set forth under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." A shareholder who objects to the Merger must not vote any shares in favor of approval and adoption of the Merger Agreement or return a Form of Election. Failure to take any necessary step in connection with the exercise of such rights may result in the termination or waiver of appraisal rights. See "THE MERGER--Dissenting Shareholders' Rights of Appraisal."

  NEITHER A VOTE AGAINST THE MERGER AGREEMENT NOR THE FAILURE TO VOTE WILL BY ITSELF CONSTITUTE A PROPER WRITTEN OBJECTION TO THE MERGER.

SOLICITATION OF PROXIES; GENERAL

  FlightSafety will bear the cost of solicitation of proxies, except that Berkshire and FlightSafety will share equally the cost of preparing and printing this Proxy Statement/Prospectus and the Registration Statement, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of FlightSafety and its subsidiaries may solicit proxies by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and FlightSafety will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  In addition, FlightSafety has retained D.F. King & Co., Inc. (the "Information Agent") to assist FlightSafety with its solicitation of proxies in connection with the Special Meeting. The Information Agent will receive a fee of $15,000 as compensation for its services and reimbursement of its out-of-pocket expenses. FlightSafety has agreed to indemnify the Information Agent against certain liabilities arising out of or in connection with its engagement.

  Representatives of Price Waterhouse LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

  FLIGHTSAFETY SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. PROXY CARDS SHOULD BE RETURNED IN THE WHITE ENVELOPE.

                                  THE MERGER

  The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex I and is incorporated herein by reference.

BACKGROUND OF THE MERGER

  Over the past several years, representatives of FlightSafety have had a number of preliminary contacts with representatives of other companies relating to the possible acquisition of FlightSafety. None of these contacts advanced beyond the initial stage, principally due to the unwillingness of potential acquirors to absorb the substantial amount of goodwill which could arise in connection with an acquisition of FlightSafety.

  In late August 1996, acting on behalf of Berkshire, Robert E. Denham, the Chairman and Chief Executive Officer of Salomon Inc and a Managing Director of its subsidiary, Salomon Brothers Inc, contacted a representative of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to FlightSafety ("Skadden, Arps"), and sought to determine whether A. L. Ueltschi, Chairman and President of FlightSafety, would be willing to discuss with Warren E. Buffett, Chairman and Chief Executive Officer of Berkshire, the possibility of Berkshire acquiring FlightSafety.

  On September 18, 1996, Messrs. Ueltschi and Buffett met and discussed their respective businesses. In a letter dated September 19, 1996 to Mr. Ueltschi, Mr. Buffett expressed an interest in Berkshire acquiring FlightSafety. During the week of September 23, 1996, Mr. Ueltschi informed Mr. Buffett that he would discuss the matter further. In a letter dated September 30, 1996 to Mr. Ueltschi, Mr. Buffett described the terms of a possible merger of FlightSafety with Berkshire whereby Berkshire would offer .0015 or .045 of a share of Berkshire Class A Stock or Berkshire Class B Stock, respectively, or marginally more in cash, for each share of FlightSafety Common Stock.

  On October 4, 1996, Messrs. Buffett and Denham and a representative of Munger, Tolles & Olson, counsel to Berkshire ("Munger, Tolles"), met with Messrs. Ueltschi and Morgan, a director of FlightSafety and a partner in Morgan Lewis, an investment banking firm which has advised FlightSafety on various matters, and representatives of Skadden, Arps to discuss Mr. Buffett's letter. During these discussions, the possibility of a cash election merger was discussed, with the cash portion being $50 per share, and Mr. Ueltschi stated that he would elect stock in any such merger. Berkshire and FlightSafety also entered into a mutual confidentiality agreement pursuant to which they agreed to exchange certain information.

  Following this meeting, Mr. Ueltschi discussed this matter with the other FlightSafety directors, and Merrill Lynch and Morgan Lewis were engaged, subject to approval by the Special Committee, to act as financial advisors to FlightSafety and, in the case of Merrill Lynch, to render an opinion as to whether or not the consideration proposed to be paid by Berkshire is fair to FlightSafety shareholders from a financial point of view.

  During the period of October 4-10, 1996, Merrill Lynch and Morgan Lewis reviewed and analyzed public information relating to Berkshire and FlightSafety and discussed this information and certain other information with representatives of Berkshire and FlightSafety. Mr. Morgan also discussed and reached general agreement with Mr. Denham on the financial terms of a proposed transaction. In addition, counsel for Berkshire and FlightSafety assisted in negotiating the form and terms of a proposed transaction and discussed various legal issues, including FlightSafety employee stock incentive and benefit plans, tax treatment and applicable procedures to elect stock and cash.

  On October 10, 1996, the FlightSafety Board met to consider the proposed transaction and, cognizant of the fact that certain directors could be perceived to have potential conflicts of interest, appointed a committee of independent directors, consisting of George B. Beitzel, Edward E. Hood, Jr. and Charles R. Longsworth (the "Special Committee"), to consider the merger proposal and make a recommendation to the FlightSafety Board.

  The Special Committee met, preliminarily discussed the proposed transaction and approved the retention of Merrill Lynch and Morgan Lewis. The Special Committee then met jointly with the FlightSafety Board and reviewed with management other companies' prior contacts with FlightSafety, including the background of the Berkshire proposal. The Special Committee and the FlightSafety Board reviewed and discussed with management FlightSafety's business, management, financial performance and condition, strategic objectives, prospects and competitive position, including a five-year financial forecast of revenues, expenses and earnings prepared by FlightSafety management subsequent to the Berkshire proposal (which forecast was neither requested by nor shown to Berkshire or its representatives). Merrill Lynch also presented its preliminary financial analyses, including a review of management's and research analysts' expectations for FlightSafety's 1996 and 1997 earnings. Morgan Lewis discussed the financial terms of the proposal and counsel reviewed various legal issues and the terms of a draft Merger Agreement. The Special Committee then met separately and discussed the information presented, as well as the desirability of FlightSafety being acquired at this time and alternatives thereto.

  The Special Committee met in a telephonic meeting on October 13, 1996 to further consider the merger proposal. The Special Committee further reviewed various legal and financial issues relating to the proposed transaction, and reviewed and discussed FlightSafety's business, management, financial performance and condition, strategic objectives, prospects and competitive position, as well as the financial forecast. The Special Committee also reviewed the draft Merger Agreement and noted that, among other things, the Merger Agreement permitted the FlightSafety Board, in the exercise of its fiduciary duties and subject to certain conditions, to furnish information with respect to FlightSafety to a third party making an unsolicited acquisition proposal, negotiate regarding such proposal and terminate the Merger Agreement, if the FlightSafety Board determined that a superior unsolicited acquisition proposal has been made, without FlightSafety being required to pay a break-up fee of any kind to Berkshire.

  On October 14, 1996, the Special Committee met and further reviewed legal and financial issues relating to the proposed transaction and the factors considered at its two prior meetings, including the potentially negative long-term effects that increasing competition and a more costly expense structure could have on FlightSafety's business, financial performance, competitive position, prospects and market value. Merrill Lynch made a detailed financial presentation to the full FlightSafety Board relating to the proposed transaction, Morgan Lewis discussed the financial terms of the proposed transaction and Merrill Lynch delivered its oral opinion to the Special

Committee (subsequently confirmed in writing) to the effect that, as of such date, the Merger Consideration to be received by FlightSafety shareholders in the Merger is fair to such holders from a financial point of view. See "THE MERGER--Opinion of Merrill Lynch".

  The Special Committee then met separately, and after full discussion, unanimously determined that the Merger is fair to and in the best interests of FlightSafety shareholders, and recommended that the FlightSafety Board approve and adopt the Merger Agreement and recommend that shareholders vote to approve and adopt the Merger Agreement. The FlightSafety Board then reconvened, discussed the Special Committee's recommendation and unanimously resolved that the Merger is fair to and in the best interests of FlightSafety shareholders, approved and adopted the Merger Agreement and recommended that shareholders vote to approve and adopt the Merger Agreement.

  On October 14, 1996, the Board of Directors of Berkshire (the "Berkshire Board") met to review the terms of the proposed transaction. After full discussion, the Berkshire Board determined that the Merger Agreement and Merger are in the best interests of Berkshire and its shareholders, and approved the Merger Agreement and authorized the issuance of Berkshire Common Stock and payment of cash to FlightSafety shareholders pursuant to the Merger Agreement.

  FlightSafety, Berkshire and Merger Sub executed the Merger Agreement following the conclusion of the FlightSafety Board meeting on the evening of October 14, 1996. FlightSafety and Berkshire issued a joint press release announcing the transaction prior to the opening of trading on the NYSE on October 15, 1996.

REASONS FOR THE MERGER; RECOMMENDATION OF THE FLIGHTSAFETY BOARD AND THE SPECIAL COMMITTEE

  The Special Committee and the FlightSafety Board have unanimously concluded that the Merger is fair to and in the best interests of FlightSafety and its shareholders, and recommend that shareholders vote to approve and adopt the Merger Agreement. In reaching its determination, the Special Committee consulted with management, as well as its financial advisors and legal counsel, and considered various factors, including the following principal ones:

   i) the financial presentation of Merrill Lynch (including the assumptions and methodologies underlying its analyses and presentations of stand-alone value of FlightSafety and of the market valuation and historical trading performance of Berkshire) made to the Special Committee and the oral opinion of Merrill Lynch (subsequently confirmed in writing) to the effect that, as of October 14, 1996, the Merger Consideration to be received by FlightSafety shareholders (other than Berkshire and its affiliates) in the Merger is fair to such holders from a financial point of view, as well as the advice provided by Morgan Lewis with respect to the financial terms of the Merger (see "THE MERGER--Opinion of Merrill Lynch");

  ii) the fact that the value of the merger consideration (based on a $48 market value of FlightSafety Common Stock for Berkshire Common Stock and $50 in
      cash) on a per share basis represented a premium over recently prevailing market prices of FlightSafety Common Stock;

 iii) a review of strategic alternatives, including possible business combinations and the historical unwillingness of other companies to consider the acquisition of FlightSafety due to the substantial goodwill that could arise and based on the foregoing, the belief that a transaction with another company could not reasonably be expected to offer terms and advantages comparable to those of a business combination with Berkshire (see "THE MERGER--Background of the Merger");

  iv) that the Merger Agreement permits the FlightSafety Board, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, third parties in response to unsolicited acquisition proposals, and to terminate the Merger Agreement, if the FlightSafety Board determines that a superior acquisition proposal has been made, without payment of a break-up fee of any kind;

   v) FlightSafety's business, management, financial performance and condition, strategic objectives, prospects and competitive position, including the five-year management financial forecast. In this connection, the Special Committee also considered the uncertainties in the airline and flight training industry and effects of increasing competition from airlines and other companies entering the training business, as well as new and developing technology which could enable other companies to better compete with FlightSafety, as well as the potentially negative effects these factors could have in the long-term on FlightSafety's business, financial performance, competitive position and prospects;

  vi) the ability of FlightSafety shareholders who wish to do so to continue to participate in FlightSafety's business as part of Berkshire after the Merger and to benefit from the potential appreciation in Berkshire Common Stock by electing to receive shares of Berkshire Common Stock, while realizing an immediate premium for their FlightSafety Common Stock on a tax-free basis to the extent they receive Berkshire Common Stock, and for those shareholders receiving Berkshire Class A Stock, the ability to designate certain charitable contributions;

 vii) the fact that Mr. Ueltschi is 79 years old and, in this connection, certain issues that could arise upon his death, including management succession and the market overhang of his approximately 32% share position, as well as Mr. Ueltschi's support for the proposed transaction and his intention to exchange his shares for Berkshire Common Stock;

viii) that Berkshire's historical practice has been to retain management, and, in this connection, the stated intention of Mr. Buffett to retain FlightSafety management, and that consequently the Merger was not likely to adversely affect FlightSafety's relationships with its employees or customers;

  ix) the terms and conditions of the Merger Agreement, including the consideration in the Merger, which would not limit the amount of shares of Berkshire Common Stock that FlightSafety shareholders could receive in the aggregate; the parties' respective representations, warranties, covenants, agreements and conditions to their respective obligations; and the review by FlightSafety's legal and financial advisors of the terms of the Merger Agreement, including the conditions to Berkshire's obligation to close the Merger and the ability of the FlightSafety Board to consider unsolicited alternative acquisition proposals;

   x) information provided by Skadden, Arps with respect to the federal income tax consequences of the Merger to FlightSafety shareholders, to the effect that generally shareholders who exchange FlightSafety Common Stock solely for Berkshire Common Stock would not recognize taxable gain or loss on the exchange, certain shareholders who exchange FlightSafety Common Stock solely for cash would be taxed on the difference between their tax basis in FlightSafety Common Stock exchanged and cash received, and that shareholders who exchange FlightSafety Common Stock for a combination of cash and Berkshire Common Stock would recognize taxable gain in an amount equal to the lesser of (a) the excess of the sum of the cash and the fair market value of Berkshire Common Stock received over the tax basis in the FlightSafety Common Stock exchanged and (b) the amount of cash received. The Special Committee was also informed that FlightSafety shareholders who elect cash could not ascertain their tax consequences at the time of making an election due to possible proration, but that Mr. Ueltschi's election to receive Berkshire Common Stock for his approximately 32% ownership position would significantly reduce the possibility or extent of proration. See "THE MERGER--Election Procedures" and "--Certain Federal Income Tax Considerations." The Special Committee also considered that the Merger Agreement would permit FlightSafety shareholders to elect to receive the consideration to be issued to them in either Berkshire Common Stock or cash (subject to proration), thereby generally permitting shareholders to influence the tax consequences to them. In addition, the Special Committee noted that the provisions of the Merger Agreement would enable FlightSafety shareholders who elect cash to avoid the necessity of selling Berkshire Common Stock they otherwise would have received if the consideration was totally in Berkshire Common Stock. See "--Form of the Merger", "--Merger Consideration," "--Election Procedures," and "-- Effective Time"; and

xi) depending on their election decision, that FlightSafety shareholders will not receive the full, or any, benefit of future growth in the value of their equity that FlightSafety might achieve as an independent company, and the disadvantage to FlightSafety shareholders who receive Berkshire Common Stock in the event that Berkshire does not perform as well in the future as FlightSafety may have as an independent company.

  The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive. In view of the variety of factors considered in its evaluation of the Merger, the Special Committee did not quantify or assign any relative weights to the factors considered in reaching its determination, although its individual members may have given differing weights to different factors.

  THE SPECIAL COMMITTEE AND FLIGHTSAFETY BOARD HAVE UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FLIGHTSAFETY'S SHAREHOLD-ERS, AND UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOP-TION OF THE MERGER AGREEMENT. SEE "THE MERGER--CONFLICTS OF INTEREST."

FLIGHTSAFETY FINANCIAL ADVISORS

  The Special Committee retained Merrill Lynch and Morgan Lewis in connection with its consideration of the Merger to provide investment banking services, including, as applicable, analyzing, structuring, negotiating, and, if recommended by the Special Committee, assisting in consummating a business combination with Berkshire. The financial advisors were retained based upon their qualifications, expertise and reputations, as well as, in the case of Morgan Lewis, its prior investment banking relationship with FlightSafety.

  FlightSafety agreed to pay Merrill Lynch a fee of $500,000 upon delivery of its opinion as to whether or not the consideration to be paid in a business combination (as defined) of FlightSafety with Berkshire is fair from a financial point of view to FlightSafety shareholders, and a fee of $500,000 upon execution of a definitive agreement relating to such business combination. An additional fee of $1,000,000 is payable to Merrill Lynch upon consummation of the Merger or a business combination (or agreement resulting therein) which is entered into with Berkshire within two years of Merrill Lynch's engagement. FlightSafety agreed to pay Morgan Lewis a fee of $100,000 upon execution of a merger or acquisition agreement by FlightSafety. An additional fee of $1,900,000 is payable to Morgan Lewis upon consummation of the Merger or if FlightSafety merges with or is acquired by another entity within one year after termination of Morgan Lewis' engagement. In addition, FlightSafety agreed to reimburse the financial advisors for their reasonable out-of-pocket expenses and to indemnify the financial advisors and their respective affiliates from and against certain liabilities and expenses, including certain liabilities under the federal securities laws.

OPINION OF MERRILL LYNCH

  On October 14, 1996, Merrill Lynch delivered its oral opinion, which it subsequently confirmed in a written opinion dated October 14, 1996 (the "Merrill Lynch Opinion"), to the Special Committee to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review in connection with such opinion, the Merger Consideration to be received by the holders of FlightSafety Common Stock (other than Berkshire and its affiliates) in the Merger is fair to such holders from a financial point of view.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX II. FLIGHTSAFETY SHAREHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE, IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO BE RECEIVED BY FLIGHTSAFETY SHAREHOLDERS IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FLIGHTSAFETY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR AS TO WHETHER ANY SUCH SHAREHOLDER SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION, THE CLASS A STOCK CONSIDERATION OR THE CLASS B STOCK CONSIDERATION. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed FlightSafety's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and FlightSafety's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996; (ii) reviewed Berkshire's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Berkshire's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of FlightSafety furnished to Merrill Lynch by FlightSafety; (iv) conducted discussions with members of senior management of FlightSafety and Berkshire concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for FlightSafety Common Stock and compared it with that of certain publicly traded companies which Merrill Lynch deemed to be similar to FlightSafety; (vi) reviewed the historical market prices and trading activity for Berkshire Class A Stock and Berkshire Class B Stock; (vii) compared the results of operations of FlightSafety with that of certain companies which Merrill Lynch deemed to be reasonably similar to FlightSafety; (viii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) reviewed a draft of the Merger Agreement dated October 13, 1996; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  Merrill Lynch neither received nor reviewed any financial projections prepared by Berkshire pertaining to the future prospects of Berkshire. In addition, Merrill Lynch understood that Mr. Ueltschi, who owns in the aggregate approximately 32% of the outstanding shares of FlightSafety Common Stock, had indicated his intention to elect to receive Berkshire Common Stock in the Merger.

  In preparing the Merrill Lynch Opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by FlightSafety and Berkshire. Merrill Lynch did not independently verify such information or undertake an independent appraisal or evaluation of the assets or liabilities of FlightSafety or Berkshire. With respect to the financial forecasts furnished to Merrill Lynch by FlightSafety, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of FlightSafety's management as to the expected future financial performance of FlightSafety. Merrill Lynch also assumed that the Merger will be free of federal tax to FlightSafety, Berkshire and the FlightSafety shareholders (other than in respect of the Cash Consideration and any cash paid in lieu of fractional shares).

  Merrill Lynch was not authorized by FlightSafety to solicit, nor has it solicited, third-party indications of interest for the acquisition of all or any part of FlightSafety. In addition, Merrill Lynch expressed no opinion as to what the value of Berkshire Class A Stock or Class B Stock will be when issued to the FlightSafety shareholders upon consummation of the Merger.

  The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

  Historical Stock Trading Analysis--FlightSafety. Merrill Lynch reviewed the historical trading prices and volumes for FlightSafety Common Stock for the one-year period ending October 4, 1996, and compared such prices to the performance of the Standard and Poor's Industrials Index (the "S&P 400") during the same period. In addition, Merrill Lynch analyzed the consideration to be received by holders of the FlightSafety Common Stock in the Merger in relation to its closing price of $44.00 per share (the "Current Market Price") on October 11, 1996, the last full trading day prior to the meeting of the Special Committee at which the Special Committee recommended approval of the Merger to the FlightSafety Board, and the average closing price of FlightSafety Common Stock during the thirty consecutive trading days ending on October 11, 1996 of $44.83 (the "30-Day Average Price"). Such analysis indicated that the price per share of FlightSafety Common Stock to be paid in the Merger represented: (i) a 13.6% and 11.5% premium to the Current Market Price and the 30-Day Average Price, respectively, for holders of FlightSafety Common Stock who elect to receive the cash consideration of $50.00 per share (assuming that the Total Cash Consideration to be paid to all FlightSafety shareholders in the Merger (before giving effect to the proration provisions contained in the Merger Agreement) does not exceed the Cash Limitation); (ii) an 11.7% and 9.7% premium to the Current Market Price and the 30-Day Average Price, respectively, for holders of FlightSafety Common Stock based upon a blended price of $49.16 per share of FlightSafety Common Stock (assuming that all FlightSafety shareholders elect to receive the Cash Consideration of $50.00 per share (excluding any adjustments for fractional shares)); and (iii) a 9.1% and 7.1% premium to the Current Market Price and the 30-Day Average Price, respectively, assuming that all FlightSafety shareholders elect to receive Berkshire Common Stock valued at $48.00 per share of FlightSafety Common Stock. Merrill Lynch noted to the Special Committee that it understood that Mr. Ueltschi, who owns in the aggregate approximately 32% of the outstanding shares of FlightSafety Common Stock, had indicated his intention to elect to receive Berkshire Common Stock in the Merger, which would result in a blended price of $49.71 per share of FlightSafety Common Stock for all other FlightSafety shareholders, assuming that all such other shareholders elect to receive (subject to the Cash Limitation) the Cash Consideration of $50.00 per share (excluding any adjustments for fractional shares).

  In connection with the historical stock trading analysis, Merrill Lynch also reviewed publicly available research analysts' earnings estimates for FlightSafety compiled by First Call Earnings Estimates ("First Call"), and compared such estimates to FlightSafety's actual results for the third quarter of 1996, which had not been publicly disclosed at the time of the meeting of the Special Committee. Merrill Lynch observed that the First Call mean earnings per share estimate of $0.69 was approximately 10% above FlightSafety's actual results of $0.62 per share. Merrill Lynch noted that the recent trading prices for the FlightSafety Common Stock did not reflect this earnings shortfall due to the fact that such results were to be announced concurrently with the announcement of the Merger.

  Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity value for FlightSafety based upon the value of the sum of (i) the discounted present value of the five-year stream of projected unlevered after-tax free cash flows based upon FlightSafety management projections; (ii) the discounted present value of the projected terminal value based on multiples ranging from 9.5x to 10.5x management projections of fiscal year 2001 earnings before interest and taxes ("EBIT"); and (iii) an assumed cash value net of debt. Merrill Lynch utilized discount rates ranging from 11% to 14%. The various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of the weighted average cost of capital and a range of trading values for FlightSafety and selected comparable companies, respectively. Based on such analyses, the implied per share values of FlightSafety Common Stock were estimated ranging from $41.10 to $49.03.

  Comparable Public Companies Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for FlightSafety with corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be similar in certain respects to FlightSafety. The companies included in the FlightSafety comparable public companies analysis were separated into three groups: the simulator manufacturers group (the "Simulator Manufacturers Group"), the commercial aerospace group (the "Commercial Aerospace Group"), and the aircraft manufacturers group (the "Aircraft Manufacturers Group"). The companies in the Simulator Manufacturers Group were: CAE Inc.; Reflectone, Inc.; and United Industrial Corporation. The companies in the Commercial Aerospace Group were: AAR Corp.; Aviall Inc.; Moog Inc.; Precision Cast Parts Corp.; Rohr, Inc.; Sundstrand Corporation; and UNC Incorporated. The companies in the Aircraft Manufacturers Group were: The Boeing Company ("Boeing"); Bombardier Inc.; and Gulfstream Aerospace Corporation ("Gulfstream").

  Merrill Lynch compared (i) the closing price on October 11, 1996 of each company in the Simulator Manufacturers Group, the Commercial Aerospace Group and the Aircraft Manufacturers Group as a multiple of projected 1997 earnings per share for each such company (based upon research analysts' projections compiled by First Call), which resulted in a mean multiple of 14.1x, compared with (a) a multiple of 12.9x for FlightSafety based upon the mean of research analysts' projections of FlightSafety's 1997 earnings compiled by First Call, and (b) a multiple of 13.7x for FlightSafety based upon FlightSafety management's projections of FlightSafety's 1997 earnings; (ii) levered market capitalization (defined as the market value of the common equity plus preferred stock plus minority interests plus the face value of all debt less cash) as a multiple of sales for the latest twelve months ("LTM"), which for the Simulator Manufacturers Group ranged from 0.36x to 1.46x (with a mean of 0.88x and a median of 0.83x), for the Commercial Aerospace Group ranged from 0.63x to 1.87x (with a mean of 1.17x and a median of 0.99x), and for the Aircraft Manufacturers Group ranged from 1.19x to 2.19x (with a mean of 1.66x and a median of 1.58x), compared with a multiple of 3.46x for FlightSafety;
(iii) levered market capitalization as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), which for the Simulator Manufacturers Group ranged from 5.6x to 11.2x (with a mean of 8.2x and a median of 7.8x), for the Commercial Aerospace Group ranged from 6.8x to 14.1x (with a mean and a median of 10.7x), and for the Aircraft Manufacturers Group (excluding Gulfstream) ranged from 11.4x to 15.5x (with a mean and a median of 13.4x), compared with a multiple of 7.0x for FlightSafety; and (iv) levered market capitalization as a multiple of LTM EBIT, which for the Simulator Manufacturers Group ranged from 9.7x to 14.2x (with a mean of 12.2x and a median of 12.7x), for the Commercial Aerospace Group ranged from 11.0x to 21.8x (with a mean of 16.0x and a median of 15.1x), and for the Aircraft Manufacturers Group (excluding Gulfstream) ranged from 14.4x to 30.8x (with a mean and a median of 22.6x), compared with a multiple of 10.0x for FlightSafety. Based on such analyses, the implied per share values of FlightSafety Common Stock were estimated ranging from approximately $39.00 to approximately $45.00.

  Comparable Acquisition Analysis. Merrill Lynch reviewed certain publicly available information regarding three selected business combinations since December 1993 in the aerospace and defense industry and four selected business combinations since February 1990 in the business aircraft manufacturing industry (the "Acquisition Comparables"). The Acquisition Comparables and the dates the transactions were announced were as follows: Litton Industries, Inc.'s acquisition of PRC, Inc., a unit of The Black & Decker Corporation (December 1995); Hughes Electronic Corporation's acquisition of CAE-Link Corp. (December 1994); Loral Corporation's acquisition of the Federal Systems division of International Business Machines Corporation (December 1993); Raytheon Company's acquisition of Corporate Jets Inc. from British Aerospace Inc. (May 1993); Textron Inc.'s acquisition of Cessna Aircraft Co. (January
1992); Bombardier Inc.'s acquisition of Learjet Inc. (April 1990); and Forstmann Little & Co.'s acquisition of Gulfstream Aerospace Corporation (February 1990).

  Merrill Lynch compared the "offer value" (defined to be the offer price per share multiplied by the sum of the number of shares outstanding and the number of options outstanding) of each such transaction as a multiple of then publicly available LTM net income, and the "transaction value" (defined to be the offer value plus preferred stock, minority interests and face value of all debt less cash and option proceeds) of each such transaction as a multiple of LTM EBITDA, LTM EBIT and LTM sales, and compared such multiples to the implied multiples for the Merger based upon a blended price of $49.16 per share of FlightSafety Common Stock (assuming that all FlightSafety shareholders elect to receive the Cash Consideration of $50.00 per share). The ranges of the offer value as a multiple of net income and the transaction value as a multiple of LTM EBITDA, LTM EBIT and LTM sales were as follows: (i) offer value to LTM net income ranged from 14.3x to 19.0x (with a median of 14.6x and a mean of 16.0x), compared with an implied multiple of 17.6x for the Merger;
(ii) transaction value to LTM EBITDA ranged from 6.1x to 10.0x (with a median and a mean of 7.8x), compared with an implied multiple of 8.0x for the Merger;
(iii) transaction value to LTM EBIT ranged from 9.2x to 39.7x (with a median of 11.0x and a mean of 11.3x), compared with an implied multiple of 11.4x for the Merger; and (iv) transaction value to LTM sales ranged from 0.45x to 1.30x (with a median of 0.70x and a mean of 0.74x), compared with an implied multiple of 3.93x for the Merger. Based on such analyses, the implied per share values of FlightSafety Common Stock were estimated ranging from approximately $40.00 to approximately $52.00.

  Historical Stock Trading Analysis--Berkshire. Merrill Lynch reviewed: (i) the historical trading prices for the Berkshire Class A Stock for the one-year, three-year and five-year periods ending October 4, 1996, and compared such prices to the price performance of the S&P 400 during the same periods; and (ii) the ratio of the closing trading prices per share of the Berkshire Class A Stock to the book value of Berkshire (the "Berkshire Book Value Ratio") on October 11, 1996 and for the ninety-day, one-year and three-year periods ending October 4, 1996. Such analyses indicated that (i) the S&P 400 had appreciated by 21.3%, 16.8% and 12.9% during the one-year, three-year and five-year periods ending October 4, 1996, respectively, while the Berkshire Class A Stock had appreciated by 7.9%, 23.6% and 30.3%, respectively, during the same periods, and (ii) the Berkshire Book Value Ratio was estimated at 1.94x on October 11, 1996, and 1.93x, 2.12x and 2.08x for the ninety-day, one-year and three-year periods ending October 4, 1996, respectively.

  Pro Forma Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Merger, including the potential impact of the Merger on projected earnings per share ("EPS") and pro forma book value per share as of June 30, 1996 for Berkshire Common Stock, based upon FlightSafety management projections for FlightSafety, EPS forecasts for Berkshire estimated by ValueLine, actual book value for Berkshire as of June 30, 1996, and the conservative assumption which was made solely for illustrative purposes (and which was not reviewed or confirmed with Berkshire) that Berkshire would finance any portion of the Cash Consideration in excess of $150 million through borrowings at a rate of 7% per annum. Such analyses indicated that the Merger would be slightly accretive to 1997 EPS and approximately neutral to pro forma book value per share as of June 30, 1996 for holders of Berkshire Common Stock in the case assuming that all shareholders of FlightSafety elect to receive the Berkshire Common Stock, and approximately neutral to 1997 EPS and pro forma book value per share as of June 30, 1996 for holders of Berkshire Common Stock in the case assuming that the Total Cash Consideration to be paid to all FlightSafety shareholders in the Merger (before giving effect to the proration provisions contained in the Merger Agreement) equals the Cash Limitation.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond FlightSafety's or Berkshire's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to FlightSafety, and none of the Acquisition Comparables utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The Special Committee selected Merrill Lynch to act as its financial advisor on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  Merrill Lynch has in the past provided financial advisory and financing services to certain companies in which Berkshire has made investments and Merrill Lynch has received fees for rendering such services.

FORM OF THE MERGER

  If the approval of FlightSafety shareholders is obtained and all other conditions to the Merger are satisfied or waived, FlightSafety will be merged with and into Merger Sub, with Merger Sub being the surviving corporation after the Merger and a wholly owned subsidiary of Berkshire. The name of the Surviving Corporation will be changed to FlightSafety International, Inc. The date on which the closing of the Merger occurs is referred to herein as the "Closing Date."

MERGER CONSIDERATION

  Subject to the Cash Limitation and except as stated otherwise herein as to
(i) shares owned by FlightSafety, any subsidiary of FlightSafety, Berkshire, Merger Sub or any other subsidiary of Berkshire, (ii) fractional shares and
(iii) Dissenting Shares, (a) each issued and outstanding share of FlightSafety Common Stock with respect to which an election (a "Cash Election") to receive cash has been made and not revoked in accordance with the Merger Agreement (a "Cash Electing Share") will be converted into the right to receive in cash from Berkshire an amount equal to $50.00 (the "Cash Election Price"), (b) each issued and outstanding share of FlightSafety Common Stock with respect to which an election (a "Class A Election") to receive Berkshire Class A Stock has been made and not revoked in accordance with the Merger Agreement (a "Class A Electing Share") will be converted into the right to receive from Berkshire the portion of a fully paid and nonassessable share of Berkshire Class A Stock determined by dividing $48.00 by the Average Class A Stock Price and rounding to nine decimal places (the "Class A Exchange Ratio"), and (c) each issued and outstanding share of FlightSafety Common Stock (other than Cash Electing Shares and Class A Electing Shares) (the "Class B Electing Shares") will be converted into the right to receive from Berkshire the portion of a fully paid and nonassessable share of Berkshire Class B Stock determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30 and rounding to nine decimal places (the "Class B Exchange Ratio"). See "--Cash Limitation" and "--Fractional Shares."

  Any shares of FlightSafety Common Stock owned by FlightSafety or any subsidiary, Berkshire, Merger Sub or any other subsidiary of Berkshire will automatically be cancelled and retired at the Effective Time of the Merger and will cease to exist, and no cash, Berkshire Common Stock or other consideration will be delivered in exchange therefor.

  If prior to the Effective Time the outstanding shares of Berkshire Class A or Class B Stock have been changed into a different number of shares or a different class, due to any stock dividend, reclassification, recapitalization, split or similar transaction, the Merger Consideration will be correspondingly adjusted to the extent appropriate to reflect such changes.

CASH LIMITATION

  The Total Cash Consideration in the Merger may not be more than 58% of the sum of (i) the Total Cash Consideration, (ii) the Total Class A Merger Consideration, and (iii) the Total Class B Merger Consideration. Such amount is referred to herein as the "Cash Limitation."

  "Total Class A Merger Consideration" means the product of (i) the Class A Exchange Ratio and (ii) the number of shares of FlightSafety Common Stock converted into Berkshire Class A Stock, after the application of the adjustment provisions for any fractional shares as described below and (iii) the average of the high and low trading prices of Berkshire Class A Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Class B Merger Consideration" means the product of (i) the Class B Exchange Ratio and (ii) the number of shares of FlightSafety Common Stock converted into Berkshire Class B Stock, after the application of the adjustment provisions with respect to the Cash Limitation and for any fractional shares as described below and (iii) the average of the high and low trading prices of Berkshire Class B Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Cash Consideration" means the sum (after the application of the adjustment provisions with respect to the Cash Limitation and for any fractional shares as described below) of (i) cash paid in connection with Cash Elections, (ii) cash paid in lieu of fractional shares of Berkshire Class B Stock and (iii) cash paid for Dissenting Shares. See "-- Fractional Shares." For this purpose, cash paid for Dissenting Shares will be computed as if holders of Dissenting Shares had made Cash Elections with respect to all of their Dissenting Shares.

  If the Total Cash Consideration is more than the Cash Limitation, the number of Cash Electing Shares will be reduced, and FlightSafety shareholders who have made a Cash Election (a "Cash Electing Shareholder") will instead receive one or more shares of Berkshire Class B Stock to the extent and in the order set forth below until the Total Cash Consideration is equal to or less than the Cash Limitation:

  (i) Each Cash Electing Shareholder who holds a sufficient number of FlightSafety shares covered by a Cash Election to receive as part of the Merger Consideration at least one whole share of Berkshire Class B Stock if such shares are treated as Class B Electing Shares, will receive such share of Berkshire Class B Stock for such FlightSafety shares at the Class B Exchange Ratio in lieu of receiving the Cash Election Price for such shares, meaning that the shareholder will receive approximately $48 worth of Berkshire Class B Stock, based on the Average Class A Stock Price, for such FlightSafety shares in lieu of receiving $50 in cash for such shares as requested by the Cash Election (provided, however, that if the application of this procedure to fewer than all of such Cash Electing Shareholders is sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, the Exchange Agent will select by lot the Cash Electing Shareholders whose Cash Elections will be subject to the procedure);

 (ii) If the application of (i) above is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, then, in addition to the application of clause (i) above, each Cash Electing Shareholder who holds a sufficient number of shares of FlightSafety Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least two shares of Berkshire Class B Stock if such shares are treated as Class B Electing Shares will receive such two whole shares of Berkshire Class B Stock for such shares of FlightSafety Common Stock at the Class B Exchange Ratio in lieu of receiving the Cash Election Price for such shares (provided, that, if appropriate, the Exchange Agent will similarly select by lot such Cash Electing Shareholders whose Cash Elections will be subject to this second step of the procedure); and

(iii) If the application of (ii) above is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, under the principles of (i) and (ii) above, the Cash Electing Shares will continue to be reduced, and each Cash Electing Stockholder who holds a sufficient number of shares of FlightSafety Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least three shares and, to the extent necessary, greater than three shares, of Berkshire Class B Stock if such shares are treated as Class B Electing Shares, will receive such three or more shares of Berkshire Class B Stock for such shares of FlightSafety Common Stock at the Class B Exchange Ratio in lieu of receiving the Cash Election Price for such shares until the Total Cash Consideration is equal to or less than the Cash Limitation.

  In addition, if due to Dissenting Shares, the amount of cash paid in cancellation of FlightSafety Stock Options (as defined), or any other uncertainty in the calculation of the Cash Limitation, it reasonably appears to Berkshire or FlightSafety that the Merger may potentially fail to satisfy the continuity of interest requirements relating to reorganizations under
Section 368(a) of the Code, then the number of Cash Electing Shares will be reduced, and Cash Electing Shareholders will instead receive one or more shares of Berkshire Class B Stock in the order described above, to the extent necessary to enable the Merger to satisfy such requirements.

  DUE TO THE CASH LIMITATION, FLIGHTSAFETY SHAREHOLDERS WHO ELECT TO RECEIVE CASH MAY RECEIVE SHARES OF BERKSHIRE CLASS B STOCK FOR THEIR FLIGHTSAFETY COMMON STOCK DESPITE SUCH ELECTION.

ELECTION PROCEDURES; SURRENDER OF FLIGHTSAFETY COMMON STOCK CERTIFICATES

  Record holders of FlightSafety Common Stock will be entitled to make a Cash Election or Class A Election or elect to receive Berkshire Class B Stock (a "Class B Election") with respect to all or any portion of their shares, on or prior to the Election Deadline (as defined), on the Form of Election enclosed with this Proxy Statement/Prospectus. To the extent that holders do not make a Cash Election, Class A Election or Class B Election on the Form of Election, such holders will receive the Class B Stock Consideration. Cash Elections are subject to the Cash Limitation and, pursuant to the terms of the Merger Agreement, holders who make the Cash Election may nonetheless receive shares of Berkshire Class B Stock for FlightSafety shares. See "--Cash Limitation." Forms of Election will be made available by the Exchange Agent and Information Agent as may be reasonably requested to all persons who become holders (or beneficial owners) of FlightSafety Common Stock between the Meeting Record Date and the close of business on the day prior to the Election Date; such Forms of Election will be accompanied by a copy of this Proxy Statement/Prospectus.

  ALL ELECTIONS MUST BE MADE ON A FORM OF ELECTION AND FLIGHTSAFETY SHAREHOLDERS MUST, IN ACCORDANCE WITH THE FORM OF ELECTION, (A) COMPLETE PROPERLY AND RETURN THE FORM OF ELECTION TO THE EXCHANGE AGENT, (B) EITHER (I) DELIVER THEREWITH THE HOLDER'S CERTIFICATES REPRESENTING SHARES OF FLIGHTSAFETY COMMON STOCK (DULY ENDORSED IN BLANK OR OTHERWISE IN A FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF FLIGHTSAFETY) WITH RESPECT TO SUCH SHARES (OR AN APPROPRIATE GUARANTEE OF DELIVERY THEREOF) OR (II) COMPLETE THE PROCEDURE FOR DELIVERY BY BOOK-ENTRY TRANSFER OF SUCH SHARES ON A TIMELY BASIS, AND (C) DELIVER THEREWITH ANY OTHER REQUIRED DOCUMENTS, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE LAST BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING (THE "ELECTION DEADLINE"). FLIGHTSAFETY SHAREHOLDERS ARE URGED TO DELIVER A PROPERLY COMPLETED FORM OF ELECTION TO THE EXCHANGE AGENT, ACCOMPANIED BY ALL REQUIRED DOCUMENTS, NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 1996, TO ENSURE THAT THEIR FORM OF ELECTION WILL BE RECEIVED BY THE ELECTION DEADLINE.

  IF BERKSHIRE OR THE EXCHANGE AGENT DETERMINES THAT ANY PURPORTED ELECTION IS NOT PROPERLY MADE OR IS RECEIVED AFTER THE ELECTION DEADLINE, SUCH PURPORTED ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE SHAREHOLDER MAKING SUCH PURPORTED ELECTION WILL BE DEEMED TO NOT HAVE MADE A CASH ELECTION, CLASS A ELECTION OR CLASS B ELECTION.

  Any FlightSafety shareholder may (i) change such holder's election by submitting a revised Form of Election, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline, or (ii) revoke the election and withdraw the certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline. The certificate(s) covered by any properly revoked Form of Election will be returned to the person who submitted the Form of Election to the Exchange Agent upon written request to that effect. The Exchange Agent and Berkshire will have reasonable discretion to determine when any Election, modification, or revocation is received and whether any such Election, modification or revocation has been properly made, and such determination will be final. If a Form of Election is revoked, the FlightSafety Common Stock to which such Form of Election relates will be treated as shares as to which no election has been made. The Form of Election will also constitute a letter of transmittal for effecting the surrender of such certificates in exchange for the Merger Consideration into which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement. The determination of the Exchange Agent will be binding as to whether or not a Cash Election, Class A Election or Class B Election has been properly made or revoked and as to the time when such election or revocation was received.

  NONE OF BERKSHIRE, THE BERKSHIRE BOARD, FLIGHTSAFETY, THE FLIGHTSAFETY BOARD NOR THE SPECIAL COMMITTEE MAKES ANY RECOMMENDATION AS TO WHETHER FLIGHTSAFETY SHAREHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION, THE CLASS A STOCK CONSIDERATION OR THE CLASS B STOCK CONSIDERATION IN THE MERGER.

  Shareholders of record of Berkshire Class A Stock may designate charitable contributions to be made by Berkshire. In 1996, shareholders of record as of August 31, 1996 were entitled to designate $14 per share. It is anticipated that this program will continue in the future for shareholders of record of Berkshire Class A Stock. Shares of Berkshire Class B Stock do not participate in this program. Accordingly, FlightSafety shareholders who receive the Class B Stock Consideration will not be entitled to participate in this program with respect to their shares of Berkshire Class B Stock.

  The Exchange Agent is the First National Bank of Boston, whose address is 150 Royall Street, Canton, Massachusetts 02021.

  Copies of the Form of Election may also be obtained from the Information Agent, D.F. King & Co., Inc., by calling 1-800-755-7250.

  In order to receive the Merger Consideration, a FlightSafety shareholder must surrender to the Exchange Agent the certificate or certificates which, prior to the Effective Time, represented outstanding shares of FlightSafety Common Stock. FlightSafety shareholders who submit a Form of Election should surrender their certificates with the Form of Election (and should bear in mind that the Exchange Agent must receive the Form of Election by the Election Deadline for a Cash Election, Class A Election or Class B Election to be effective; otherwise, the shares represented by such certificates will be converted into Berkshire Class B Stock and cash in lieu of fractional shares thereof). As soon as practicable after the Effective Time, the Exchange Agent will send to each holder of a certificate or certificates previously representing outstanding shares of FlightSafety Common Stock, other than holders who have previously submitted their certificates to the Exchange Agent with a Form of Election or holders of Dissenting Shares, a letter of transmittal and instructions for use in effecting the surrender of certificates. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

  After the Effective Time of the Merger, there will be no further transfer on the records of FlightSafety or its transfer agent of certificates representing shares of FlightSafety Common Stock and if such certificates are presented to FlightSafety for transfer, they will be cancelled against delivery of the Merger Consideration pursuant to the Merger Agreement. Until surrendered in accordance with the Merger Agreement, each certificate for shares of FlightSafety Common Stock will be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration pursuant to the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of Berkshire Common Stock.

  No dividends or other distributions with respect to Berkshire Common Stock with a record date after the Effective Time of the Merger will be paid to the holder of any unsurrendered certificate for shares of FlightSafety Common Stock with respect to the shares of Berkshire Common Stock represented thereby and no payment of cash or Berkshire Class B Stock in lieu of fractional shares will be paid to any such holder until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of Berkshire Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Berkshire Common Stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Berkshire Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Berkshire Common Stock.

  FLIGHTSAFETY SHAREHOLDERS MAY SURRENDER THEIR FLIGHTSAFETY COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH THE FORM OF ELECTION. ELECTIONS WILL BE EFFECTIVE ONLY IF ACCOMPANIED BY SUCH CERTIFICATES (OR GUARANTEE OF DELIVERY) AS DESCRIBED ABOVE. FLIGHTSAFETY SHAREHOLDERS WHO DO NOT SURRENDER THEIR CERTIFICATES WITH THE FORM OF ELECTION SHOULD SURRENDER THEIR FLIGHTSAFETY COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH THE LETTER OF TRANSMITTAL THAT WILL BE MAILED TO THOSE SHAREHOLDERS AFTER THE EFFECTIVE TIME.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of Berkshire Common Stock will be issued upon the surrender for exchange of certificates representing shares of FlightSafety Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Berkshire.

  Each holder of shares of FlightSafety Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Berkshire Class A Stock (after taking into account all Class A Electing Shares delivered by such holder or, as to a holder of record who holds shares of FlightSafety Common Stock as nominee or in a similar representative capacity, after taking into account all Class A Electing Shares delivered by such a representative holder on behalf of a particular beneficial owner) will receive, in lieu thereof, the number of whole shares of Berkshire Class B Stock determined by dividing (x) the product of such fraction and the Average Class A Stock Price by (y) the quotient of the Average Class A Stock Price divided by 30. After application of the procedure described in the previous sentence, each holder of shares of FlightSafety Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Berkshire Class B Stock (after taking into account all shares of FlightSafety Common Stock delivered by such holder, or by such a representative holder on behalf of a particular beneficial owner, other than Class A Electing Shares and Cash Electing Shares) will receive, in lieu thereof, a cash payment (without interest) equal to the product of (x) such fraction and (y) the quotient of the Average Class A Stock Price divided by 30.

EFFECTIVE TIME

  On the Closing Date, the parties will file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") and will make all other filings or recordings required under the NYBCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Department of State of the State of New York, or at such other time as Berkshire and FlightSafety specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). Such filing will be made as promptly as practicable after satisfaction or waiver of the conditions to the Merger.

STOCK EXCHANGE LISTING

  Berkshire will use its best efforts to cause the shares of Berkshire Common Stock issued in the Merger to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger to a shareholder of FlightSafety who holds FlightSafety shares as a capital asset (a "Holder"). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion is for general information only, and does not address all aspects of federal income taxation that may be applicable to a Holder subject to special treatment under the Code (including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency and holders who are not U.S. persons (as defined in section 7701(a)(30) of the Code) or who acquired shares of FlightSafety Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

  Consummation of the Merger is conditioned upon the receipt by FlightSafety and Berkshire of the opinions of Skadden, Arps and Munger, Tolles, each dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to in such opinions, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code and that each of Berkshire, Merger Sub and FlightSafety will be a party to the reorganization within the meaning of Section 368(b) of the Code. If either or both of FlightSafety or Berkshire are unable to obtain an opinion from their respective tax counsel because of a concern that the Merger will not satisfy the "continuity of interest" requirement for such reorganization treatment under the Code then, generally, the number of Cash Electing Shares will be reduced, and Cash Electing Shares will instead receive one or more shares of Berkshire Class B Stock to the extent necessary to enable such opinion(s) to be issued.

  If, in accordance with such opinions referred to above, the Merger is treated as a reorganization within the meaning of Section 368 of the Code, and Berkshire, Merger Sub and FlightSafety are each a party to the reorganization under Section 368(b) of the Code, the following is a summary of the general federal income tax consequences of the Merger to Holder:

  Exchange of FlightSafety Common Stock. The federal income tax consequences of the Merger to a Holder generally will depend on whether the Holder exchanges FlightSafety Common Stock for cash, Berkshire Common Stock, or a combination thereof, and may further depend on whether (i) the Holder is deemed to own constructively shares of FlightSafety Common Stock and (ii) the Holder actually or constructively owns any shares of Berkshire Common Stock. For this purpose, shares are constructively owned under rules set forth in
Section 318 of the Code which generally deem a person to own stock owned by certain family members or related entities or that is the subject of an option or options owned or deemed owned by such person.

  Exchange Solely for Cash. If pursuant to the Merger a Holder exchanges all of the shares of FlightSafety Common Stock actually owned by the Holder solely for cash (including pursuant to the exercise of its right to dissent and seek an appraisal), such Holder will recognize gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the shares of FlightSafety Common Stock surrendered therefor, which gain or loss generally will be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain or loss. If, however, any such Holder constructively owns shares of FlightSafety Common Stock that are exchanged for shares of Berkshire Common Stock in the Merger or owns shares of Berkshire Common Stock actually or constructively after the Merger, the consequences to such Holder may be similar to the consequences described below under the heading "Exchange for Berkshire Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Holder's gain.

  Exchange Solely for Berkshire Common Stock. If pursuant to the Merger a Holder exchanges all of the shares of FlightSafety Common Stock actually owned by the Holder solely for shares of Berkshire Common Stock, such Holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of Berkshire Class B Stock (as discussed below). The aggregate adjusted tax basis of the shares of Berkshire Common Stock received (including fractional shares) in that exchange will be equal to the aggregate adjusted tax basis of the shares of FlightSafety Common Stock surrendered therefor, and the holding period of such Berkshire Common Stock will include the period during which such shares of FlightSafety Common Stock were held. If the Holder has differing bases or holding periods in respect of its shares of FlightSafety Common Stock, the Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Berkshire Common Stock that it receives in the exchange.

  Exchange for Berkshire Common Stock and Cash. If pursuant to the Merger a Holder exchanges all of the shares of FlightSafety Common Stock actually owned by the Holder for a combination of Berkshire Common Stock and cash, such Holder will realize gain or loss equal to the difference between (i) the sum of cash and the fair market value of Berkshire Common Stock received and (ii) the Holder's adjusted tax basis in the shares of FlightSafety Common Stock surrendered therefor. However, any such loss will not be recognized, and any such gain will only be recognized to the extent of the cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares of FlightSafety Common Stock cannot be used to offset a gain recognized on another block of shares of FlightSafety Common Stock. Any such recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the Holder's ratable share of FlightSafety's accumulated earnings and profits (and, possibly, Berkshire's accumulated earnings and profits). See "--Possible Treatment of Cash as a Dividend."

  The aggregate tax basis of Berkshire Common Stock received by a Holder that exchanges the Holder's shares of FlightSafety Common Stock for a combination of Berkshire Common Stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of FlightSafety Common Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such Berkshire Common Stock will include the holding period of the shares of FlightSafety Common Stock surrendered therefor. If a Holder has differing bases or holding periods in respect of the Holder's shares of FlightSafety Common Stock, the Holder should consult its tax advisor prior to the exchange to identify the particular shares of FlightSafety Common Stock to be surrendered in the exchange and the particular bases or holding periods of the particular shares of Berkshire Common Stock that it receives in the exchange.

  Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or dividend income depends upon whether and to what extent the exchange reduces the Holder's deemed percentage stock ownership interest in Berkshire. For purposes of this determination, the Holder is treated as if it first exchanged all of the Holder's shares of FlightSafety Common Stock solely for Berkshire Common Stock and then Berkshire immediately redeemed (the "deemed redemption") a portion of such Berkshire Common Stock in exchange for the cash that the Holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is
(i) "substantially disproportionate" with respect to the Holder or (ii) "not essentially equivalent to a dividend."

  The deemed redemption, generally, will be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed percentage stock ownership of Berkshire. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Berkshire that the Holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Berkshire that is actually and constructively owned by the Holder immediately after the deemed redemption. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, certain estates and trusts of which the Holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction." Accordingly, in most circumstances, gain recognized by a Holder that exchanges the Holder's shares of FlightSafety Common Stock for a combination of Berkshire Common Stock and cash generally will be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain.

  Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of Berkshire Class B Stock will be treated as received in redemption of such fractional share and gain or loss will be recognized by a Holder, equal to the difference between the amount of cash received and the portion of the basis of the share of FlightSafety Common Stock allocable to such fractional interest. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such share of FlightSafety Common Stock was greater than one year as of the date of the exchange.

  Backup Withholding. Unless a Holder complies with certain reporting or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities), the Holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. A foreign Holder should consult the Holder's tax advisor with respect to the application of withholding rules to the Holder with respect to any cash payments received pursuant to the Merger.

  EACH FLIGHTSAFETY SHAREHOLDER IS URGED TO CONSULT THE HOLDER'S TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

TREATMENT OF FLIGHTSAFETY EMPLOYEE STOCK OPTIONS

  FlightSafety has issued and outstanding options ("Options") to purchase shares of FlightSafety Common Stock under its 1979 Non-Qualified Stock Option Plan, as amended, 1982 Incentive Stock Option Plan, as amended, and 1992 Stock Option Plan, as amended (each a "Stock Option Plan"). Each holder of an outstanding Option which is currently exercisable and has an exercise price of less than $50 (an "Exercisable Option") will have the right to elect, by written notice to Berkshire which is received at least 15 days prior to the Effective Time, to have such Option cancelled in exchange for a cash payment equal to the product of (a) the difference between $50 and the exercise price of such Option and (b) the number of shares of FlightSafety Common Stock subject to such Option. Each other outstanding Option (including each Exercisable Option which is not cancelled as provided above) will be converted into an option to acquire, under the same terms and conditions as applicable to such Option (including any remaining vesting requirements), the number of shares of Berkshire Class B Stock equal to the product of (a) the number of shares of FlightSafety Common Stock subject to such Option and (b) the Class B Exchange Ratio. The per share exercise price for each Option so converted will equal the per share exercise price for the original Option divided by the Class B Exchange Ratio.

CONFLICTS OF INTEREST

  Certain officers and directors of FlightSafety have interests in the Merger in addition to their interests solely as shareholders. The FlightSafety Board has considered these interests, among other matters, in approving and adopting the Merger Agreement and the Merger.

  The Merger Agreement provides that all Exercisable Options can either be converted into cash or options to purchase Berkshire Class B Stock, and all other options will be converted into options to purchase Berkshire Class B Stock. See "THE MERGER--Treatment of FlightSafety Employee Stock Options." Set forth below are the number and approximate weighted average exercise price of FlightSafety stock options held by executive officers of FlightSafety:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                 TOTAL  EXERCISE
   EXECUTIVE OFFICER                                            OPTIONS  PRICE
   -----------------                                            ------- --------
   Bruce N. Whitman............................................ 48,109   $41.61
   Dennis Gulasy............................................... 31,599   $32.01
   Kenneth W. Motschwiller..................................... 34,039   $37.80
   James S. Waugh.............................................. 33,453   $36.43
   Mario D'Angelo.............................................. 16,545   $34.62
   Thomas A. Eff...............................................  3,000   $50.88

  FlightSafety has severance agreements ("Severance Agreements") with Bruce N. Whitman, Kenneth W. Motschwiller, James S. Waugh and Dennis Gulasy (each, a "Covered Executive") which provide, if within one year following a "Change in Control" of FlightSafety (such as the Merger), a Covered Executive is terminated involuntarily other than "For Cause" or voluntarily terminates his employment for "Good Reason" (as those terms are defined in the Severance Agreements), for (i) a lump sum cash payment equal to the sum of three times
(a) the Covered Executive's annual base salary and (b) the amount of bonus compensation paid to the Covered Executive for the year preceding the year in which termination occurs; (ii) a cash payment for outstanding options equal to the higher of (a) the closing price for shares of FlightSafety Common Stock on a specified date or (b) the price actually paid in connection with any such Change in Control over the per share exercise price of such option held by the Covered Executive (whether or not fully exercisable) times the number of shares covered by each such option; (iii) a lapse of restrictions on all restricted shares held by the Covered Executive and (iv) life, disability, and health insurance benefits for 36 months. Berkshire has agreed in the Merger Agreement that the Severance Agreements will not be modified for at least three years following the Effective Time.

  John A. Morgan, a director of FlightSafety, is a partner in Morgan Lewis, an investment banking firm which has provided financial advice to FlightSafety in the past and is a financial advisor to the Special Committee. Morgan Lewis has received $100,000 in connection with its engagement and will receive an additional fee of $1,900,000 if the Merger is consummated. See "THE MERGER-- FlightSafety Financial Advisors."

  Mr. Ueltschi, the Chairman, President and largest shareholder of FlightSafety, who owns 9,611,874 shares of FlightSafety Common Stock (approximately 31.8% of the outstanding shares), has stated his intention to vote for approval and adoption of the Merger and to elect to receive Berkshire Class A Stock for his shares. Berkshire has stated that it expects that he will continue to be the President of FlightSafety after the Merger. All of the other executive officers and directors of FlightSafety, who own an aggregate of 433,386 shares of FlightSafety Common Stock (approximately 1.4% of the outstanding shares), have stated their intention to vote for approval and adoption of the Merger Agreement.

  The Merger Agreement also provides that (i) after the Effective Time, Berkshire and FlightSafety will use their best efforts to agree on compensation plans for officers and employees of FlightSafety and that such compensation plans will include an incentive compensation component reasonably comparable to the existing FlightSafety plans providing for the issuance of FlightSafety Common Stock; and (ii) at the Effective Time, FlightSafety shares held in escrow under FlightSafety's 1984 Restricted Stock Compensation Plan will be released, all restrictions on such shares will lapse and such shares will be converted into the Merger Consideration pursuant to the Merger Agreement. Executive officers of FlightSafety hold the following number of restricted shares: Bruce N. Whitman, 8,909 shares; Dennis Gulasy, 4,556 shares; Kenneth W. Motschwiller, 4,248 shares; James S. Waugh, 5,351 shares; Mario D'Angelo, 2,882 shares; and Thomas A. Eff, 273 shares.

  The FlightSafety retirement plan for non-employee directors provides for retirement payments equal to their annual retainer fee for the lesser of the years served as director or ten years. Upon a "Change in Control" of FlightSafety (such as the Merger), a non-employee director is entitled to ten years of payments under the plan even if such director has served for less than ten years. Each director of FlightSafety has served as a non-employee director for more than ten years, except for Mr. Hood.

  The Merger Agreement also provides that the current officers of FlightSafety will remain as officers of the Surviving Corporation.

  The Merger Agreement also provides that from and after the Effective Time, Berkshire and the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of FlightSafety, subject to certain limitations, for all claims arising as a result of their service to FlightSafety or relating to the Merger Agreement and the transactions contemplated thereby. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is certain information, as of September 30, 1996, concerning the beneficial ownership of FlightSafety Common Stock by (i) each director,
(ii) each of the five most highly compensated executive officers, (iii) all directors and executive officers as a group and, to the knowledge of FlightSafety based on filings with the Commission, each person or group which beneficially owns more than 5% of the outstanding FlightSafety Common Stock.

                                      NUMBER OF SHARES    PERCENT OF OUTSTANDING
NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED        COMMON STOCK
------------------------             ------------------   ----------------------
Directors
 Albert L. Ueltschi(1).............       9,611,874(2)             31.8%
 George B. Beitzel.................           3,292(3)                *
 Edward E. Hood, Jr................           1,000                   *
 Charles R. Longsworth.............           1,025                   *
 John A. Morgan....................         118,885                   *
 Bruce N. Whitman(4)...............         275,240(5)                *
Executive Officers
 Kenneth W. Motschwiller...........          31,214(5)(6)             *
 James S. Waugh....................          37,009(5)                *
 Dennis Gulasy.....................          37,523(5)(7)             *
Directors and Executive Officers as
 a group (11 persons)..............      10,158,647(5)             33.6%
FMR Corp.(8).......................       2,409,900(8)              8.0%
Putnam Investments, Inc.(9)........       1,495,323(9)              5.0%

--------
* Indicates beneficial ownership of less than 1% of the shares of outstanding FlightSafety Common Stock on such date.

(1) The address for Mr. Ueltschi is Marine Air Terminal, La Guardia Airport, Flushing, NY 11371. Mr. Ueltschi is also the President of FlightSafety.

(2) Includes 9,611,374 shares held pursuant to a revocable trust for which Mr. Ueltschi is the sole beneficiary during his lifetime and 500 shares held pursuant to a partnership. Does not include approximately 1,639,385 shares beneficially owned by various members of Mr. Ueltschi's family, as to which Mr. Ueltschi disclaims beneficial ownership.

(3) Does not include 275 shares beneficially owned by Mr. Beitzel's spouse, as to which Mr. Beitzel disclaims beneficial ownership.

(4) Mr. Whitman is also Executive Vice President of FlightSafety.

(5) Includes shares which the executive officer has the right to acquire within 60 days through the exercise of stock options granted under FlightSafety's stock option plans. These amounts are as follows: Mr. Whitman, 29,598 shares; Mr. Motschwiller, 22,865 shares; Mr. Waugh, 22,270 shares; Mr. Gulasy, 25,741 shares; and all directors and executive officers as a group, 113,387 shares.

(6) Includes 1,924 shares held by Mr. Motschwiller as custodian for his minor children.

(7) Does not include 1,266 shares beneficially owned by Mr. Gulasy's spouse, as to which Mr. Gulasy disclaims beneficial ownership.

(8) FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109. FMR Corp. is a holding company and its subsidiary, Fidelity Management & Research Company, is an investment advisor to investment companies. The number of shares owned is as of June 30, 1996 as reported on Form 13F-E filed by FMR Corp. with the Commission on August 14, 1996. FMR Corp. reported it has neither sole nor shared voting power with respect to such shares and has sole power to dispose of such shares.

(9) Putnam Investment, Inc.'s address is One Post Office Square, Boston, MA 02109. Putnam Investment, Inc. is a wholly owned subsidiary of Marsh and McLennan. Putnam Investment, Inc.'s subsidiaries, Putnam Investment Management, Inc., and the Putnam Advisory Company, Inc., are investment advisors to investment companies. The number of shares owned is as of March 31, 1996 as reported on a Schedule 13G filed by Putnam Investment, Inc. with the Commission on April 8, 1996. Putnam Investment, Inc. reported it has shared power to vote or to direct the vote for 3,053 shares and has shared power to dispose or to direct the disposition of these shares.

ACCOUNTING TREATMENT

  The Merger will be accounted for by Berkshire under the purchase method of accounting in accordance with Accounting Principles Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the aggregate consideration paid by Berkshire in connection with the Merger will be allocated to FlightSafety's assets and liabilities based on their fair values at the Effective Time, with any excess being treated as goodwill. The assets and liabilities and results of operations of FlightSafety will be consolidated into the assets and liabilities and the results of operations of Berkshire commencing at the Effective Time.

APPROVALS AND CONSENTS

  The Merger Agreement provides that FlightSafety, Berkshire and Merger Sub will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by the Merger Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

  Under the HSR Act, certain acquisition transactions may not be consummated unless notice has been given and certain information furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied, unless earlier termination has been granted. The FTC notified FlightSafety on November 8, 1996 that early termination had been granted. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of Berkshire or FlightSafety. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the Merger or divestiture of businesses of Berkshire or FlightSafety. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

  Pursuant to Section 910 of the NYBCL, holders of FlightSafety Common Stock who follow the procedures set forth in Section 623 of the NYBCL (the "Appraisal Statute") will be entitled to have their FlightSafety Common Stock appraised by a New York State Court and to receive payment of the "fair value" of such shares as determined by such court. The Appraisal Statue is reprinted in its entirety as Annex III to this Proxy Statement/Prospectus. The following discussion is not a complete description of the law pertaining to appraisal rights under the NYBCL and is qualified in its entirety by the full text of the Appraisal Statute. Any FlightSafety shareholder who wishes to exercise such appraisal rights or to preserve the right to do so, should review the following discussion and Annex III carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' appraisal rights under the NYBCL.

  All references in the Appraisal Statute and in this summary to a "shareholder" are to the recordholder of FlightSafety Common Stock on the Record Date. A person having a beneficial interest in shares of FlightSafety Common Stock that are held of record by another person such as a broker or nominee must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  A shareholder wishing to exercise appraisal rights must (i) deliver to FlightSafety, prior to or at the Special Meeting but before the vote is taken on the Merger Agreement, a written objection to the Merger (the

"Notice of Election"), which must include a notice of his election to dissent, the shareholder's name, residence address, the number of shares as to which the shareholder dissents and a demand for payment of the fair value of such shares (which Notice of Election must be in addition to and separate from any proxy or vote against the Merger Agreement) and (ii) not vote for approval and adoption of the Merger Agreement. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS MUST (A) VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR (B) ABSTAIN FROM VOTING ON THE MERGER AGREEMENT. Neither a vote against the Merger Agreement, in person or by proxy, nor a proxy directing such vote for an abstention, will in and of itself constitute a written objection to the Merger under the Appraisal Statute (shareholders who timely file such Notice of Election and who do not vote in favor of the Merger Agreement are referred to as "Dissenting Shareholders").

  A shareholder may not dissent as to less than all of the shares, as to which such shareholder has a right to dissent, held by such shareholder of record and owned beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares held of record by such nominee or fiduciary on behalf of such owner and as to which such nominee or fiduciary has a right to dissent. All Notices of Election should be addressed to FlightSafety International, Inc., Marine Air Terminal, La Guardia Airport, Flushing, New York 11371, Attention: Thomas A. Eff, Assistant Secretary.

  Within 10 days after the date on which shareholders approve and adopt the Merger Agreement, FlightSafety must send written notice by registered mail to each Dissenting Shareholder to such effect. At the Effective Time, each Dissenting Shareholder will cease to have any rights of a shareholder of FlightSafety except the right to be paid the fair value of his shares and rights under the Appraisal Statute.

  A Notice of Election may be withdrawn by a Dissenting Shareholder prior to his acceptance in writing of an offer made by FlightSafety to pay the value of such Dissenting Shares, except that a Notice of Election may not be withdrawn later than 60 days following the Effective Time unless FlightSafety fails to make a timely offer to pay such value, in which case such Dissenting Shareholder shall have 60 days from the date an offer is made to withdraw his election. In either event, after such time, a Notice of Election may not be withdrawn without the written consent of FlightSafety. In order to be effective, withdrawal of a Notice of Election must be accompanied by a return to FlightSafety of any advance payment made to the Dissenting Shareholder by FlightSafety as described below.

  If a Dissenting Shareholder effectively withdraws or loses such right to appraisal after the Effective Time, such shareholder's Dissenting Shares will be deemed to be converted as of the Effective Time into the right to receive Berkshire Class B Stock in the Merger.

  Upon filing the Notice of Election, or within one month thereafter, Dissenting Shareholders must submit the certificates representing their FlightSafety Common Stock to FlightSafety, attention: Thomas H. Eff, Assistant Secretary, at the address set forth above or to FlightSafety's transfer agent, American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005, and there will be noted thereon that a Notice of Election has been filed and the certificates will be returned to the Dissenting Shareholders. Any Dissenting Shareholders who fail to submit such certificates for such notation will, at the option of FlightSafety exercised by written notice to such Dissenting Shareholders within 45 days of the date of filing of such Notice of Election, lose their appraisal rights unless a court, for good cause shown, shall otherwise direct.

  Within 15 days after the expiration of the period within which shareholders may file their Notice of Election, or within 15 days after the Merger is consummated, whichever is later (but in no case later than 90 days after the shareholders' vote to approve and adopt the Merger Agreement), the Surviving Corporation or any successor must make a written offer to pay for the FlightSafety Common Stock held by Dissenting Shareholders at a price which the Surviving Corporation or any successor considers to be their fair value. This offer will be accompanied by a statement setting forth the aggregate number of shares, which will be at the same price for all Dissenting Shares, with respect to which Notices of Election to dissent have been received and the aggregate number of holders of such shares.

  If the Merger has been consummated at the time the offer is made, the offer will be accompanied by (i) advance payment to each Dissenting Shareholder who has submitted certificates for notation thereon of the election to dissent of an amount equal to 80% of such offer or (ii) as to each Dissenting Shareholder who has not yet submitted certificates for notation thereon of the election to dissent, a statement that advance payment of an amount equal to 80% of the amount of such offer will be made by FlightSafety promptly upon submission of certificates. If the Merger has not been consummated at the time of the making of such offer, such advance payment or statement as to advance payment will be sent to each shareholder entitled thereto upon consummation of the Merger. Acceptance of such advance payment by a Dissenting Shareholder will not constitute a waiver of dissenter's rights. If the Merger is not consummated within 90 days after approval of the Merger by shareholders, such offer may be conditioned upon consummation of the Merger.

  If within 30 days after making such offer, the Surviving Corporation or any successor and any Dissenting Shareholder agree on the price to be paid for such shareholder's Dissenting Shares, the Surviving Corporation or any successor will pay the agreed price to such holder within 60 days after the later of the date such offer was made or the Effective Time, upon surrender of certificates representing such holder's FlightSafety Common Stock.

  If the Surviving Corporation or any successor fails to make an offer within the 15-day period described above, or if it makes an offer and any Dissenting Shareholder fails to agree within 30 days of the making of such offer, the Surviving Corporation or any successor must, within 20 days thereafter, institute a special proceeding in an appropriate court to determine the rights of Dissenting Shareholders and to fix the fair value of their shares. If the Surviving Corporation or any successor does not institute such a proceeding within such 20- day period, any Dissenting Shareholder may, within 30 days after such 20-day period expires, institute a proceeding for the same purpose. If such proceeding is not instituted by any Dissenting Shareholder within such 30-day period, all dissenters' rights will be extinguished unless the New York Supreme Court, for good cause shown, otherwise directs. All Dissenting Shareholders, other than those who agree with the Surviving Corporation or any successor as to the price to be paid for their shares, will be made parties to such proceeding.

  With respect to Dissenting Shareholders entitled to payment, the court will proceed to fix the value of the FlightSafety Common Stock which will be the fair value as of the close of business on the day prior to the Special Meeting. In fixing the fair value of the shares of FlightSafety Common Stock, the court will consider the nature of the Merger and the effects on the Surviving Corporation or any successor and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the fair value of such shares without a jury and without referral to an appraiser or referee. The final order by the court will include an allowance for interest (unless the court finds the refusal of any Dissenting Shareholder to accept the offer of the Surviving Corporation or any successor thereof as arbitrary, vexatious, or otherwise not in good faith) of such rate as the court finds to be equitable, accruing from the Effective Time to the date of payment.

  Each party in the appraisal proceeding will bear its own costs and expenses, including the fees of counsel and any experts employed by it. The court may, however, in its discretion, assess any of the costs, fees and expenses incurred by the Surviving Corporation or any successor against Dissenting Shareholders (including those who withdraw their Notice of Election) if the court finds that their refusal to accept the offer of the Surviving Corporation or any successor was arbitrary, vexatious or otherwise not in good faith. Similarly, the costs, fees and expenses incurred by Dissenting Shareholders may be assessed by the court in its discretion, against the Surviving Corporation or any successor if the fair value of the shares as determined by the court materially exceeds the amount which the Surviving Corporation or any successor offered to pay, the Surviving Corporation or any successor failed to follow certain procedures of the Appraisal Statute or such corporation's manner of compliance with the Appraisal Statue was arbitrary, vexatious or not otherwise in good faith.

  Within 60 days after the final determination of the proceeding, the Surviving Corporation or any successor will pay to each Dissenting Shareholder the amount found in such proceeding to be due such shareholder, upon surrender of certificates of FlightSafety Common Stock.

  Any shareholder who duly demands, prior to the Special Meeting, an appraisal in compliance with the Appraisal Statute will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to shareholders of record as of a date prior to the Effective Time.

  Failure to follow the steps required by the Appraisal Statute for perfecting appraisal rights may result in the loss of such rights. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE APPRAISAL STATUTE, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

DELISTING AND DEREGISTRATION OF FLIGHTSAFETY COMMON STOCK

  If the Merger is consummated, FlightSafety Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

RESALES OF BERKSHIRE COMMON STOCK

  All shares of Berkshire Class A Stock and Berkshire Class B Stock to be issued in connection with the Merger will be registered under the Securities Act. Such shares will be freely transferable, except that shares received by any person who may be deemed to be an affiliate of FlightSafety within the meaning of Rule 145 of the Securities Act (each such person being an "Affiliate") may not be resold except in transactions permitted by such Rule or as otherwise permitted under the Securities Act.

  FlightSafety has agreed in the Merger Agreement to use its best efforts to cause each person who may be deemed to be an Affiliate of FlightSafety to deliver to Berkshire a written agreement intended to ensure compliance with the Securities Act.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, which is annexed as Annex I to this Proxy Statement/Prospectus and incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains representations and warranties of FlightSafety relating, among other things, with respect to FlightSafety and its subsidiaries, to (i) their organization, good standing and corporate power;
(ii) ownership of subsidiaries by FlightSafety; (iii) FlightSafety's capital structure; (iv) its corporate power to enter into, and its due authorization, execution and delivery of the Merger Agreement and the Merger Agreement not violating its Certificate of Incorporation or By-laws, applicable law and certain material agreements; (v) documents filed by FlightSafety with the Commission and the accuracy of information contained therein and the absence of undisclosed liabilities; (vi) the accuracy of information supplied by FlightSafety in connection with this Proxy Statement/Prospectus; (vii) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to FlightSafety; (viii) the absence of pending or threatened litigation, certain labor matters and compliance with all applicable laws; (ix) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters;
(x) filing of tax returns and payment of taxes; (xi) the inapplicability of any state takeover statute or similar statue or regulation of the State of New York (and, to the knowledge of FlightSafety, of any other state or jurisdiction) to the Merger Agreement and the transactions contemplated thereby; (xii) environmental matters; (xiii) good title to properties and assets free of liens; (xiv) brokers' fees and expenses; (xv) receipt of the opinion of Merrill Lynch to the effect that the Merger Consideration to be received in the Merger by FlightSafety shareholders is fair from a financial point of view; (xvi) FlightSafety Board's recommendation and determinations with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger; and (xvii) the required vote of FlightSafety's shareholders necessary to approve the Merger Agreement, the Merger and the other transactions contemplated thereby.

  The Merger Agreement also contains representations and warranties of Berkshire relating, among other things, with respect to Berkshire and its subsidiaries, to (i) their organization, good standing, and corporate power;
(ii) ownership of subsidiaries by Berkshire; (iii) Berkshire's capital structure; (iv) its corporate power to enter into, and its due authorization, execution and delivery of the Merger Agreement and the Merger Agreement not violating its Certificate of Incorporation or By-laws, applicable law and certain material agreements; (v) documents filed by Berkshire with the Commission and the accuracy of information contained therein and the absence of undisclosed liabilities; (vi) the accuracy of information supplied by Berkshire in connection with the Registration Statement and this Proxy Statement/Prospectus; (vii) the absence of certain changes or events since the most recent financial statements filed with the Commission, including material adverse changes with respect to Berkshire; (viii) the interim operations of Merger Sub; and (ix) brokers' fees and expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, FlightSafety has agreed, among other things, until the Effective Time (except as otherwise specifically required by the terms of the Merger Agreement), that it will, and it will cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them so that their goodwill and ongoing businesses will not be impaired at the Effective Time. Except for certain exceptions for actions in the ordinary course of business consistent with past practice, FlightSafety agreed to not, and not permit any of its subsidiaries to, without prior consent of Berkshire, among other things, (i) declare or pay any dividend or distribution (other than a regular quarterly dividend not exceeding $.16 per share), (ii) reclassify or acquire any shares of its capital stock or certain other securities, (iii) issue or encumber any shares of its capital stock and certain other securities, (iv) amend its charter documents, (v) acquire a substantial portion of the stock or assets of another business organization,
(vi) sell, lease, or encumber any of its material properties or assets, (vii) incur any indebtedness or make any loans or capital contributions to, or investments in, any other person (other than a FlightSafety subsidiary),
(viii) acquire any material asset or agree to make any capital expenditure,
(ix) pay or satisfy any claims or obligations (except as contemplated in FlightSafety's most recent audited financial statements), (x) grant, transfer, or modify any rights of material value, (xi) adopt or amend in any material respect any employee or director benefit plan or arrangement, (xii) change any material accounting principal, (xiii) take any action that would result in any of its representations and warranties in the Merger Agreement becoming untrue, or in any of the conditions to the Merger not being satisfied, (xiv) make any tax election or settle or compromise any tax liability, or (xv) authorize or commit to take any of the foregoing actions.

INDEMNIFICATION

  The Merger Agreement provides that FlightSafety will, and from and after the Effective Time, Berkshire and the Surviving Corporation will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes such prior to the Effective Time, an officer, director or employee of FlightSafety or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FlightSafety or any of its subsidiaries (the "Indemnified Parties"), whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby. In the case of FlightSafety and the Surviving Corporation, such indemnification will only be to the fullest extent a corporation is permitted under the NYBCL to indemnify its own directors, officers and employees; and in the case of Berkshire, such indemnification will not be limited by the NYBCL but will not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication establishes that their acts or omissions (A) were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arose out of, were based upon or attributable to the gaining of any financial profit or other advantage to which they were not legally entitled. FlightSafety, Berkshire and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, which in the case of FlightSafety and the Surviving Corporation will be only upon receipt of any undertaking contemplated by Section 723(c) of the NYBCL.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligation of each party to consummate the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to certain other customary closing conditions, the following:

  (i) the Merger and the Merger Agreement having been approved by the vote of two-thirds of the outstanding shares of FlightSafety Common Stock entitled to vote thereon;

  (ii) the shares of Berkshire Common Stock issuable to FlightSafety shareholders pursuant to the Merger Agreement having been approved for listing on the NYSE, subject to official notice of issuance;

  (iii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act having terminated or expired (see "THE MERGER--Approvals and Consents");

 (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect; and if such an injunction order, restraint or prohibition was issued before the Effective Time, FlightSafety, Berkshire and Merger Sub having used their best efforts to have any such injunction, order, restraint or prohibition vacated;

  (v) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of Berkshire Common Stock having been complied with;

 (vi) the representations and warranties of the other party in the Merger Agreement being true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date; and

(vii) each party having performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the other party or adversely affect the ability of the party to consummate the transactions therein contemplated or perform its obligations thereunder).

  Berkshire's and Merger Sub's obligation to consummate the Merger is subject to the following additional conditions:

  (i) Berkshire having received the opinion of Munger, Tolles, dated the Closing Date, based on appropriate representations of FlightSafety, its affiliates and Berkshire, and such other facts, representations, assumptions and agreements as such counsel may reasonably deem relevant, to the effect that for United States federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Berkshire, Merger Sub and FlightSafety will be a party to the reorganization within the meaning of Section 368(b) of the Code;

 (ii) Berkshire having received satisfactory evidence that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except for those which are not, individually or in the aggregate, material to Berkshire or FlightSafety or the failure of which to have been received would not (as compared to any of those which had been obtained) materially dilute the aggregate benefits to Berkshire of the Merger;

(iii) Berkshire having received certain agreements from each such person identified by FlightSafety to be an Affiliate of FlightSafety for purposes of Rule 145 under the Securities Act; and

 (iv) Mr. Ueltschi having executed and delivered, and used his best efforts to cause certain members of his family to have executed and delivered, a continuity of interest agreement pursuant to which such parties agree, among other things, that for a period of two years after the Merger, they will not dispose of any Berkshire Common Stock received in exchange for shares of FlightSafety Common Stock pursuant to the Merger, except in certain limited circumstances.

  FlightSafety's obligation to consummate the Merger is subject to the additional conditions of the receipt of an opinion of Skadden, Arps, dated the Closing Date, based on appropriate representations of FlightSafety, its affiliates and Berkshire and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, that, for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Berkshire, Merger Sub and

FlightSafety will be a party to a reorganization within the meaning of Section 368(b) of the Code. See "THE MERGER--Approvals and Consents."

NO SOLICITATION

  The Merger Agreement provides that neither FlightSafety nor any of its subsidiaries will, nor will FlightSafety or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of FlightSafety or any of its subsidiaries (other than in the ordinary course of business) or of over 20% of any class of equity securities of FlightSafety or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of FlightSafety or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving FlightSafety or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Berkshire of the transactions contemplated thereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing will not prohibit FlightSafety from (a) furnishing information concerning FlightSafety and its businesses, properties or assets pursuant to an appropriate confidentiality agreement substantially similar to the confidentiality agreement entered into between FlightSafety and Berkshire to a third party who has made an unsolicited Transaction Proposal,
(b) engaging in discussions or negotiations with a third party who has made an unsolicited Transaction Proposal, (c) following receipt of an unsolicited Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders and/or (d) following receipt of an unsolicited Transaction Proposal, failing to make or withdrawing or modifying its recommendation that FlightSafety shareholders approve and adopt the Merger Agreement, but in each case referred to in the foregoing clauses (a) through
(d) only if and to the extent that the FlightSafety Board has concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the FlightSafety Board in the exercise of its fiduciary duties; provided, further, that the FlightSafety Board will not take any of the foregoing actions referred to in clauses (a) through (d) until after giving at least one business day's notice to Berkshire with respect to such actions. In addition, if the FlightSafety Board receives a Transaction Proposal, FlightSafety will promptly inform Berkshire in writing of the material terms of such proposal and the identity of the person (or group) making it. FlightSafety also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties as of the date of the Merger Agreement with respect to the foregoing. FlightSafety also acknowledged that any violation of the restrictions set forth above by any director or executive officer of FlightSafety or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant or other representative of FlightSafety or any of its subsidiaries will be deemed to be a breach of the Merger Agreement by FlightSafety. For a description of the effects that a Transaction Proposal prior to the Effective Time could have on the Merger Agreement, see "--Termination" below.

BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

  The Merger Agreement provides that the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and that the officers of FlightSafety at the Effective Time of the Merger will be officers of the Surviving Corporation.

TERMINATION

  The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time:

  (i) by mutual written consent of Berkshire and FlightSafety;

  (ii) by either Berkshire or FlightSafety (a) if any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; or (b) if the Merger has not been consummated on or before March 31, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under such agreement required to be performed at or prior to the Effective Time);

  (iii) by Berkshire, (a) if the required approval of the shareholders of FlightSafety has not been obtained; (b) if the FlightSafety Board has withdrawn, modified or amended in any respect adverse to Berkshire or Merger Sub its approval or recommendation of the Merger Agreement or the Merger, failed as soon as practicable to mail the Proxy Statement/Prospectus to its shareholders or failed to include in such statement such recommendation, recommended any Transaction Proposal from a person other than Berkshire or resolved to do any of the foregoing; (c) if (1) FlightSafety has exercised any of its rights described under "--No Solicitations" above with respect to any Transaction Proposal and has, directly or through agents or representatives, continued discussions with any third party concerning such Transaction Proposal for more than 10 business days after receipt of such Transaction Proposal; or (2) (A) a Transaction Proposal that is publicly disclosed which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) shall have been commenced, publicly proposed or communicated to FlightSafety and (B) FlightSafety has not rejected such proposal within the earlier of 10 business days of its receipt or the date its existence first becomes publicly disclosed; or (iv) if FlightSafety fails to perform any of its material obligations under the Merger Agreement; or

  (iv) by FlightSafety, (a) if FlightSafety fails to make or withdraws or modifies its recommendation that FlightSafety shareholders approve the Merger as described under "--No Solicitations" above; or (b) if Berkshire or Merger Sub fails to perform any of their respective material obligations under the Merger Agreement.

  In the event of termination of the Merger Agreement by either FlightSafety or Berkshire, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Berkshire, Merger Sub or FlightSafety, other than under certain specified provisions of the Merger Agreement relating to the payment of expenses, and for damages as a result of the breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

FEES AND EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that expenses in connection with the printing and mailing of this Proxy Statement/Prospectus, the Registration Statement and filing fees with the Commission, will be shared equally between Berkshire and FlightSafety.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties at any time before or after required approval of the Merger by FlightSafety shareholders; provided, however, that after such approval, no amendment will be made that requires shareholder approval unless such approval is obtained. Prior to the Effective Time, the parties may (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) subject to any required shareholder approval, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

                                CAPITALIZATION

  The table below sets forth the unaudited (i) consolidated capitalization of Berkshire as of September 30, 1996, (ii) consolidated capitalization of FlightSafety as of September 30, 1996 and (iii) pro forma combined capitalization of Berkshire as of September 30, 1996 giving effect to the Merger. The pro forma data gives effect to the Merger under the purchase method of accounting. Because the relative amounts of Cash Consideration and Stock Consideration in the Merger depend upon, among other things, the elections of FlightSafety shareholders and the application of procedures to ensure that the Cash Consideration does not exceed the Cash Limitation (see "THE MERGER--Merger Consideration" and "--Cash Limitation"), two alternative scenarios of unaudited pro forma comparative per share data are presented. Scenario 1 assumes that 58% of the total consideration in the Merger is Cash Consideration and 42% of the total consideration is Stock Consideration. Scenario 2 assumes that 100% of the total consideration is Stock Consideration. This information should be read in conjunction with the financial statements, related notes and other financial information pertaining to Berkshire and FlightSafety incorporated herein by reference.

                                  HISTORICAL                PRO FORMA
                              SEPTEMBER 30, 1996        SEPTEMBER 30, 1996
                                   UNAUDITED                UNAUDITED
                            ----------------------- --------------------------
                                                     SCENARIO 1   SCENARIO 2
                            BERKSHIRE FLIGHTSAFETY  MAXIMUM CASH MAXIMUM STOCK
                            --------- ------------- ------------ -------------
                                      (IN MILLIONS)
Borrowing under investment
 agreements
 and other debt:
  Parent company........... $   860.5    $  --       $   860.5     $   860.5
  Finance subsidiaries.....     389.1       --           389.1         389.1
  Other subsidiaries.......     574.7      38.3          613.0         613.0
Minority shareholder
 interests.................     311.8       --           311.8         311.8
Shareholders' equity.......  21,188.7     619.0       21,811.7      22,637.5
                            ---------    ------      ---------     ---------
                            $23,324.8    $657.3      $23,986.1     $24,811.9
                            =========    ======      =========     =========

                             BUSINESS OF BERKSHIRE

  Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business, which Berkshire conducts through subsidiaries referred to collectively as the Berkshire Hathaway Insurance Group. See "-- Berkshire Hathaway Insurance Group." The investment portfolios of the insurance subsidiaries include meaningful equity ownership percentages of other publicly-traded companies. See "--Common Stock Investments." In addition, Berkshire publishes the Buffalo News, a daily and Sunday newspaper in upstate New York, and its non-insurance subsidiaries engage in a variety of manufacturing, publication, and retail businesses. See "--Non-Insurance Businesses."

  Operating decisions for the various insurance and non-insurance businesses of Berkshire are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Mr. Buffett, Berkshire's Chairman, in consultation with Mr. Munger, its Vice-Chairman.

 Berkshire Hathaway Insurance Group

  The Berkshire Hathaway Insurance Group (the "Group") operates a primary or direct insurance business nationwide and a reinsurance business worldwide. The largest subsidiary in the Group is National Indemnity Company ("National Indemnity"). Also included in this Group is GEICO Corporation ("GEICO"), the seventh largest auto insurer in the United States.

  The Group maintains capital strength at high levels, significantly higher than normal in the industry. This capital strength differentiates Group members from their competitors. For example, in each of the five years from 1991 through 1996 the Group's ratio of net premiums written to year-end statutory surplus was 10% or less; the addition of GEICO will cause the Group's ratio to increase in 1996 to a presently estimated 15%-20%. The industry average net premiums-to-surplus ratio from 1991 through 1995 ranged from 113% to 141% (based on statistics published by A.M Best & Company).

  Because it maintains large capital in relation to annual premiums written, Berkshire can pay losses under the most adverse circumstances. This obvious margin of safety is very attractive to the Group's insureds, and creates opportunities for the Group to negotiate and enter into contracts of insurance specially designed to meet unique needs of sophisticated insurance and reinsurance buyers. Berkshire's capital base also allows the Group to issue policies with limits larger than other insurance companies are typically prepared to write. Finally, large capital combined with low overhead allows the Group to respond to insurance opportunities with exceptional speed and be selective about the business it writes. The Group can forbear from writing policies when it perceives rates to be inadequate. Conversely, it can more fully utilize its capital strength when better-than-industry-average results may be expected.

  Reinsurance. The Reinsurance Division of National Indemnity provides excess of loss and quota share treaty reinsurance to other property/casualty insurers and reinsurers. Minimal organizational resources, but huge financial resources, are currently devoted to this business.

  During 1990, management of the Group perceived declines in industry capacity and competition for mega-catastrophe excess-of-loss reinsurance ("super-cat") coverages. Consequently, National Indemnity has written coverages for a number of such risks. Management believes that in recent years the Group has been the largest provider in the world of this type of coverage. These coverages may provide sizeable amounts of indemnification per contract, and a single event may result in payments under a number of contracts. Berkshire's present underwriting standards (which are subject to change) seek to limit Berkshire's exposure to a loss from a single event to $1 billion in excess of the premiums earned. This business can produce extreme volatility in reported periodic results. Accounting consequences, however, do not influence decisions of Berkshire's management with respect to this or any other business and this fact, plus the Group's extraordinary financial strength, are believed to be the primary reasons why the Group has become a major provider of these coverages.

  Since 1992, there has been a substantial increase in catastrophe reinsurance capacity for the industry. Most of the additional capacity has arisen from equity capital raised by newly formed entities. Berkshire management has observed that, in some instances, catastrophe reinsurance prices have fallen below the amounts that it considered adequate. The result was a decrease in the level of business accepted in 1995. Management anticipates that the level of business accepted in 1996, and possibly in subsequent years as well, may also be reduced.

  In recent years, the Group has entered into several non-traditional reinsurance arrangements known as finite-risk contracts. These contracts have become increasingly significant in the Group's business and the property/casualty insurance marketplace. These reinsurance agreements provide essentially traditional coverages but also contractually establish minimum and maximum payouts by the reinsurer. Minimum payout requirements may call for repayments to the reinsured, on specified dates, of sums not otherwise paid out by the reinsurer as losses. The amount of risk transferred, while significant, is limited. Because the period over which claims are expected to be paid can be lengthy, the time value of money is an important element in pricing and setting terms for these contracts. Transaction amounts and limits of indemnification are likely to be large. In addition, a single contract may relate to loss occurrences in a number of lines of business that span a number of years.

  Providers of such non-traditional products need significant financial strength. Increased competition for such business and new accounting standards for ceding companies have limited the number of opportunities to write such business, particularly with respect to retroactive reinsurance coverages of past loss events. However, the occasional acceptance of such business continues to produce considerable premium volume.

  Primary or Direct Basis Insurance. The Group also writes insurance on a primary or direct basis (policies issued in the name of and to the insured party). The Group's primary or direct business was significantly expanded when GEICO became a wholly owned subsidiary of Berkshire on January 2, 1996.

  GEICO, through its own subsidiaries, is a multiple line property casualty insurer, the principal business of which is writing private passenger automobile insurance. GEICO markets its policies to individuals in 48 states and the District of Columbia by direct response methods, which is a major aspect of GEICO's strategy to be a low-cost provider of such coverages.

  Other Group members engaged in primary or direct basis insurance underwrite multiple lines of principally casualty coverages nationwide for primarily commercial accounts. These members write business through insurance agents and brokers. The traditional business of National Indemnity has been largely in providing liability coverages for commercial truck and bus operators and related commercial transportation activities that require specialized underwriting knowledge and techniques. The Commercial Casualty Division and Professional Liability and Special Risk Division of National Indemnity solicit and underwrite especially large or unusual risks. Other member companies, referred to as "homestate operations," market various commercial coverages for standard risks to insureds in an increasing number of selected states. The Group also insures the credit card debt of policyholders through Berkshire's 82%-owned Central States Indemnity Co. of Omaha, which markets to individuals through credit card issuers nationwide, and provides workers' compensation insurance primarily to employers in California through Cypress Insurance Company.

  Underwriting Results and "Float". The increases in reinsurance business in recent years have produced an exceptional increase in the amount of "float" generated by the Group. Float is an estimate of the net investable funds provided by policyholders to the Group and held by it prior to payment of claims and claims adjustment expenses. Float arises because of the time lapse between the dates premiums are paid by policyholders and the dates policy costs, primarily losses and loss adjustment expenses, are paid. Float equals the sum of unpaid losses, unpaid loss adjustment expenses, unearned premiums and other liabilities to policyholders less the aggregate of premium balances receivable, amounts recoverable as reinsurance on paid and unpaid losses, deferred policy acquisition costs, deferred charges applicable to assumed reinsurance and prepaid income taxes. The Group generates float in exceptional amounts relative to premium volume. Since 1967, when Berkshire entered the insurance business, its float has grown at an annual compounded rate of 20.7%.

  The "cost" of float in any year is the underwriting loss that occurs when premiums earned by an insurer are less than losses and expenses incurred by the insurer for the year. In years when an underwriting profit is achieved, as the Group has in each of the past three years, the "cost" of float is negative; that is, the Group has had access to money at no cost. The following table shows the Group's pre-tax underwriting profit or loss (stated on the basis of generally accepted accounting principles and not including GEICO), average float, and approximate cost of float (compared to the year-end yield on long-term U.S. Treasury bonds) for the past five years:

                               (1)                                              YEAR-END
                          UNDERWRITING         (2)          APPROXIMATE    YIELD ON LONG-TERM
                           GAIN (LOSS)    AVERAGE FLOAT    COST OF FUNDS    GOVERNMENT BONDS
                         --------------- --------------- ----------------- ------------------
                         (IN $ MILLIONS) (IN $ MILLIONS) (RATIO OF 1 TO 2)
1991....................     (119.6)         1,895.0           6.31%              7.40%
1992....................     (109.0)         2,290.4           4.76%              7.39%
1993....................       30.0          2,624.7      less than zero          6.35%
1994....................      129.0          3,056.6      less than zero          7.88%
1995....................       19.6          3,607.2      less than zero          5.95%

  Underwriting results from the last three years have benefitted from the profitability of the super-cat business (see "CERTAIN RISK FACTORS AND INVESTMENT CONSIDERATIONS").

 Common Stock Investments

  Berkshire's investment portfolio, held principally through insurance subsidiaries, includes marketable equity securities valued at approximately $25.6 billion as of September 30, 1996. Such investments include:

                                                          APPROXIMATE PERCENTAGE
                                                             OF CAPITAL STOCK
                                                          ----------------------
   American Express Company..............................            10%
   The Coca-Cola Company.................................             8%
   The Walt Disney Company...............................         3 1/2%
   Federal Home Loan Mortgage Company....................             9%
   The Gillette Company..................................            11%
   Salomon Inc...........................................            18%*
   The Washington Post Company...........................            16%
   Wells Fargo & Company.................................             8%

--------
* Includes convertible preferred stock with a carrying value of $588 million as of September 30, 1996 not included in the $25.6 billion stated above.

  Much information about these publicly owned companies is available, including that released from time to time by the companies themselves.

  Mr. Buffett and Mr. Munger select marketable equity securities in much the same way as they evaluate a business for acquisition in its entirety. They seek businesses that they can understand, with favorable long-term prospects, operated by honest and competent people, and available at an attractive price. When pro-rata portions of outstanding businesses sell in the securities markets at discounts from the prices they would command in negotiated transactions involving entire companies, bargains in business ownership that are not available through corporate acquisition can be obtained indirectly through minority stock ownership.

  Berkshire is willing to take very large positions in selected companies, not with an intention of taking control, but with the expectation that excellent business results by corporations will translate over the long term into correspondingly excellent market value and dividend results for owners, minority as well as majority. Large positions of the type reflected in the table above may be less liquid than smaller positions, in that such large positions often cannot be sold readily without causing a decline in market value. However, Berkshire is willing to hold such positions for the very long term.

 Non-Insurance Businesses of Berkshire

  Berkshire's non-insurance businesses engage in a variety of manufacturing, publication, retail, and finance activities. Mr. Buffett and Mr. Munger apply the same economic principles in acquiring whole businesses as in acquiring marketable equity securities. They seek businesses they understand, with demonstrated consistent earning power, good returns on equity while employing little or no debt, and management in place. Applying these criteria, Berkshire has accumulated over many years a collection of businesses operated by managers, whom Mr. Buffett and Mr. Munger admire and trust, working with extraordinary autonomy.

  Berkshire's non-insurance businesses accounted for approximately 62% of Berkshire's consolidated revenues and 26% of consolidated net earnings in 1995 and consisted primarily of the following:

                                           PRODUCT OR SERVICE
                                           ------------------
See's Candies  Manufacture and distribution of candy at retail and by catalog solicitation
World Book     Publication and marketing of encyclopedias and other reference materials, principally by the direct sales method

                                                      PRODUCT OR SERVICE
                                                      ------------------
Kirby, Douglas and
 Cleveland Wood
 Divisions of The Scott
 Fetzer Company           Manufacture and sale of home cleaning systems, principally to distributors
Nebraska Furniture Mart
 and R.C. Willey Home
 Furnishings              Retailing of home furnishings
Buffalo News              Publication of a daily and Sunday newspaper
H. H. Brown Shoe Co.,
 Lowell Shoe, Inc. and
 Dexter Shoe Companies    Manufacture, importing and distribution of shoes at wholesale and retail
Fechheimer Bros. Co.      Manufacture and distribution of uniforms at wholesale and retail
Borsheim's and
 Helzberg's Diamond
 Shops                    Retailing of fine jewelry
Scott Fetzer Financial
 Group and other finance
 companies                Consumer and commercial financing and annuities
Campbell Hausfeld and
 other Scott Fetzer
 Manufacturing Group
 companies                Manufacture and sale of diverse industrial and consumer products

                           BUSINESS OF FLIGHTSAFETY

  FlightSafety, a New York corporation, organized in 1951, is engaged in the business of providing high technology training to operators of aircraft and ships. FlightSafety owns and operates the largest civil aviation simulator fleet in the world, consisting of more than 170 simulators and training devices.

  FlightSafety operates primarily in one industry segment, which is training. FlightSafety is also engaged in the design, manufacture and sale of full-motion flight simulators and other training equipment through its Simulation Systems Division and visual displays and systems for flight simulators through its Visual Simulation Systems Division. FlightSafety's Instructional Systems Division develops classroom presentation systems, interactive computer-based software, courseware and manuals primarily for FlightSafety's educational and training activities.

  The Company's training activities include (a) advanced pilot training in the operation of aircraft and air traffic control procedures, (b) air crew training for military and other government personnel, (c) aircraft maintenance technician training, (d) ab-initio (primary) pilot training to qualify individuals for private and commercial pilot licenses and (e) ship handling and related training through the Company's wholly owned subsidiary, MarineSafety International, Inc.

  FlightSafety's training activities are conducted primarily in the United States where 31 of its 35 training centers are located. FlightSafety also maintains two learning centers in Canada, one learning center in Paris, France and one learning and research center in Rotterdam, the Netherlands.

                     DESCRIPTION OF BERKSHIRE COMMON STOCK

  The authorized capital stock of Berkshire consists of 1,500,000 shares of Berkshire Class A Stock, 50,000,000 shares of Berkshire Class B Stock and 1,000,000 shares of preferred stock, no par value per share ("Berkshire Preferred Stock").

  The following summary of certain provisions of the Berkshire Class A Stock, Berkshire Class B Stock and Berkshire Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and Berkshire's Restated Certificate of Incorporation.

  The holders of outstanding shares of Berkshire Class A Stock are entitled to one vote, and the holders of outstanding shares of Berkshire Class B Stock are entitled to one-two-hundredth (1/200th) of a vote, for each share held of record on all matters submitted to a vote of stockholders. Unless otherwise required by the Delaware General Corporation Law (the "DGCL"), the Berkshire Class A Stock and Berkshire Class B Stock vote as a single class with respect to all matters submitted to a vote of stockholders of Berkshire.

  Mr. Buffett owns 39.8% of the Berkshire Class A Stock, and he shares voting and investment power over another 3.1% of such stock, which is owned by his wife, Susan T. Buffett, and 0.4% of such stock, which is owned by trusts of which he is trustee but in which he has no economic interest. Mr. and Mrs. Buffett have entered into a voting agreement with Berkshire providing that, should the voting power of shares held by Mr. and Mrs. Buffett and the trust exceed 49.9% of the total voting power of Berkshire voting securities, they will vote their shares in excess of that percentage proportionally with the votes of the other Berkshire stockholders.

  Each share of Berkshire Class A Stock may be converted into thirty (30) shares of Berkshire Class B Stock at the holder's option at any time. Shares of Berkshire Class B Stock are not convertible into Berkshire Class A Stock or any other security.

  Holders of Berkshire Class A Stock are entitled to receive ratably such dividends as may be declared by the Berkshire Board out of funds legally available therefor. Holders of Berkshire Class B Stock will be entitled to dividends equal to one-thirtieth (1/30th) of the amount per share declared by Berkshire's Board for each share of Berkshire Class A Stock. Dividends with respect to the Berkshire Class B Stock will be paid in the same form and at the same time as dividends with respect to Berkshire Class A Stock, except that, in the event of a stock split or stock dividend, holders of Berkshire Class A Stock will receive shares of Berkshire Class A Stock and holders of Berkshire Class B Stock will receive shares of Berkshire Class B Stock, unless otherwise specifically designated by resolution of the Berkshire Board. Berkshire has not declared a cash dividend since 1967 and has no present intention to pay a dividend on Berkshire Class A Stock or on Berkshire Class B Stock in the future.

  In the event of the liquidation, dissolution or winding-up of Berkshire, holders of Berkshire Class A Stock and Berkshire Class B Stock are entitled to share ratably in all assets remaining after the payment of liabilities, with holders of Berkshire Class B Stock entitled to receive per share one-thirtieth (1/30th) of any amount per share received by holders of Berkshire Class A Stock. Neither holders of Berkshire Class A Stock nor Berkshire Class B Stock shall have preemptive rights to subscribe for additional shares of either class. All shares of Berkshire Class A Stock and Berkshire Class B Stock outstanding upon completion of this offering will be fully paid and nonassessable.

  No shares of Berkshire Preferred Stock are presently outstanding. In the future, Berkshire may issue the Berkshire Preferred Stock in one or more series. The Berkshire Board is authorized to determine, with respect to each series of Berkshire Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effect of any issuance of the Berkshire Preferred Stock upon the rights of holders of the Berkshire Class A Stock and Berkshire Class B Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Berkshire Preferred Stock as determined by the Berkshire Board. Such effects might include dilution of the voting power of the Berkshire Class A Stock and Berkshire Class B Stock, the subordination of the rights of holders of Berkshire Class A Stock and Berkshire Class B Stock to share in Berkshire's assets upon liquidation, and a reduction in the amount otherwise available for payment of dividends on Berkshire Class A Stock and Berkshire Class B Stock.

                    COMPARISON OF THE RIGHTS OF HOLDERS OF

                 BERKSHIRE AND FLIGHTSAFETY COMMON STOCK

  Berkshire and FlightSafety are incorporated under the laws of the States of Delaware and New York, respectively. If the Merger is consummated, certain FlightSafety shareholders will become Berkshire shareholders. As shareholders of a Delaware corporation, the rights of FlightSafety shareholders will differ in certain respects from those of a New York corporation. In addition, as shareholders of Berkshire, their rights will be governed by Berkshire's Restated Certificate of Incorporation, as amended (the "Berkshire Certificate"), and By-laws (the "Berkshire By-laws") rather than FlightSafety's Restated Certificate of Incorporation, as amended (the "FlightSafety Certificate"), and By-laws (the "FlightSafety By-laws").

  Certain differences between the Berkshire Certificate and Berkshire By-laws and the FlightSafety Certificate and FlightSafety By-laws and between certain provisions of the DGCL and the NYBCL affecting shareholders' rights are summarized below. The summaries do not purport to be complete and are qualified in their entirety by reference to the DGCL, Berkshire Certificate, Berkshire By-laws, NYBCL, FlightSafety Certificate and FlightSafety By-laws, as applicable.

AMENDMENT OF GOVERNING DOCUMENTS

  Amendment of Certificates. Under the NYBCL, except for certain specified matters, an amendment or change to the FlightSafety Certificate must be authorized by the FlightSafety Board and a majority of outstanding shares entitled to vote at a meeting of shareholders. In addition, certain specified amendments affecting the rights of holders of a class of securities must be approved by vote of a majority of all outstanding shares of such class entitled to vote, even though they ordinarily would not have voting rights. Under the NYBCL, certain specified amendments to the certificate of incorporation may be made by the board of directors without shareholder approval.

  Under the DGCL, the Berkshire Certificate generally may be amended by the Berkshire Board and the vote of a majority of the outstanding shares entitled to vote. In addition, amendments which make changes relating to the capital stock by increasing or decreasing its par value or aggregate number of authorized shares, or otherwise adversely affecting the rights of a class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights.

  Amendment of By-laws. Under the NYBCL, by-laws may be adopted, amended or repealed by a majority vote of shareholders entitled to vote in the election of directors. When provided by the certificate of incorporation or a by-law adopted by shareholders (as is the case with FlightSafety), a majority of the FlightSafety Board may also adopt, amend or repeal by-laws, except that (i) any action by the FlightSafety Board changing the number of directors requires the vote of a majority of the entire FlightSafety Board and (ii) as provided in the NYBCL, any by-law adopted by the FlightSafety Board without shareholder approval may be amended or repealed by shareholders entitled to vote thereon. The Berkshire By-laws may be amended or repealed by either a majority of directors then in office or of the shares outstanding and entitled to vote.

DIRECTORS

  Number. Under the NYBCL, the board of directors of a widely held corporation must consist of at least three directors; the FlightSafety By-laws provide that the number of directors be determined by the FlightSafety Board but there must be at least three directors. Under the DGCL, the certificate of incorporation or by-laws of a corporation may specify the number of directors; the Berkshire By-laws provide that the number of Berkshire directors will be determined by the Berkshire Board.

  Cumulative Voting. Neither the Berkshire nor the FlightSafety Certificate provides for cumulative voting for directors.

  Removal. Under the Berkshire By-laws, a director may be removed with or without cause by holders of a majority of shares issued and outstanding and entitled to vote in the election of directors.

  The FlightSafety Certificate and FlightSafety By-laws do not provide for removal of directors. Under the NYBCL, directors generally may be removed for cause by a majority of shares entitled to vote; a director may be removed without cause by a shareholder vote only if the certificate of incorporation or by-laws so provide (the FlightSafety Certificate and By-laws do not so provide). Additionally, the NYBCL allows an action to remove a director for cause to be brought by the State Attorney General or holders of 10% of the outstanding shares, whether or not entitled to vote.

  Vacancies. Under the Berkshire By-laws, a vacancy on the Berkshire Board may be filled by a vote of the shareholders at a meeting called for that purpose, or by a majority of directors then in office, even though less than a quorum, or by a sole remaining director. Under the FlightSafety By-laws, a vacancy on the FlightSafety Board may be filled by a majority of directors then in office, even though less than a quorum.

  Quorum; Action. Under the FlightSafety By-laws, one-third of the FlightSafety Board constitutes a quorum and the act of a majority of directors at a meeting where there is a quorum constitutes the act of the FlightSafety Board. A majority of the directors constitute a quorum at a meeting of the Berkshire Board, and the act of the directors where there is a quorum constitutes the act of the Berkshire Board.

ANNUAL AND SPECIAL SHAREHOLDER MEETINGS

  Annual Meetings. The FlightSafety By-laws provide for an annual meeting of shareholders to be held within 120 days after the close of its fiscal year on a date fixed by the President. The Berkshire By-laws provide for an annual meeting to be held generally on the last Monday in April.

  Special Shareholder Meetings. The Berkshire By-laws provide that a special meeting of shareholders may be called at any time by the Chairman of the Board or the Berkshire Board. A special meeting may also be called by Berkshire's Secretary, or in the case of his death, absence, incapacity or refusal, by an assistant secretary or other officer, upon application of a majority of directors or shareholders who hold at least 50% of Berkshire's issued and outstanding capital stock.

  The NYBCL provides that special meetings of shareholders may be called by a corporation's board of directors or by such persons as the certificate of incorporation or by-laws authorize. The FlightSafety By-laws provide that special meetings may be called at any time by the President or any vice president or by the FlightSafety Board. Under the NYBCL, shareholders holding 10% of shares entitled to vote may call a special meeting to elect directors if there is a failure to elect a sufficient number of directors to conduct the business of the corporation and the corporation's board has not called a special meeting for such purpose.

  Notices. Under the Berkshire By-laws, a written notice of each meeting of shareholders stating the place, date and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, must be given not less than 10 nor more than 60 days before the date of such meeting.

  Under the FlightSafety By-laws, written notice must state the place, date and hour of the meeting and, unless it is an annual meeting, state that it is being issued by or at the direction of persons calling the meeting, and state the purposes for which the meeting is called. If at any meeting action is proposed to be taken which would entitle shareholders fulfilling the dissenters' rights requirements of the NYBCL to receive payment for their shares, the notice of such meeting must include a statement to that effect. Under the FlightSafety By-laws and the NYBCL, notice of any shareholder meeting must be given, if personally or by first class mail, not fewer than 10 nor more than 50 days before the date of the meeting.

  Under the Berkshire By-laws and the DGCL, a proxy is valid for three years from its date, unless it provides for a longer period, and is irrevocable if so stated. Under the FlightSafety By-laws and the NYBCL, a proxy is valid for 11 months from its date, unless the proxy provides otherwise, and is revocable unless stated otherwise or is held by certain specified persons, including a purchaser of the shares as to which the proxy was granted.

  Quorum. Under the FlightSafety By-laws, one-third of the shares entitled to vote constitutes a quorum, except that when a specified item of business is required to be voted on by a class or series, the holders of one-third of the shares of such class or series constitute a quorum for such business. Under the Berkshire By-laws, a majority of the shares entitled to vote constitutes a quorum.

  Action. The NYBCL provides that, except for certain specified corporate actions (including a merger or consolidation), whenever any corporate action, other than the election of directors (which is decided by a plurality of votes cast), is to be taken by shareholders, a majority of the votes cast at a meeting of the shareholders is required. Under the Berkshire By-laws, when a quorum is present, a plurality of the votes cast for election of a director will elect such director and a majority of the votes cast upon any other action will authorize such action.

  Shareholder Action Without a Meeting. Under the DGCL, unless otherwise provided by a corporation's certificate of incorporation, any action which to is be taken by shareholders may be taken without a meeting if such action is authorized by written consents signed by shareholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares were present and voting. The Berkshire Certificate does not otherwise provide.

  Under the NYBCL, any required or permitted action taken by shareholders may be taken without a meeting with the written consent of all outstanding shares, unless the certificate of incorporation otherwise provides for a lesser number. The FlightSafety Certificate does not otherwise provide.

MERGERS AND BUSINESS COMBINATIONS; SALES OF ASSETS

  Approval. Under the DGCL, when shareholder approval is required for a merger or consolidation or a sale, lease or exchange of all or substantially all of a corporation's assets, such transaction must be approved by a majority of outstanding shares entitled to vote. Under the NYBCL, whenever shareholder approval is required for a merger or consolidation or sale, lease, exchange or disposition of all or substantially all of a corporation's assets, such transaction must be approved by two-thirds of the outstanding shares entitled to vote.

  Merger Without Shareholder Approval. Under the DGCL, unless required by a corporation's certificate of incorporation (the Berkshire Certificate does not contain such requirement), no vote of shareholders of the surviving corporation in a merger is required (and no dissenters' rights are available to such shareholders) if (i) the agreement of merger does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of such surviving corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after such effective date, (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan, do not exceed 20% of the issuer's common shares outstanding immediately prior to the merger and (iv) certain other requirements are satisfied. The DGCL also provides that a parent corporation which is the record holder of at least 90% of each class of outstanding shares of a subsidiary may merge such subsidiary into such parent without approval of such subsidiary's shareholders or board of directors.

  Under the NYBCL, a New York corporation owning at least 90% of each class of outstanding shares of another New York corporation may merge such other corporation into itself without authorization of the shareholders of any such corporation.

  Business Combinations with Interested Shareholders. Under the DGCL, a "business combination" with an "interested stockholder" (as defined in the DGCL) of a publicly held Delaware corporation is subject to a three-year moratorium unless specified conditions are met. Under the NYBCL, certain types of a "business combination" with an "interested shareholder" (as defined in the NYBCL) of a New York corporation are subject to a five-year moratorium unless specified conditions are met.

DIVIDENDS AND DISTRIBUTIONS

  Under the NYBCL, a corporation may generally pay dividends or make distributions out of surplus and a board of directors is required to make certain disclosures when paying dividends out of any account other than earned surplus.

  The DGCL permits a corporation, unless otherwise provided in its certificate of incorporation (which Berkshire does not), to declare and pay dividends out of surplus or, if it has no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, so long as the amount of capital following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by all issued and outstanding shares of all classes having a preference upon the distribution of assets.

SHAREHOLDER LISTS; INSPECTION RIGHTS

  Right to Examine Shareholder List. Under the DGCL and the Berkshire By-laws, shareholders have a right during regular business hours and for at least ten days prior to any shareholders meeting and during such meeting to examine a list of shareholders of Berkshire for any purpose germane to such meeting. Additionally, under the DGCL, any shareholder, following a written request, also has the right to inspect the corporation's books and records, including the shareholder list, during normal business hours for a proper purpose.

  Under the FlightSafety By-laws, a list of shareholders as of the record date must be produced at any shareholder meeting upon request made at the meeting or prior thereto by a shareholder. Under the NYBCL, a person who has been a shareholder for at least six months preceding his or her demand, or any person holding, or authorized in writing by the holders of, at least 5% of any class of outstanding shares, upon at least five days' prior written demand, has the right to examine, during normal business hours, minutes of shareholder meetings and the record of shareholders unless such inspection is for a purpose which is in the interest of a business other than the corporation's and such shareholder has within five years sold or offered for sale any list of shareholders of any corporation.

DISSENTERS' RIGHTS

  Under the DGCL, a shareholder of a corporation who does not vote in favor of certain mergers or consolidations and demands appraisal of his or her shares, under varying circumstances, may be entitled to dissenters' rights pursuant to which such shareholder may receive cash for the "fair value" of his or her shares (as determined by a Delaware court) in lieu of the consideration otherwise receivable in the transaction. Unless the corporation's certificate of incorporation provides otherwise (Berkshire's does not), such dissenters' rights are not available in certain circumstances, including (a) the sale of all or substantially all of the assets of a corporation, (b) the merger or consolidation by a corporation the shares of which are either listed on a national securities exchange (or designated as a national market security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 holders, if a shareholder receives only shares of the surviving corporation or of any other corporation which are either listed on a national securities exchange (or so designated as stated above) or held of record by more than 2,000 holders, or cash in lieu of fractional shares or any combination of the foregoing or (c) to shareholders of a corporation surviving a merger if no vote of shareholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is to be an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger, and certain other conditions are met.

  Under the NYBCL, holders of shares have the right, in certain circumstances, to dissent from certain mergers, consolidations, sales and other dispositions of assets requiring shareholder approval and share exchanges and to demand payment in cash for their shares equal to the "fair value" of such shares in an action timely brought by the dissenters. For a description of the NYBCL regarding dissenters' rights, see "THE MERGER--Dissenting Shareholders' Rights of Appraisal."

PREEMPTIVE RIGHTS

  Neither Berkshire nor FlightSafety shareholders have preemptive rights with respect to issuances of capital stock.

INDEMNIFICATION; LIMITATION OF LIABILITY

  Delaware and New York both allow indemnification by a corporation of its officers, directors, employees and other agents and permit, with certain exceptions, corporations to provide in their certificates of incorporation (which Berkshire and FlightSafety have done) for elimination of liability of directors to the corporation or its shareholders for monetary damages for breach of such directors' fiduciary duty of care.

  The DGCL authorizes a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party in any civil, criminal, administrative or investigative pending or completed action, suit or proceeding (other than an action by or in the right of a corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding. With respect to actions by or in the right of a corporation, the DGCL authorizes indemnification of such person for expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. To be entitled to indemnification, a person must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful with respect to actions taken by or in the right of the corporation. With respect to actions by or in the right of the corporation, court approval is required for indemnification relating to any claim as to which a person has been adjudged liable to the corporation.

  The DGCL requires indemnification for expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expenses (i.e., payment prior to a determination on the merits) is permitted, but not required, by the DGCL. A director or officer must undertake to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the board (or independent legal counsel or stockholders) must determine, in each instance where indemnification is not required by the DGCL, that such director, officer, employee or agent is entitled to indemnification. The DGCL provides that the statutory indemnification is not exclusive.

  The Berkshire By-laws provide that Berkshire will indemnify to the fullest extent permitted by Delaware law each director and officer made, or threatened to be made, a party to or who is involved in any action (civil, criminal or otherwise) by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of Berkshire or is or was serving at the request of Berkshire as a director or officer of another entity.

  The Berkshire Certificate provides that a director will not have personal liability to Berkshire or any shareholder for monetary damages for breach of fiduciary duty as a director, but such provision does not eliminate or limit the liability of a director (i) for any breach of duty of loyalty to Berkshire or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under certain provisions of the DGCL regarding unlawful dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances, the person is fairly and reasonably entitled to an indemnity for such portion of the settlement amount and expenses as the court deems proper.

  Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders or directors or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. The FlightSafety By-laws provide that FlightSafety will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.

  Under the NYBCL, any person to whom such provisions regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors or (ii) if such quorum is not available if so directed by either (A) the board upon the written opinion of counsel or (B) by shareholders.

  The FlightSafety Certificate provides that directors are not personally liable to FlightSafety or any shareholder for monetary damages for breach of duty as a director, except for liability if a judgment or other final adverse adjudication establishes that the acts or omissions were taken in bad faith or involved intentional misconduct or a knowing violation of law, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated certain provisions of the NYBCL regarding unlawful dividends, stock repurchases, distribution of assets to shareholders after a dissolution or loans.

INTERESTED TRANSACTIONS

  Generally, under the NYBCL and the DGCL, no contract or transaction between a corporation and one or more of its directors or between a corporation and another entity in which one or more of its directors are directors or officers or in which one or more of its directors has a material financial interest is void or voidable because of such relationship or interest, if (i) the material facts of the transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors which authorizes, approves or ratifies the transaction by the vote of a majority of directors who have no direct or indirect interest in the transaction; (ii) the material facts of the transaction and the director's interest are disclosed or known to shareholders entitled to vote and they authorize, approve or ratify the transaction; or (iii) the transaction is fair to the corporation. The FlightSafety and Berkshire By-laws contain provisions to such effect.

                                    EXPERTS

  The financial statement schedules incorporated in this Proxy Statement/Prospectus by reference from Berkshire's Annual Report on Form 10-K for the year ended December 31, 1995 and the restated financial statements incorporated by reference from Berkshire's Current Report on Form 8-K dated July 16, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of GEICO incorporated by reference in Berkshire's Current Report on Form 8-K dated March 27, 1996, which is incorporated in this Proxy Statement/Prospectus by reference, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of FlightSafety as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in FlightSafety's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance on the report of Price Waterhouse LLP, independent auditors, which report is incorporated by reference herein, and on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Berkshire Common Stock offered hereby will be passed upon for Berkshire by Munger, Tolles & Olson, Los Angeles, California, counsel to Berkshire.

          SHAREHOLDER PROPOSALS FOR 1997 FLIGHTSAFETY ANNUAL MEETING

  If the Merger is not consummated, it is currently anticipated, subject to postponement, that the 1997 Annual Meeting of Shareholders of FlightSafety will be held on or about April 30, 1997. If such meeting is held, shareholder proposals intended to be presented at such meeting must be received by FlightSafety not later than November 30, 1996 for inclusion in the proxy materials for such meeting.

                                                                         ANNEX I
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 14, 1996

                                     AMONG

                            BERKSHIRE HATHAWAY INC.

                            NY ACQUISITION SUB INC.

                                      AND

                        FLIGHTSAFETY INTERNATIONAL INC.


--------------------------------------------------------------------------------

                                   Annex I-1

                               TABLE OF CONTENTS

                                                                 Annex Page I-
 ARTICLE 1 THE MERGER.....................................................    5
   1.1     The Merger.....................................................    5
   1.2     Closing........................................................    5
   1.3     Effective Time of the Merger...................................    6
   1.4     Effects of the Merger..........................................    6
   1.5     Certificate of Incorporation; Bylaws...........................    6
   1.6     Directors......................................................    6
   1.7     Officers.......................................................    6
 ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
           CORPORATIONS...................................................    6
   2.1     Effect on Capital Stock........................................    6
           (a)Common Stock of Sub.........................................    6
           (b)Cancellation of Treasury Stock and Parent-Owned Company
           Common Stock...................................................    6
           (c)Conversion of Company Common Stock..........................    6
           (d)Shares of Dissenting Stockholders...........................    7
           (e)Cancellation and Retirement of Company Common Stock.........    7
   2.2     Company Common Stock Elections.................................    7
           Issuance of Stock Consideration and Payment of Cash Election
   2.3     Price..........................................................    8
   2.4     Stock Plans....................................................   10
   2.5     Exchange of Certificates.......................................   11
           (a)Exchange Agent..............................................   11
           (b)Exchange Procedures.........................................   11
           (c)Distributions with Respect to Unexchanged Shares............   11
           (d)No Further Ownership Rights in Company Common Stock.........   12
           (e)No Fractional Shares........................................   12
           (f)Termination of Exchange Fund................................   12
           (g)No Liability................................................   12
           (h)Investment of Exchange Fund.................................   13
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES.................................   13
   3.1     Representations and Warranties of the Company..................   13
           (a)Organization, Standing and Corporate Power..................   13
           (b)Subsidiaries................................................   13
           (c)Capital Structure...........................................   13
           (d)Authority; Noncontravention.................................   14
           (e)SEC Documents; Undisclosed Liabilities......................   15
           (f)Information Supplied........................................   15
           (g)Absence of Certain Changes or Events........................   16
           (h)Litigation; Labor Matters; Compliance with Laws.............   16
           (i)Employee Matters............................................   16
           (j)Tax Returns and Tax Payments................................   17
           (k)State Antitakeover Laws Not Applicable......................   17
           (l)Environmental Matters.......................................   17
           (m)Properties..................................................   18
           (n)Brokers.....................................................   18
           (o)Opinion of Financial Advisor................................   18
           (p)Board Recommendation........................................   18
           (q)Required Company Vote.......................................   18

                                   Annex I-2

                                                                 Annex Page I-
   3.2     Representations and Warranties of Parent.......................   19
           (a)Organization, Standing and Corporate Power..................   19
           (b)Subsidiaries................................................   19
           (c)Capital Structure...........................................   19
           (d)Authority; Noncontravention.................................   19
           (e)SEC Documents; Undisclosed Liabilities......................   20
           (f)Information Supplied........................................   21
           (g)Absence of Certain Changes or Events........................   21
           (h)Interim Operations of Sub...................................   21
           (i)Brokers.....................................................   21
 ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER......   21
   4.1     Conduct of Business of the Company.............................   21
 ARTICLE 5 ADDITIONAL AGREEMENTS..........................................   23
           Preparation of Form S-4 and the Proxy Statement; Stockholder
   5.1     Meetings.......................................................   23
   5.2     Letter of the Company's Accountants............................   24
   5.3     Parent Access to Information...................................   24
   5.4     Best Efforts...................................................   24
   5.5     Employee Benefits..............................................   24
   5.6     Indemnification................................................   25
   5.7     Expenses.......................................................   26
   5.8     Public Announcements...........................................   26
   5.9     Affiliates.....................................................   26
   5.10    Stock Exchange Listing.........................................   26
   5.11    Takeover Statutes..............................................   26
   5.12    No Solicitation................................................   26
   5.13    Certain Agreements.............................................   27
   5.14    Company Access to Information..................................   27
 ARTICLE 6 CONDITIONS PRECEDENT...........................................   28
   6.1     Conditions to Each Party's Obligation To Effect the Merger.....   28
           (a)Company Stockholder Approval................................   28
           (b)NYSE Listing................................................   28
           (c)HSR Act.....................................................   28
           (d)No Injunctions or Restraints................................   28
           (e)Form S-4....................................................   28
   6.2     Conditions to Obligation of Parent and Sub.....................   28
           (a)Representations and Warranties..............................   28
           (b)Performance of Obligations of the Company...................   28
           (c)Tax Opinion.................................................   28
           (d)Consents, etc...............................................   28
           (e)Affiliate Letters...........................................   29
           (f)Continuity of Interest Agreement............................   29
   6.3     Conditions to Obligation of the Company........................   29
           (a)Representations and Warranties..............................   29
           (b)Performance of Obligations of Parent and Sub................   29
           (c)Tax Opinion.................................................   29

                                   Annex I-3

                                                                  Annex Page I-
 ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER...............................   29
   7.1     Termination.....................................................   30
   7.2     Effect of Termination...........................................   30
   7.3     Amendment.......................................................   30
   7.4     Extension; Waiver...............................................   30
 ARTICLE 8 GENERAL PROVISIONS..............................................   30
   8.1     Nonsurvival of Representations and Warranties...................   31
   8.2     Notices.........................................................   31
   8.3     Definitions.....................................................   31
   8.4     Interpretation..................................................   32
   8.5     Counterparts....................................................   32
   8.6     Entire Agreement; No Third-party Beneficiaries..................   32
   8.7     Governing Law...................................................   32
   8.8     Assignment......................................................   32
   8.9     Enforcement.....................................................   32
   8.10    Severability....................................................   32

                                   Annex I-4

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of October 14, 1996, by and among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), NY Acquisition Sub Inc., a New York corporation and a direct wholly owned subsidiary of Parent ("Sub"), and FlightSafety International Inc., a New York corporation formed under the name Flight Safety, Inc. (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, a merger of the Company with and into Sub (the "Merger"), with Sub as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which
(a) the shares of Common Stock, $.10 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.3) of the Company or by Parent, Sub or any other subsidiary of Parent and (ii) Dissenting Shares (as defined in Section 2.1(d)), will be converted into the right to receive, at the elections of the holders of Company Common Stock, subject to the terms hereof, shares of Class A Common Stock, $5.00 par value per share, of Parent ("Class A Stock"), or shares of Class B Common Stock, $.1667 par value per share, of Parent ("Class B Stock," and together with Class A Stock, "Parent Stock"), or cash;

  WHEREAS, the Merger and this Agreement require the vote of two-thirds of the outstanding shares of the Company Common Stock entitled to vote thereon for the approval thereof (the "Company Stockholder Approval"); and

  WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL"), the Company shall be merged with and into Sub at the Effective Time. Upon the Effective Time, the separate existence of the Company shall cease, and Sub shall continue as the surviving corporation (the "Surviving Corporation") having the name FlightSafety International Inc.

  1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Eastern time on the second business day after satisfaction of the conditions set forth in Section 6.1 (or, if not satisfied or waived at that time, as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

                                   Annex I-5

  1.3 Effective Time of the Merger. On the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Department of State of the State of New York, or at such other time as is permissible in accordance with the NYBCL and as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

  1.4 Effects of the Merger. The Merger shall have the effects set forth in the NYBCL.

  1.5 Certificate of Incorporation; Bylaws.

    (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that it shall be amended by virtue of the Merger to change the name of the Surviving Corporation to the name stated in Section 1.1.

    (b) The Bylaws of Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  1.6 Directors. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  1.7 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

                                   ARTICLE 2

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

  2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

    (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of the Surviving Corporation and shall be the issued and outstanding capital stock of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent-Owned Company Common
  Stock. Each share of the Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Stock or other consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Sections 2.3 and 2.5, each issued and outstanding share of Company Common Stock shall be converted into the following (the consideration described in (i), (ii), and (iii) below being the "Merger Consideration" and the consideration described in (ii) and (iii) below being the "Stock Consideration"):

      (i) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Sections 2.2(c), (d) and (e) ("Cash

                                   Annex I-6

    Electing Shares"), the right to receive in cash from Parent an amount equal to $50 (the "Cash Election Price"); or

      (ii) for each share of Company Common Stock with respect to which an election to receive Class A Stock has been effectively made and not revoked pursuant to Sections 2.2(c), (d) and (e) ("Class A Electing Shares"), the right to receive from Parent the portion of a fully paid and nonassessable share of Class A Stock determined by dividing $48.00 by the Average Class A Stock Price (as defined below) and rounding to nine decimal places (the "Class A Exchange Ratio"); or

      (iii) for each such share of Company Common Stock other than Cash Electing Shares and Class A Electing Shares, the right to receive from Parent the portion of a fully paid and nonassessable share of Class B Stock determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30 and rounding to nine decimal places (the "Class B Exchange Ratio").

  The "Average Class A Stock Price" means the average of the high and low trading prices of the Class A Stock on the New York Stock Exchange ("NYSE") Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the Stockholders Meeting (as defined in Section 5.1(b)).

    (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who duly demands appraisal of his shares of Company Common Stock pursuant to Section 623 of the NYBCL and complies with all the provisions of the NYBCL concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.1(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the NYBCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the NYBCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive Class B Stock, without interest, pursuant to
  Section 2.1(c)(iii). The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than shares referred to in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except (subject to Section 2.1(d)) the right to receive the applicable Merger Consideration in accordance with Section 2.1(c) and any cash in lieu of fractional shares of Parent Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.5.

  2.2 Company Common Stock Elections.

    (a) Subject to Sections 2.3 and 2.5(e), each person who, on or prior to the Election Date referred to in (c) below, is a record holder of shares of Company Common Stock (and remains a record holder of such stock until the Effective Time) will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Cash Election" or a "Class A Election," as the case may be) on or prior to such Election Date to receive the Cash Election Price or the Class A Exchange Ratio, on the basis hereinafter set forth.

                                   Annex I-7

    (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.1(d)), Parent shall appoint a bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

    (c) Parent shall prepare and mail a form of election (the "Form of Election") with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined in Section 5.1(b)). The Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Cash Election Price or the Class A Exchange Ratio for any or all shares of Company Common Stock held by such holder. On such Form of Election, such a holder may indicate his election. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive the Cash Election Price or the Class A Exchange Ratio shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the last business day (the "Election Date") prior to the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).

    (d) Any Form of Election may be revoked only by duly executed written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the shares of Company Common Stock to which such Form of Election relates shall be treated as shares as to which no election has been made.

    (e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Election Price or the Class A Exchange Ratio have been properly made or revoked pursuant to this Section
  2.2 with respect to shares of Company Common Stock, and as to the time when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price or the Class A Exchange Ratio was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Cash Electing Shares or Class A Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for shares of Class B Stock pursuant to Section 2.1(c)(iii). The Exchange Agent shall also make all computations contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. Parent and the Company shall make such rules as are consistent with this Section 2.2 and Section 2.3 for the implementation of the elections and computations provided for herein and therein as shall be necessary or desirable fully to effect such elections and computations.

  2.3 Issuance of Stock Consideration and Payment of Cash Election Price. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section 2.1(b) and Dissenting Shares) shall be converted as of the Effective Time into the right to receive the Stock Consideration or the Cash Election Price shall be as set forth in this Section 2.3. All references to "outstanding shares of Company Common Stock" in this Section 2.3 shall mean all shares of Company Common Stock outstanding immediately prior to the Effective Time.

    (a) In the event that, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Class A Stock or Class B Stock, as the case may be, shall have been changed into a

                                   Annex I-8
  different number or class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Merger Consideration shall be appropriately adjusted.

    (b) As is more fully set forth below, the Total Cash Consideration (as defined below) in the Merger pursuant to this Agreement shall not be more than 58 percent of the sum of (i) the Total Cash Consideration, and (ii) the Total Class A Merger Consideration, and (iii) the Total Class B Merger Consideration; such amount is referred to herein as the "Cash Limitation". "Total Class A Merger Consideration" means the product of (i) the Class A Exchange Ratio and (ii) the number of shares of Company Common Stock converted into Class A Stock, after the application, if and to the extent necessary, of Section 2.5(e) and (iii) the average of the high and low trading prices of the Class A Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Class B Merger Consideration" means the product of (i) the Class B Exchange Ratio and (ii) the number of shares of Company Common Stock converted into Class B Stock, after the application, if and to the extent necessary, of Sections 2.3(e) and 2.5(e), and (iii) the average of the high and low trading prices of the Class B Stock on the NYSE Composite Tape on the date on which the Effective Time occurs. "Total Cash Consideration" means the sum (after the application, if and to the extent necessary, of Sections 2.3(e) and 2.5(e)) of (i) cash paid in connection with Cash Elections, (ii) cash paid in lieu of fractional shares, and (iii) cash paid for Dissenting Shares. For this purpose, cash paid for Dissenting Shares shall be computed as if holders of Dissenting Shares had made Cash Elections with respect to all of their Dissenting Shares.

    (c) Each share of Company Common Stock that is a Class A Electing Share shall be converted into the right to receive Class A Stock pursuant to
  Section 2.1(c)(ii) and each share of Company Common Stock that is neither a Class A Electing Share nor a Cash Electing Share (a "Non-Electing Class B Share") shall be converted into the right to receive Class B Stock pursuant to Section 2.1(c)(iii).

    (d) If the Total Cash Consideration is equal to or less than the Cash Limitation, each share of Company Common Stock that is a Cash Electing Share shall be converted into the right to receive the Cash Election Price pursuant to Section 2.1(c)(i).

    (e) If the Total Cash Consideration is more than the Cash Limitation, the number of Cash Electing Shares shall be reduced, and the following shareholders of the Company who have made a Cash Election (a "Cash Electing Shareholder") shall instead receive one or more shares of Class B Stock to the extent and in the order described below until the Total Cash Consideration is equal to or less than the Cash Limitation:

      (i) Each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least one whole share of Class B Stock pursuant to Section 2.1(c)(iii) if such shares are treated as Non-Electing Class B Shares, shall receive such one whole share of Class B Stock for such shares of Company Common Stock, at the Class B Exchange Ratio pursuant to Section 2.1(c)(iii), in lieu of receiving the Cash Election Price for such shares pursuant to Section 2.1(c)(i);

      (ii) If the application of Section 2.3(e)(i) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, then, in addition to the application of Section 2.3(e)(i), each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least two whole shares of Class B Stock pursuant to Section 2.1(c)(iii) if such shares are treated as Non-Electing Class B Shares, shall receive such two whole shares of Class B Stock for such shares of Company Common Stock, at the Class B Exchange Ratio pursuant to Section 2.1(c)(iii), in lieu of receiving the Cash Election Price for such shares pursuant to Section 2.1(c)(i); and

      (iii) If the application of Section 2.3(e)(ii) is not sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, under the principles of Section

                                   Annex I-9

    2.3(e)(i) and (ii), the Cash Electing Shares shall continue to be reduced, and each Cash Electing Shareholder who holds a sufficient number of shares of Company Common Stock covered by a Cash Election to receive as part of the Merger Consideration at least three whole shares and, to the extent necessary, greater than three whole shares, of Class B Stock pursuant to Section 2.1(c)(iii) if such shares are treated as Non-Electing Class B Shares, shall receive such three or more whole shares of Class B Stock for such shares of Company Common Stock, at the Class B Exchange Ratio pursuant to Section 2.1(c)(iii), in lieu of receiving the Cash Election Price for such shares pursuant to Section 2.1(c)(i), until the Total Cash Consideration is equal to or less than the Cash Limitation.

    (f) If the Exchange Agent shall determine that any Cash Election was not effectively made or was revoked, the shares of Company Common Stock covered by such Cash Election shall, for purposes hereof, be deemed to be Non-Electing Class B Shares.

    (g) If, due to the existence of Dissenting Shares, the amount of cash paid in cancellation of Company Stock Options (as defined in Section 2.4(a)), or any other uncertainty in the calculation of the Cash Limitation, it reasonably appears to Parent or Company that the Merger may potentially fail to satisfy continuity of interest requirements under applicable principles relating to reorganizations under Section 368(a) of the Code, the number of Cash Electing Shares shall be reduced, and Cash Electing Shareholders shall instead receive one or more shares of Class B Stock in the order described in Section 2.3(e), to the extent necessary to enable the Merger to satisfy such requirements.

  2.4 Stock Plans. Prior to the mailing of the Proxy Statement, the Board of Directors of Parent and the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

    (a) Adjust the terms of all outstanding employee stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under any of the Company's 1979 Non-Qualified Stock Option Plan, as amended, 1982 Incentive Stock Option Plan, as amended, and 1992 Stock Option Plan (collectively, the "Option Plans"), to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall (except to the extent that Parent and the holder of a Company Stock Option otherwise agree in writing prior to the Effective
  Time): (i) if such Company Stock Option is vested before the Merger and exercisable and has an exercise price of less than $50, and the holder of such Company Stock Option shall have elected by written notice to Parent prior to the date 15 business days prior to the Effective Time to receive the payment contemplated by this clause (i), be cancelled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of $50 over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time; provided, however, that, at the request of any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), any such amount to be paid shall be paid as soon as practicable after the first date payment can be made without liability for such person under Section 16(b) of the Exchange Act; or (ii) with respect to any Company Stock Option not cancelled pursuant to clause (i) above, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Class B Stock equal to the product of (1) the number of shares of Company Common Stock issuable upon exercise of such Option and (2) the Class B Exchange Ratio, provided that any fractional shares of Class B Stock resulting from such multiplication shall be rounded up or down to the nearest whole share, at a price per share equal to (1) the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (2) the Class B Exchange Ratio, provided that such exercise price shall be rounded up or down to the nearest cent.

    (b) Adjust the terms of the Company's 1984 Restricted Stock Compensation Plan, as amended (the "Restricted Stock Plan"), which (or a plan substantially identical thereto) the Surviving Corporation shall

                                  Annex I-10
  adopt, to provide (i) that, at the Effective Time, the Merger Consideration into which each share of Company Common Stock subject at such time to the Restricted Stock Plan is converted shall thereafter be free of the requirement under the Restricted Stock Plan that such shares be held in escrow for the periods set forth therein, and (ii) that, after the Effective Time, no further grants of Company Common Stock or any other interest in the capital stock of the Company shall be made under the Restricted Stock Plan.

    (c) Except as provided herein or as otherwise agreed to in writing by the parties, the Option Plans, the Restricted Stock Plan, the Company's Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan") and the Nonemployee Directors Stock Plan, and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary (collectively, the "Stock Plans") shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option nor any participant in any of the Stock Plans shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation.

  2.5 Exchange of Certificates.

    (a) Exchange Agent. As soon as reasonably practicable as of or after the Effective Time of the Merger, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, the Merger Consideration.

    (b) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent), and (ii) instructions for use in effecting the surrender of the certificates for the Merger Consideration. Upon surrender to the Exchange Agent of such certificate for cancellation, together with such letter of transmittal, the holder of such certificate shall be entitled to a certificate or certificates representing the number of full shares of Parent Stock and the amount of cash, if any, into which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Stock and cash as hereinabove provided. If any certificate for such Parent Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Parent Stock.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Parent Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder

                                  Annex I-11
  pursuant to Section 2.5(e) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

    (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Stock issued and cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

    (e) No Fractional Shares.

      (i) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent; and

      (ii) Notwithstanding any other provision of this Agreement, (A) each holder of shares of Company Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Class A Stock (after taking into account all Class A Electing Shares delivered by such holder or, as to a holder of record who holds shares of Company Common Stock as nominee or in a similar representative capacity, after taking into account all Class A Electing Shares delivered by such a representative holder on behalf of a particular beneficial owner) shall receive, in lieu thereof, the number of shares of Class B Stock determined by dividing (x) the product of such fraction and the Average Class A Stock Price by (y) the quotient of the Average Class A Stock Price divided by 30, and (B) after application of Section 2.5(e)(ii)(A), each holder of shares of Company Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of Class B Stock (after taking into account all shares of Company Common Stock delivered by such holder, or by such a representative holder on behalf of a particular beneficial owner, other than Class A Electing Shares and Cash Electing Shares) shall receive, in lieu thereof, a cash payment (without interest) equal to the product of (x) such fraction and (y) the quotient of the Average Class A Stock Price divided by 30.

    (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for nine months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for cash, Parent Stock, any cash in lieu of fractional shares of Parent Stock and any dividends or distributions with respect to Parent Stock to which such holders may be entitled.

    (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such

                                  Annex I-12
  earlier date on which any cash, shares of Parent Stock, any cash in lieu of fractional shares of Parent Stock or any dividends or distributions with respect to Parent Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), any such shares, cash dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

  3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

    (a) Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 3.1(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 8.3) with respect to the Company. Attached as Section 3.1(a) of the disclosure schedule ("Disclosure Schedule") delivered to Parent by the Company at the time of execution of this Agreement are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company. The Company has delivered to Parent complete and correct copies of the certificate or articles of incorporation (or other organizational documents) and bylaws of each of its Subsidiaries, in each case as amended to the date of this Agreement.

    (b) Subsidiaries. The only direct or indirect subsidiaries of the Company (other than subsidiaries of the Company that would not constitute in the aggregate a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")) (the "Subsidiaries") and other ownership interests held by the Company in any other person are those listed in Section 3.1(b) of the Disclosure Schedule. Except as set forth in Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each such Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

    (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. Subject to any Permitted Changes (as defined in Section 4.1(b)) following the date of this Agreement, there are (i) 30,174,081 shares of Company Common Stock issued and outstanding, (ii) 118,000 shares of Company Common Stock held in the treasury of the Company or held by any subsidiary of the Company; (iii) 791,580 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Option Plans; (iv) 545,358 shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options,

                                  Annex I-13

  (v) 99,510 shares of Company Common Stock issued and outstanding (and included in the number stated in clause (i) above) subject to restrictions under the Restricted Stock Plan, and (vi) an aggregate of 400 shares of Company Common Stock issuable under the Nonemployee Directors Stock Plan. As of September 30, 1996, there were $582,000 withheld from the Company's employees' salaries to purchase shares of Company Common Stock pursuant to and issuable under the Stock Purchase Plan. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company Stock Options, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company or any of its subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

    (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under,
  (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
  (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local government or any court, administrative agency or

                                  Annex I-14
  commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (y) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Department of State of the State of New York, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.1(d) of the Disclosure Schedule.

    (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994, (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 1995, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 1995 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 1995 (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a material adverse effect with respect to the Company.

    (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

                                  Annex I-15

    (g) Absence of Certain Changes or Events. Except as disclosed in the Recent SEC Documents or in Section 3.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in such Recent SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without the prior consent of Parent; or (iv) any condition, event or occurrence which would prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

    (h) Litigation; Labor Matters; Compliance with Laws.

      (i) Except as disclosed in the Recent SEC Documents, there is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

      (ii) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

      (iii) The conduct of the business of each of the Company and each of its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect with respect to the Company.

    (i) Employee Matters. The Company has delivered or made available to Parent full and complete copies or descriptions of each material employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Each of the Company Benefit Plans is in material compliance with all applicable laws including ERISA and the Code. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent SEC Reports in accordance with generally accepted accounting principles applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under

                                  Annex I-16

  Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to the Company Benefit Plans that would have a material adverse effect on the Company and that is not reflected on such balance sheet. No Company Benefit Plan (other than any Company Benefit Plan that is a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA) is subject to Title IV of ERISA. There are no pending, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a "single employer" within the meaning of
  Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (j) Tax Returns and Tax Payments. The Company and each of its subsidiaries has timely filed (or, as to subsidiaries, the Company has filed on its behalf) all Tax Returns (as defined below) required to be filed by it, has paid (or, as to subsidiaries, the Company has paid on its behalf) all Taxes (as defined below) shown thereon to be due and has provided (or, as to subsidiaries, the Company has made provision on its behalf of) adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as set forth in Section 3.1(j) of the Disclosure Schedule: (i) no material claim for unpaid Taxes has been asserted by a Tax authority or has become a lien (except for liens not yet due and payable) against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority, and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect. Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes except such a group consisting only of the Company and its subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

    (k) State Antitakeover Laws Not Applicable. No state takeover statute or similar statute or regulation of the State of New York (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement or the transactions contemplated hereby and no provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its subsidiaries or the terms of any rights plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company or of Parent or any of its subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

    (l) Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which liability or obligation would have or would reasonably be expected to have

                                  Annex I-17
  a material adverse effect on the Company or any of its subsidiaries. To the knowledge of the Company or any of its subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries. To the knowledge of the Company, during or prior to the period of (i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any property, or (iii) its or any of its subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries.

    (m) Properties. Except as disclosed in the Recent SEC Documents, each of the Company and its subsidiaries (i) has good, clear and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Recent SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

    (n) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Lewis Githens & Ahn, Inc., the fees and expenses of each of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (o) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent.

    (p) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

    (q) Required Company Vote. The Company Stockholder Approval, being the affirmative vote of two-thirds of the outstanding shares of the Company Common Stock voting separately as a class, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

                                  Annex I-18

  3.2 Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

    (a) Organization, Standing and Corporate Power. Each of Parent, Sub and the other Parent Subsidiaries (as defined in Section 3.2(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and the other Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent. Parent has delivered to the Company complete and correct copies of its Restated Certificate of Incorporation and Bylaws and the certificate of incorporation (or other organizational documents) and bylaws of Sub, in each case as amended to the date hereof.

    (b) Subsidiaries. The only direct or indirect subsidiaries of Parent (other than such subsidiaries that would not constitute in the aggregate a Significant Subsidiary) are listed in Section 3.2(b) of the disclosure schedule (the "Parent Disclosure Schedule") delivered to the Company by Parent at the time of execution of this Agreement (together with Sub, the "Parent Subsidiaries"). All the outstanding shares of capital stock of each such Parent Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.2(b) of the Parent Disclosure Schedule, are owned (of record and beneficially) by Parent, by another Parent Subsidiary (wholly owned) or by Parent and another such Parent Subsidiary (wholly owned), free and clear of all Liens.

    (c) Capital Structure. The authorized capital stock of Parent consists of 1,500,000 shares of Class A Stock, 50,000,000 shares of Class B Stock, and 1,000,000 shares of preferred stock, no par value per share ("Parent Preferred Stock"). Subject to such changes as may occur after September 30, 1996, and subject in the case of clauses (i) and (iii) to adjustment as a result of conversions of Class A Stock into Class B Stock, there were, as of September 30, 1996: (i) 1,189,074 shares of Class A Stock, 650,640 shares of Class B Stock, and no shares of Parent Preferred Stock issued and outstanding; (ii) 187,796 shares of Class A Stock held by Parent in its treasury; and (iii) 35,672,220 shares of Class B Stock reserved for issuance upon conversion of Class A Stock. Except as set forth above, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Parent Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of Parent Stock issued pursuant to this Agreement will, when so issued, be registered under the Securities Act for such issuance and registered under the Exchange Act, be registered or exempt from registration under any applicable state securities laws, and be listed on the NYSE, subject to official notice of issuance. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above or as contemplated by Section 2.4, there are no outstanding securities, options, warrants, calls, or rights obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, or right. The authorized capital stock of Sub consists of 100 shares of common stock, $.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent, free and clear of any Lien.

    (d) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate

                                  Annex I-19
  action on the part of Parent and Sub. No vote or consent of the stockholders of Parent or Sub, which has not been obtained, is required under applicable law or rule of the NYSE to approve the Merger, this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Form S-4 and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

    (e) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 1995, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of Parent and its subsidiaries as of December 31, 1995 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this

                                  Annex I-20

  Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 1995 (the "Recent Parent SEC
  Documents"), or (v) as would not, individually or in the aggregate, have a material adverse effect with respect to Parent.

    (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
  (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
  (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

    (g) Absence of Certain Changes or Events. Except as disclosed in the Recent Parent SEC Documents, since the date of the most recent financial statements included in the Recent Parent SEC Documents, Parent has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

    (h) Interim Operations of Sub. Sub was formed on October 11, 1996 solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    (i) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Brothers Inc, the fees and expenses of which will be paid by Parent, and a certain Parent shareholder, is entitled to or may be paid any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE 4

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

  4.1 Conduct of Business of the Company. From the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of the Parent:

                                  Annex I-21

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and the declaration and payment by the Company of regular quarterly cash dividends in an amount not in excess of $.16 per share of Company Common Stock, with usual record and payment dates for such dividends in accordance with the Company's past dividend practices, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (iii), for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder or tax liability arising in connection therewith, upon exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms;

    (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of Company Common Stock (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, such issuance, together with the acquisitions of shares of Company Common Stock permitted under clause (a) above, being referred to herein as "Permitted Changes");

    (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

    (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except sales of inventory and equipment in the ordinary course of business consistent with past practice;

    (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

    (g) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

    (h) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in,

                                  Annex I-22
  or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of the Company included in the Recent SEC Documents, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

    (i) adopt or amend in any material respect (except as may be required by law or by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under such policies as in effect on the date of this Agreement;

    (j) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

    (k) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article 6 not being satisfied;

    (l) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; and

    (m) authorize any of, or commit or agree to take any of, the foregoing actions.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

  5.1 Preparation of Form S-4 and the Proxy Statement; Stockholder Meetings.

    (a) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts as promptly as practicable to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably requested in connection with any such action.

    (b) The Company will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.1(p). Such recommendation, together with a copy of the opinion referred to in Section

                                  Annex I-23

  3.1(o), shall be included in the Proxy Statement. The Company will use reasonable efforts to hold such meeting as soon as practicable after the date hereof.

    (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

  5.2 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of Price Waterhouse LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  5.3 Parent Access to Information.

    (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records and, during such period, shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
  (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the Company herein or the conditions to the obligations of the parties hereto.

    (b) The Company shall report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole.

  5.4 Best Efforts. Each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, Sub and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the transactions contemplated by this Agreement and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

  5.5 Employee Benefits.

    (a) Parent and the Company agree that the Company Benefit Plans shall, to the extent practicable and except as otherwise provided in Section 2.4 hereof, remain in effect without amendment until the Effective Time and that thereafter the Surviving Corporation will maintain, subject to such changes and modifications as may be necessary or desirable to facilitate compliance by Parent and its subsidiaries (including the Surviving Corporation) with applicable statutory and regulatory requirements, for a period of at least three years after the Effective Time, the Company Benefit Plans (other than the Stock Plans).

    (b) Parent will, and will cause the Surviving Corporation to, honor without modification for a period of at least three years after the Effective Time all employee severance plans (or policies) and employment and severance agreements of the Company or any of its subsidiaries in existence on the date hereof as such plans, policies and agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time.

                                  Annex I-24

    (c) Parent and Company will use their best efforts to agree on compensation plans for the officers and employees of the Company after the Effective Time to provide them incentive compensation that in the aggregate is reasonably comparable (without giving effect to any payments to them resulting from the Merger) to that historically provided by the Stock Plans, except that neither Parent nor the Surviving Corporation shall be required to issue any shares of its equity securities in connection with such compensation plans.

  5.6 Indemnification.

    (a) The Company shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of the Company and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the NYBCL to indemnify its own directors, officers and employees, and in the case of Parent, such indemnification shall not be limited by the NYBCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that (A) their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled; and the Company, Parent and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, in the case of the Company and the Surviving Corporation only to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 723(c) of the NYBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time), (ii) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
  Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, Parent or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation (but not Parent)) the undertaking contemplated by Section 723(c) of the NYBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable

                                  Annex I-25
  standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (b) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

  5.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses in connection with printing and mailing the Proxy Statement and the Form S-4, as well as all SEC filing fees relating to the transactions contemplated herein, shall be shared equally between Parent and the Company.

  5.8 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

  5.9 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

  5.10 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Stock to be issued in the Merger and under the Stock Plans to be approved for listing on the New York Stock Exchange, subject to notice of issuance, prior to the Closing Date.

  5.11 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

  5.12 No Solicitation. Neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries (other than in the ordinary course of business) or of over 20% of any class of equity securities of the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with

                                  Annex I-26
respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company from (i) furnishing information concerning the Company and its businesses, properties or assets pursuant to an appropriate confidentiality agreement substantially similar to the Confidentiality Agreement dated October 4, 1996 between the Company and Parent to a third party who has made an unsolicited Transaction Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited Transaction Proposal, (iii) following receipt of an unsolicited Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, and/or
(iv) following receipt of an unsolicited Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.1(p), but in each case referred to in the foregoing clauses (i) through (iv) only if and to the extent that the Board of Directors of the Company shall have concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the Board of Directors of the Company in the exercise of its fiduciary duties to the stockholders of the Company; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after giving at least one business day's advance notice to Parent with respect to the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent in writing of the material terms of such proposal and the identity of the person (or group) making it. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section by any director or executive officer of the Company or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant, or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section by the Company.

  5.13 Certain Agreements. Neither the Company nor any subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent.

  5.14 Company Access to Information.

    (a) The Parent shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to the Company and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its books, personnel and records and, during such period, shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, financial condition and operations as the Company may from time to time reasonably request; provided, however, that the foregoing shall not create any obligation to disclose to any person any nonpublic information respecting securities holdings of Parent or any of its subsidiaries. No investigation pursuant to this Section 5.14 shall affect any representations or warranties of the Parent herein or the conditions to the obligations of the parties hereto.

    (b) Parent shall promptly advise the Company orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Parent and its Subsidiaries taken as a whole.

                                  Annex I-27

                                   ARTICLE 6

                             CONDITIONS PRECEDENT

  6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

    (b) NYSE Listing. The shares of Parent Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to notice of issuance.

    (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

    (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of the Parent Stock shall have been complied with.

  6.2 Conditions to Obligation of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (c) Tax Opinion. Parent shall have received the opinion of Munger, Tolles & Olson, counsel to Parent, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent, and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    (d) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company

                                  Annex I-28
  or the failure of which to have been received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially dilute the aggregate benefits to Parent of the Merger.

    (e) Affiliate Letters. Parent shall have received the agreements referred to in Section 5.9.

    (f) Continuity of Interest Agreement. Mr. Albert L. Ueltschi shall have executed and delivered, and shall have used his best efforts to cause the specified members of his family to have executed and delivered, a Continuity of Interest Agreement in substantially the form attached as Exhibit B hereto.

  6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subjected to the following conditions:

    (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

    (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Parent or adversely affect the ability of Parent to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

    (c) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

                                  Annex I-29

    (d) by Parent, if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

    (e) by Parent, (1) if the Company shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger, (ii) failed as soon as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (iii) recommended any Transaction Proposal from a person other than Parent or (iv) resolved to do any of the foregoing, or (2) if (i) the Company shall have exercised a right specified in the first proviso to Section 5.12 with respect to any Transaction Proposal and shall, directly or through agents or representatives, continue discussions with any third party concerning such Transaction Proposal for more than 10 business days after the date of receipt of such Transaction Proposal; or (ii) (A) a Transaction Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) the Company shall not have rejected such proposal within 10 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; or

    (f) by the Company, if the Company exercises, pursuant to Section 5.12, the right specified in clause (iv) of the first proviso to Section 5.12; or

    (g) by Parent, if the Company fails to perform any of its material obligations under this Agreement; or

    (h) by the Company, if Parent or Sub fails to perform any of their respective material obligations under this Agreement.

  7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than pursuant to the provisions of Section 5.7 and this Section 7.2. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

  7.3 Amendment. This Agreement may be amended by the parties at any time before or after required approval of the Merger by the stockholders of the Company; provided, however, that after such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE 8

                              GENERAL PROVISIONS

  8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This

                                  Annex I-30

Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to:

       Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131
       Attention: Chairman of the Board

       with a copy to:

       Munger, Tolles & Olson 355 South Grand Avenue, 35th Floor Los Angeles, California 90071-1560 Attention: R. Gregory Morgan

  (b) if to the Company, to:

       FlightSafety International Inc. Marina Air Terminal LaGuardia Airport Flushing, New York 11371 Attention: Chairman of the Board

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom 919 Third Avenue New York, New York 10022 Attention: Peter P. Mullen

  8.3 Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole; provided, however, that, (i) a decline in general economic conditions affecting the Company or Parent shall not be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to either such party or its subsidiaries; and (ii) for purposes of Sections 3.2(g) and 6.3(a), in no event shall changes in the market prices of portfolio securities owned by Parent or its subsidiaries be deemed to be a "material adverse change" or to have a "material adverse effect" with respect to Parent or its subsidiaries;

    (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                                  Annex I-31

    (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person.

  8.4 Interpretation. A reference made in this Agreement to a Section, Exhibit or Schedule, shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  8.6 Entire Agreement; No Third-party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement dated October 4, 1996 between Parent and the Company. Except as provided in
Section 5.6(b), this Agreement is not intended to confer upon any person other than the parties any rights or remedies.

  8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.

  8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

                                  Annex I-32

  IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Berkshire Hathaway Inc.

                                          By: /s/ Warren E. Buffett
                                              ----------------------------------
                                          Its: Chairman of the Board
                                               ---------------------------------

                                          NY Acquisition Sub Inc.

                                          By: /s/ Warren E. Buffett
                                              ----------------------------------
                                          Its: Chairman of the Board
                                               ---------------------------------


                                          FlightSafety International Inc.

                                          By: /s/ Albert L. Ueltschi
                                              ----------------------------------
                                          Its: President and Chairman of the
                                               Board
                                               ---------------------------------

                                   Annex I-33

      [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

                                                                        ANNEX II

                                       October 14, 1996

FlightSafety International, Inc.
Marine Air Terminal, La Guardia Airport
Flushing, New York 11371

Attention: Special Committee of the
Board of Directors

Dear Members of the Special Committee:

  FlightSafety International, Inc. (the "Company"), Berkshire Hathaway Inc. ("Parent") and NY Acquisition Sub Inc., a wholly-owned subsidiary of Parent ("Acquisition Sub"), propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which the Company will be merged with and into Acquisition Sub (the "Merger"). Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $.10 per share, of the Company (the "Shares") (other than Shares held by the Company, Parent, Acquisition Sub or any of their respective subsidiaries, all of which Shares shall be canceled and retired, and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration provisions, either: (i) $50.00 in cash (the "Cash Consideration"),
(ii) the portion of a share of Class A common stock, par value $5.00 per share, of Parent (the "Parent Class A Stock") determined by dividing $48.00 by the Average Class A Stock Price (as hereinafter defined), or (iii) the portion of a share of Class B common stock, par value $.1667 per share, of Parent (the "Parent Class B Stock", and collectively with the Parent Class A Stock, the "Parent Stock") determined by dividing $48.00 by the quotient of the Average Class A Stock Price divided by 30, where the term "Average Class A Stock Price" means the average of the high and low trading prices of the Parent Class A Stock on the New York Stock Exchange Composite Tape for each of the five consecutive trading days ending on the trading day which is the last business day prior to the date on which the meeting of the shareholders of the Company is to be held to consider the Merger. For purposes of our opinion, the term "Consideration" means the aggregate amount of the Cash Consideration and the Parent Stock to be received by the holders of the Shares in the Merger as set forth in clauses (i), (ii) and (iii) in the immediately preceding sentence. The terms and conditions of the Merger, including the terms limiting the aggregate amount of the Cash Consideration and the cash to be paid in respect of fractional shares and Dissenting Shares, are more fully set forth in the Merger Agreement.

  You have asked us whether, in our opinion, the proposed Consideration to be received by the holders of the Shares (other than Parent and its affiliates) in the Merger is fair to such holders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  1. Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;

  2. Reviewed Parent's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Parent's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;

                                   Annex II-1

  3. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by the Company;

  4. Conducted discussions with members of senior management of the Company and Parent concerning their respective businesses and prospects;

  5. Reviewed the historical market prices and trading activity for the Shares and compared it with that of certain publicly traded companies which we deemed to be similar to the Company;

  6. Reviewed the historical market prices and trading activity for the Parent Class A Stock and the Parent Class B Stock;

  7. Compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

  8. Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

  9.  Reviewed a draft of the Merger Agreement dated October 13, 1996; and

  10. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of general economic, market and monetary conditions.

  We have neither received nor reviewed any financial projections prepared by Parent pertaining to the future prospects of Parent.

  We understand that shareholders who own in the aggregate approximately 32% of the outstanding Shares have indicated their intention to elect to receive the Parent Stock in the Merger.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Parent, and we have not independently verified such information or undertaken an independent appraisal or evaluation of the assets or liabilities of the Company or Parent. With respect to the financial forecasts furnished to us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the Merger will be free of Federal tax to the Company, Parent and the holders of Shares (other than in respect of the Cash Consideration and any cash paid in lieu of fractional shares). Our opinion is based upon general economic, market, monetary and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to what the value of the Parent Class A Stock or the Parent Class B Stock actually will be when issued to the holders of the Shares upon consummation of the Merger.

  In connection with the preparation of this opinion, we have not been authorized by the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

  This opinion is addressed to the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to any shareholders as to how such shareholders should vote on the proposed Merger. We also express no opinion and make no recommendation as to whether the holders of the Shares should elect to receive the Cash Consideration, the Parent Class A Stock or the Parent Class B Stock.

  We have acted as financial advisor to the Company in connection with this opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have, in the past, provided certain financial advisory and financing services to certain companies in which Parent has made investments and have received fees for the rendering of such services. In the ordinary course of our business, we may actively trade the Shares, the Parent Class A Stock and the Parent Class B Stock for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed Consideration to be received by the holders of the Shares (other than Parent and its affiliates) in the Merger is fair to such holders from a financial point of view.

                                         Very truly yours,

                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                  Annex II-2

                                                                      ANNEX III

                       NEW YORK BUSINESS CORPORATION LAW
                                  SECTION 623

                   PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT
                         TO RECEIVE PAYMENT FOR SHARES

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair

                                  Annex III-1
value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:


                                  Annex III-2

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion,

                                  Annex III-3
  apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                                  Annex III-4

                                  DETACH HERE

P                      FLIGHTSAFETY INTERNATIONAL, INC.
R            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
O                       SPECIAL MEETING OF SHAREHOLDERS
X                            ON DECEMBER 23, 1996
Y

     The undersigned shareholder of FlightSafety International, Inc. ("FlightSafety") hereby appoints A.L. Ueltschi and Peter P. Mullen, and each of them individually, with full power of substitution, the proxy of the undersigned, to vote all shares of Common Stock, par value $.10 per share, of FlightSafety which the undersigned is entitled, in any capacity, to vote at the Special Meeting of shareholders to be held on December 23, 1996 and any and all adjournments or postponements thereof (the "Special Meeting"), with all powers the undersigned would possess if personally present, as follows on the reverse side, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly come before the Special Meeting.

     THE BOARD OF DIRECTORS OF FLIGHTSAFETY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
                                                                    -----------
                                                                    SEE REVERSE
          (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)       SIDE
                                                                    -----------

                                  DETACH HERE

    Please mark
[X] votes as in
    this example.

    This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the proxy and at the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

    1.  To approve and adopt the Agreement and      FOR    AGAINST   ABSTAIN
        Plan of Merger, dated as of October 14,     [ ]      [ ]       [ ]
        1996 (the "Merger Agreement"), by and
        among FlightSafety, Berkshire Hathaway
        Inc., a Delaware corporation ("Berkshire"), and NY Acquisition Sub Inc., a New York corporation and wholly owned subsidiary of Berkshire ("Merger Sub"), and to approve the transactions contemplated thereby, including the merger of FlightSafety with and into Merger Sub.

                                                   MARK HERE
                                                  FOR ADDRESS
                                                   CHANGE AND  [_]
                                                  NOTE AT LEFT

                   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT/PROSPECTUS DATED November __, 1996, RELATING TO THE SPECIAL MEETING.

                   PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE whether or not you expect to attend the Special Meeting. You may nevertheless vote in person if you do attend.

                   Note: Please sign this proxy exactly as name appears hereon. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

Signature: _____________ Date: ______ Signature: _______________ Date: ______